UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Analog Devices, Inc.

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January 26, 2018

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at 9:00 a.m. local time on Wednesday, March 14, 2018, at our offices located at 125 Summer Street, Boston, Massachusetts 02110.

At the Annual Meeting you are being asked to elect nine members of our Board of Directors, each to serve for a term expiring at the next annual meeting of shareholders; to vote on a non-binding advisory proposal on the compensation of our named executive officers; and to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the 2018 fiscal year.

Your Board of Directors recommends that you vote FOR the election of each of the directors named in the proxy statement, FOR the approval, on an advisory basis, of the compensation of our named executive officers, and FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the 2018 fiscal year.

Please carefully review the attached proxy materials and take the time to cast your vote.

Yours sincerely,

Ray Stata Chairman of the Board of Directors	Vincent Roche President and Chief Executive Officer

ANALOG DEVICES, INC.

ONE TECHNOLOGY WAY

NORWOOD, MASSACHUSETTS 02062-9106

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

To Be Held On March 14, 2018

To our Shareholders:

The 2018 Annual Meeting of Shareholders of Analog Devices, Inc. will be held at our offices at 125 Summer Street, Boston, Massachusetts 02110, on Wednesday, March 14, 2018 at 9:00 a.m. local time. At the meeting, shareholders will consider and vote on the following matters:

1.	To elect the nine director nominees named in this proxy statement to our Board of Directors, each to serve for a term expiring at the next annual meeting of shareholders;

2.	To approve, by non-binding “say on pay” vote, the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in this proxy statement; and

3.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending November 3, 2018.

The shareholders will also act on any other business that may properly come before the meeting.

We are providing access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. As a result, we are mailing to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this proxy statement and our Annual Report for the fiscal year ended October 28, 2017 (the “2017 Annual Report”). We are mailing the Notice on or about January 26, 2018, and it contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how each of our shareholders can receive a paper copy of our proxy materials, including this proxy statement, our 2017 Annual Report, and a form of proxy card or voting instruction card. All shareholders who do not receive the Notice, including shareholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically. We have chosen to employ this distribution process to conserve natural resources and reduce the costs of printing and distributing our proxy materials.

Shareholders of record at the close of business on January 8, 2018 are entitled to vote at the meeting. Your vote is important no matter how many shares you own. Whether you expect to attend the meeting or not, please vote your shares by using the Internet as described in the instructions included on your Notice, by calling the toll-free telephone number, or, if you received a paper copy of the proxy materials, by completing, signing, dating and returning your proxy card or voting instruction form. Your prompt response is necessary to ensure that your shares are represented at the meeting. You can change your vote and revoke your proxy at any time before the polls close at the meeting by following the procedures described in the accompanying proxy statement.

All shareholders are cordially invited to attend the meeting.

By order of the Board of Directors,

MARGARET K. SEIF

Secretary

Norwood, Massachusetts

January 26, 2018

i

This Proxy Statement contains forward-looking statements regarding future events and our future results that are subject to the safe harbor created under the Private Securities Litigation Reform Act of 1995 and other safe harbors under the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “may,” “could” and “will,” and variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections regarding our future financial performance; expected benefits and synergies of the acquisition of Linear Technology Corporation, including expected growth rates of the combined companies and expected product offerings, product development, marketing position and technical advances resulting from the transaction; our future market position and expected competitive changes in the marketplace for our products; our ability to successfully integrate acquired businesses and technologies; and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict, including those identified in Part I, Item 1A. “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. We undertake no obligation to revise or update any forward-looking statements, including to reflect events or circumstances occurring after the date of the filing of this report, except to the extent required by law.

ii

ANALOG DEVICES, INC.

ONE TECHNOLOGY WAY

NORWOOD, MASSACHUSETTS 02062-9106

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

March 14, 2018

This proxy statement contains information about the 2018 Annual Meeting of Shareholders, or Annual Meeting, of Analog Devices, Inc. The Annual Meeting will be held on Wednesday, March 14, 2018, at 9:00 a.m. local time, at our offices at 125 Summer Street, Boston, Massachusetts 02110. You may obtain directions to the location of the Annual Meeting by visiting our website at www.analog.com or by contacting our Investor Relations Department at Analog Devices, Inc., One Technology Way, Norwood, Massachusetts 02062; telephone: 781-461-3282.

We are furnishing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors of Analog Devices, Inc. (which we also refer to as Analog Devices, ADI, or the Company) for use at the Annual Meeting and at any adjournment, postponement, continuation or rescheduling of the meeting. All proxies will be voted in accordance with the instructions they contain. If you do not specify your voting instructions on the proxy that you submit for the Annual Meeting, it will be voted in accordance with the recommendation of the Board of Directors. You may revoke your proxy at any time before it is exercised at the Annual Meeting by giving our Secretary written notice to that effect.

We are providing access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. As a result, we are mailing to our shareholders a Notice of Internet Availability of Proxy Materials, or Notice, on or about January 26, 2018, and it contains instructions on how to access this proxy statement and our Annual Report for the fiscal year ended October 28, 2017, or our 2017 Annual Report, over the Internet. The Notice also contains instructions on how each of our shareholders can receive a paper copy of our proxy materials, including this proxy statement, our 2017 Annual Report, and a form of proxy card or voting instruction card. All shareholders who do not receive the Notice, including shareholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically.

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Shareholders to be Held on March 14, 2018:

This proxy statement and the 2017 Annual Report to Shareholders are available for viewing, printing and downloading at www.analog.com/AnnualMeeting.

PROXY STATEMENT HIGHLIGHTS

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information that you should consider and you should read the entire proxy statement before voting. For more information on the 2017 financial and operating performance of the Company, please review the Company’s Annual Report on Form 10-K for the year ended October 28, 2017 that was filed with the U.S. Securities and Exchange Commission on November 22, 2017.

2018 Annual Meeting of Shareholders

Date:	March 14, 2018
Time:	9:00 a.m. local time
Place:	Analog Devices’ Offices 125 Summer Street Boston, Massachusetts 02110
Record Date:	January 8, 2018

VOTING MATTERS AND BOARD RECOMMENDATIONS

Agenda Item	Board Vote Recommendation	Page Reference For More Information
Proposal 1: Election of Nine Directors	FOR each director nominee	18
Proposal 2: Advisory Approval of the Compensation of the Company’s Named Executive Officers	FOR	35
Proposal 3: Ratification of the Selection of Ernst & Young LLP as Independent Registered Public Accounting Firm for the Company’s Fiscal Year Ending November 3, 2018	FOR	74

COMPANY STRATEGY AND FISCAL 2017 BUSINESS HIGHLIGHTS

We are a leading global high-performance analog technology company dedicated to solving the toughest engineering challenges. We enable our customers to interpret the world around us by intelligently bridging the physical and digital with unmatched technologies that sense, measure, power, connect and interpret. Our strategy is to focus on challenges that our customers have in applications that matter the most, helping them to grow and adapt their offerings in complex and evolving markets. Our focus is largely on the business-to-business (B2B) markets of industrial, automotive and communications and their applications, as well as a few selected consumer applications, with the goal of driving sustainable and profitable growth for Analog Devices over the long-term. Our superior innovation and the acquisition of Linear Technology Corporation, which we refer to as Linear Technology, this past year broadened our technology base, which will help us deliver more value to our customers and position us for long-term profitable growth.

Our fiscal year ended October 28, 2017, or fiscal 2017, was a year of strong execution for Analog Devices. Our senior leadership team continued to focus on our business philosophy, which centers on the achievement of superior financial performance; superior innovation; and diversity of products, applications and customers. The following fiscal 2017 financial, strategic and operational accomplishments reinforce our commitment to these priorities, which we believe drive long-term profitable growth, free cash flow generation and shareholder returns.

Fiscal 2017 Financial Accomplishments1

•	GAAP revenue of $5.1 billion, up 49% year-over-year; Non-GAAP revenue of $5.2 billion, up 52% year-over-year

•	GAAP gross margins of 59.9%; Non-GAAP gross margins of 69.5%

•	GAAP operating margins of 20.7%; Non-GAAP operating margins of 39.5%

•	GAAP diluted earnings per share of $2.07; Non-GAAP diluted earnings per share of $4.72

We also returned approximately $602 million to shareholders in the form of dividends and increased our dividends per share paid to shareholders by 7%.

Fiscal 2017 Strategic Accomplishments

In addition to achieving excellent financial results, in fiscal 2017 we completed our acquisition of Linear Technology, a leading manufacturer of high performance analog integrated circuits with highly complementary products and customers. Our combined company has a top two market share position across all the key building blocks of the analog market, namely: data converters, power management, amplifiers, interface and high-performance RF and microwave.2 In addition, we believe that our wide portfolio of products continues to deliver more value to our customers and positions us for long-term profitable growth.

EXECUTIVE COMPENSATION HIGHLIGHTS

Key Compensation Actions for Fiscal 2017

Each year, ADI’s Compensation Committee reviews our executive compensation program’s components, targets and payouts to ensure that our pay practices remain competitive and aligned with our performance goals. Our performance is evaluated against short- and long-term goals that support our business strategy and the creation of sustainable long-term shareholder value. These items are described in more detail beginning on page 36 of this proxy statement. With respect to our fiscal 2017 executive compensation program, we did the following:

•

Granted Linear Technology integration performance-based equity awards. To promote the successful integration of Linear Technology and encourage the achievement of the Company’s synergy targets, the Compensation Committee awarded Linear Technology integration performance-based restricted stock units, or Linear Integration PRSUs, to members of the Company’s senior executive team, other than our Chief Executive Officer. See page 45 of this proxy statement for more information about the Linear Integration PRSUs.

•

Maintained challenging performance objectives for our variable cash incentive bonus plan. The Compensation Committee approved challenging performance objectives for our variable cash incentive bonus plan based on our achievement of operating profit before taxes as a percentage of revenue, or OPBT margin, and year-over-year revenue growth, which are measured quarterly. Bonuses paid under our variable cash incentive bonus plan are paid to executives and eligible employees semi-annually. These financial performance objectives for our variable cash incentive bonus plan are established at the beginning of our fiscal year and align with our operating, financial and strategic objectives.

•

Designed equity awards to align executives’ interests with those of the Company and our shareholders. The Compensation Committee awarded performance-based restricted stock units, time-based restricted stock units and stock options, which together are designed to align the executives’ interests with the Company’s and our shareholders’ goals.

[1]	See Appendix A for additional information regarding non-GAAP financial measures and reconciliations of non-GAAP financial measures to their most directly comparable GAAP financial measures.
[2]

Data based on Gartner reports and Company estimates based on fiscal 2015 and fiscal 2016 data. RF/microwave is based on Company estimates and excludes consumer and cellular infrastructure power amplifiers.

•

Updated the peer group used for executive compensation decisions. After the closing of the Company’s acquisition of Linear Technology, which substantially increased the Company’s size and complexity, the Compensation Committee approved an updated peer group that includes additional semiconductor companies outside of our historic peer group, as well as companies outside of the semiconductor industry. These additional companies are similar in size and have similar gross margins and research and development spend as the Company, including peers of peers and peers of other companies in our sector. The Compensation Committee used this updated peer group and associated market data in support of the compensation decisions for the Company’s executive officers in fiscal 2017, including base salary, cash incentive bonus award targets and long-term equity compensation.

Pay for Performance

A significant portion of the total target compensation for our named executive officers, or NEOs, is variable and directly linked to Company performance in the form of variable cash incentive bonus payments and equity awards. This approach provides our executives with an opportunity to earn above peer average compensation if ADI delivers strong results. Conversely, our NEOs’ total compensation is modulated if our business results are below target.

Performance and Incentive Pay Mix

Note: Our “active NEOs” refer to Messrs. Roche, Mahendra-Rajah, Hassett, Pietkiewicz and Real. See “Compensation, Discussion and Analysis” starting on page 36 for a description of our NEOs and our active NEOs.

The pay mix charts above are based on target compensation consisting of the annual rate of base salary and short-term and long-term incentive targets approved by the Compensation Committee. The pay mix for “Other Active NEOs” reflected in the chart above excludes the special Linear Integration PRSUs granted to the active NEOs (other than our Chief Executive Officer) in July 2017 after the completion of the acquisition of Linear Technology, which are exclusively dependent on Company performance. If those awards were taken into account, the percentage of performance-based incentives would increase for such active NEOs. For more information about the Linear Integration PRSUs, see “Compensation Discussion and Analysis — Components of Executive Compensation — Equity Compensation — Special Linear Integration Performance-Based Restricted Stock Units.”

Pay and Governance Practices

Our pay and governance practices are designed to align our executives’ interests with our shareholders. For example:

•	We do not guarantee salary increases or non-performance-based bonuses

•	Our cash incentive bonus awards for legacy ADI executives are based solely on our financial performance

•	We do not modify our performance targets during the year, even in challenging years

•	We do not provide new tax gross-ups for executive officers
•	With the exception of restricted stock awards assumed in connection with the Linear Technology acquisition, we do not pay dividends on unvested equity awards

•	We do not provide extensive perquisites to our executives

•	Our equity grant date policy does not give executives or directors discretion to choose grant dates
•	We have stock ownership guidelines for all officers and directors

•	We prohibit hedging transactions and “short sales” involving ADI securities

•	We prohibit holding ADI securities in margin accounts

•	We prohibit pledging ADI securities as collateral for a loan

•	Annual say on pay vote

Say on Pay and Shareholder Engagement

In 2017, Analog Devices again received strong support for our executive compensation program with approximately 97.9% of votes cast approving our advisory “say on pay” resolution. We pay careful attention to feedback that we receive from our shareholders about our executive compensation program, including the “say on pay” vote. During the course of the year, we held in-person and telephonic meetings with a number of shareholders to discuss a variety of matters, including our executive compensation program and how they evaluate it. Our Compensation Committee carefully considers this feedback when making decisions regarding executive compensation.

Please see the Compensation Discussion and Analysis section beginning on page 36 of this proxy statement for a more detailed description of our executive compensation program, philosophy and design.

BOARD OF DIRECTORS

Director Nominees

Name	Age	Director Since	Principal Occupation	Independent Director	Committee Membership
Ray Stata	83	1965	Chairman of the Board of Analog Devices, Inc.		—
Vincent Roche	57	2013	President and Chief Executive Officer of Analog Devices, Inc.		—
James A. Champy	75	2003	Retired Vice President of the Dell/Perot Systems business unit of Dell, Inc.	✓	NCGC (Chair)
Bruce R. Evans	58	2015	Chairman of the Board and Senior Advisor of Summit Partners	✓	AC
Edward H. Frank	61	2014	Co-Founder and former CEO of Cloud Parity	✓	CC, NCGC
Mark M. Little	65	2017	Former SVP, GE Global Research & Chief Technology Officer of General Electric Company	✓	AC
Neil Novich	63	2008	Former Chairman, President and Chief Executive Officer of Ryerson Inc.	✓	CC (Chair)
Kenton J. Sicchitano	73	2003	Retired Global Managing Partner of PricewaterhouseCoopers LLP	✓	AC (Chair)
Lisa T. Su	48	2012	President and Chief Executive Officer of Advanced Micro Devices, Inc.	✓	CC

AC = Audit Committee	CC = Compensation Committee	NCGC =	Nominating and Corporate Governance Committee

Composition of Board Nominees

The Board of Directors and the Nominating and Corporate Governance Committee are committed to ensuring that the Board is comprised of a highly capable group of directors who collectively provide a significant breadth of experience, knowledge and ability to effectively represent the interest of shareholders, drive shareholder value and reflect our corporate values of integrity, honesty and adherence to high ethical standards. The Board also believes that having directors with a mix of tenure helps transition the institutional knowledge of the more experienced directors while providing a broad, fresh set of perspectives. The following charts reflect the broad experience and tenure of the nominees for our Board of Directors.

Director Experience	Board Tenure

CORPORATE GOVERNANCE HIGHLIGHTS

The Company’s governance practices include:

•	Majority of directors are independent

•	Annual election of directors

•	Majority voting for directors in uncontested director elections

•	Average tenure of independent directors standing for re-election is approximately 7 years

•	Regular executive sessions of independent directors

•	Share ownership guidelines for executive officers and non-employee directors

•	Active Board engagement in managing talent and long-term succession planning for executives

•	Prohibitions on hedging and pledging

•	No supermajority voting provisions

•	Annual Board and Committee self-evaluations

Corporate Responsibility

We have a long history of leadership in corporate responsibility, and pursue corporate social responsibility and sustainability along four axes — economic, environmental, social, and governance and ethics.

Economic Sustainability. While ADI strives for profitable growth, we are focused not just on the next quarter but on seeking to ensure that our technological innovations continue to have impact and that our employees and investors continue to share in the success of ADI. Our best-in-class financial model, global operations, and smart supply chain management are just a few of the ways we are able to successfully serve our stakeholders while maximizing our ability to pursue the business practices and innovations that support our longer-term success.

Environmental Sustainability. ADI approaches the environmental impact of its operations, including the manufacturing and distribution of its products, with the same focus on innovation as it does the design of those products. We are committed to conserving resources, minimizing the environmental impacts of our operations, and providing a safe and healthy workplace for our employees and the communities in which we operate. We view this as an economic imperative as much as an environmental one.

Social Sustainability. ADI’s stakeholder ecosystem extends beyond the typical focus on investors, employees, and customers to the communities and world in which we operate. We strive to be a positive influence in our communities by living up to the highest ethical standards, pursuing socially minded business practices, providing rewarding career and employment opportunities, and giving back to our communities in concert with our employees’ individual efforts.

Governance and Ethical Sustainability. Ethical behavior has been a core tenet of our Company’s values since our earliest days. Our employees, across all locations and job functions, have internalized the value of ethical behavior, routinely going beyond mere compliance with applicable laws and regulations. Our long history of leadership in the area of governance and ethics has resulted in a trusted reputation among our customers, investors, and employees, as well as the communities where we operate. That is a trust that we have worked hard to earn and one we don’t take lightly.

For more information about our corporate responsibility efforts, please refer to our Sustainability Report available on the Analog Devices web site.

Greenhouse gas emissions reduction compared to 2015 levels. Non-hazardous waste and water recycling for calendar year 2016.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will consider and vote on the following matters:

1. The election of the nine nominees named in this proxy statement to our Board of Directors, each for a term expiring at the next annual meeting of shareholders.

2. The approval, by non-binding “say on pay” vote, of the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in this proxy statement.

3. The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending November 3, 2018, or fiscal 2018.

The shareholders will also act on any other business that may properly come before the meeting or any postponement, adjournment, rescheduling or continuation of the meeting.

Who can vote?

To be able to vote, you must have been an Analog Devices shareholder of record at the close of business on January 8, 2018. This date is the record date for the Annual Meeting. The number of outstanding shares entitled to vote on each proposal at the Annual Meeting is 372,673,991 shares of our common stock.

How many votes do I have?

Each share of our common stock that you own on the record date entitles you to one vote on each matter that is voted on.

Is my vote important?

Yes. Your vote is important no matter how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you and cast your vote as soon as possible.

How do I vote?

If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank, broker or other nominee, you may vote in one of four ways.

(1) You may vote over the Internet. If you have Internet access, you may vote your shares from any location in the world by following the Internet voting instructions on the Notice or the proxy card.

(2) You may vote by telephone. You may vote your shares by following the telephone voting instructions on the Notice or the proxy card.

(3) You may vote by mail. If you received a printed proxy card, you may vote by completing and signing the proxy card and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The shares you own will be voted according to your instructions on the proxy card that you mail. If you return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our Board of Directors. The Board of Directors recommends that you vote FOR each director nominee and FOR Proposals 2 and 3.

(4) You may vote in person. If you attend the Annual Meeting, you may vote by delivering your completed proxy card in person or by completing a ballot. Ballots will be available at the Annual Meeting.

Please note that you cannot vote by marking up the Notice of Internet Availability of the Proxy Materials and mailing the Notice back. Any votes returned in that manner will not be counted.

Can I vote if my shares are held in “street name”?

If the Analog Devices shares that you own are held in “street name” by a bank, broker or other nominee, your bank, broker or other nominee is considered, with respect to those shares, the record holder of your shares, and is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the instructions that your bank, broker or other nominee provides you. Many banks, brokers or other nominees also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank, broker or other nominee on your voting instruction form.

If you hold shares through an account with a broker, the voting of shares by such broker when you do not provide voting instructions is governed by applicable stock exchange rules. These rules allow brokers to vote shares at their discretion on “routine” matters for which their customers do not provide voting instructions. On matters that are considered “non-routine,” brokers may not vote shares without your instruction. The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2018 (Proposal 3) is considered a “routine” matter and your broker will be able to vote on that proposal even if it does not receive instructions from you, so long as it holds your shares in its name. The election of directors (Proposal 1) and the “say on pay” advisory vote (Proposal 2) are “non-routine” matters. If you do not instruct your bank, broker or other nominee how to vote with respect to these proposals, your bank, broker or other nominee may not vote with respect to these proposals and those votes will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank, broker or other nominee that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular proposal.

If your shares are held in “street name,” you must bring an account statement or letter from your broker or other nominee, showing that you are the beneficial owner of the shares as of the record date (January 8, 2018) in order to be admitted to the Annual Meeting on March 14, 2018. To be able to vote your shares held in “street name” at the Annual Meeting, you will need to obtain a legal proxy from your bank, broker or other nominee, issued in your name giving you the right to vote your shares.

Can I change my vote after I have mailed my proxy card or after I have voted my shares over the Internet or by telephone?

Yes. If you are the “record holder” of your shares, you can revoke your proxy or change your vote at any time before the polls close at the Annual Meeting by doing any one of the following things:

•	voting over the Internet or by telephone as instructed above (only your latest Internet or telephone vote is counted);

•	signing and returning another proxy card with a later date;

•	giving our Secretary a written notice before or at the meeting that you want to revoke your proxy; or

•	attending the Annual Meeting, requesting that your proxy be revoked and voting in person as instructed above.

Your attendance at the meeting alone will not revoke your proxy.

If your shares are held in “street name,” you may submit a new, later-dated voting instruction form or contact your bank, broker or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the question above entitled “Can I vote if my shares are held in ‘street name’”?

How do I vote my shares held in trust in the Analog Ireland Success Sharing Share Plan?

If you participate in the Analog Ireland Success Sharing Share Plan, which we refer to as the Ireland share plan, you may instruct Irish Pensions Trust Limited, which serves as the trustee of the Ireland share plan, to vote the amount of shares of common stock that they hold on your behalf as of the record date. You will receive a voting card that you may use to direct Mercer Ireland Limited, or Mercer, which administers the Irish share plan on behalf of Irish Pensions Trust Limited, how to vote your shares. You should sign the voting card and return it to Mercer in the envelope provided. Mercer will vote the shares in the manner that you direct on the voting card. If Mercer does not receive your voting card by 5:00 p.m. Greenwich Mean Time (GMT) on March 7, 2018, Mercer will not vote your shares.

What constitutes a quorum?

In order for business to be conducted at the Annual Meeting, a quorum must be present in person or represented by valid proxies. For each of the proposals to be presented at the Annual Meeting, a quorum consists of the holders of a majority of the shares of common stock issued and outstanding on January 8, 2018, the record date, or at least 186,336,996 shares.

Shares of common stock represented in person or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to a particular proposal) will be counted for the purpose of determining whether a quorum exists at the Annual Meeting for that proposal.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

What vote is required for each proposal?

Election of directors. Under our bylaws, a nominee will be elected to the Board of Directors if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee’s election, with abstentions and “broker non-votes” not counting as votes “for” or “against.” If the shares you own are held in “street name” by a bank, broker or other nominee, your bank, broker or other nominee, as the record holder of your shares, is required to vote your shares according to your instructions. If you do not instruct your bank, broker or other nominee how to vote with respect to this proposal, your bank, broker or other nominee may not vote your shares with respect to the election of directors. If an incumbent director nominee in an uncontested election of directors receives a majority of votes “against” his election, the director must tender a resignation from the Board of Directors. The Board of Directors will then decide whether to accept the resignation within 90 days following certification of the shareholder vote (based on the recommendation of a committee of independent directors). We will publicly disclose the Board of Directors’ decision and its reasoning with regard to the offered resignation.

“Say on Pay.” Our Board of Directors is seeking a non-binding advisory vote regarding the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this proxy statement. Under our bylaws, the affirmative vote of a majority of the total number of votes cast on the proposal is needed to approve this resolution. The vote is advisory and non-binding in nature but our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. If you do not instruct your bank, broker or other nominee how to vote with respect to this proposal, your bank, broker or other nominee may not vote your shares with respect to this proposal.

Ratification of independent registered public accounting firm. Under our bylaws, the affirmative vote of a majority of the total number of votes cast on the proposal is needed to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2018. Even if you do not instruct your bank, broker or other nominee how to vote with respect to this proposal, your bank, broker or other nominee may vote your shares with respect to this proposal.

How will votes be counted?

Each share of common stock will be counted as one vote according to the instructions contained on a properly completed proxy card, whether submitted in person, by mail, over the Internet or by telephone, or on a ballot voted in person at the Annual Meeting. With respect to all proposals, shares will not be voted in favor of the matter, and will not be counted as voting on the matter, if they either (1) abstain from voting on a particular matter, or (2) are “broker non-votes.” Banks, brokers and other nominees who do not receive instructions with respect to Proposals 1 or 2 will not be allowed to vote these shares, and all such shares will be “broker non-votes” rather than votes “for” or “against.” Accordingly, assuming the presence of a quorum, abstentions and “broker non-votes” for a particular proposal will not be counted as votes cast to determine the outcome of a particular proposal.

Who will count the votes?

The votes will be counted, tabulated and certified by Broadridge.

Will my vote be kept confidential?

Yes, your vote will be kept confidential and we will not disclose your vote, unless (1) we are required to do so by law (including in connection with the pursuit or defense of a legal or administrative action or proceeding), or (2) there is a contested election for the Board of Directors. The tabulation agent will forward any written comments that you make on the proxy card to management without providing your name, unless you expressly request disclosure on your proxy card.

How does the Board of Directors recommend that I vote on the proposals?

The Board of Directors recommends that you vote:

FOR the election of each of the nine nominees to serve as directors on the Board of Directors, each for a term expiring at the next annual meeting of shareholders (Proposal 1);

FOR the approval, by non-binding “say on pay” vote, of the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this proxy statement (Proposal 2); and

FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2018 (Proposal 3).

Will any other matters be voted on at this meeting?

No. Under the laws of Massachusetts, where we are incorporated, an item may not be brought before our shareholders at a meeting unless it appears in the notice of the meeting. Our bylaws establish the process for a shareholder to bring a matter before a meeting. See “How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2019 annual meeting of shareholders?” below.

Where can I find the voting results?

We will report the voting results in a Form 8-K filed with the SEC within four business days after the end of the Annual Meeting.

How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2019 annual meeting of shareholders?

If you are interested in submitting a proposal for inclusion in our proxy statement for the 2019 annual meeting, you need to follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, or the Exchange Act. To be eligible for inclusion, we must receive your shareholder proposal for our proxy statement for the 2019 annual meeting of shareholders at our principal corporate offices in Norwood, Massachusetts at the address below no later than September 28, 2018.

In addition, our bylaws require that we be given advance written notice for nominations for election to our Board of Directors and other matters that shareholders wish to present for action at an annual meeting other than those to be included in our proxy statement under Rule 14a-8. The Secretary must receive such notice at the address noted below not less than 90 days or more than 120 days before the first anniversary of the preceding year’s annual meeting. However, if the date of our annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the anniversary date, then we must receive such notice at the address noted below not earlier than the 120th day before such annual meeting and not later than the close of business on the later of (1) the 90th day before such annual meeting or (2) the seventh day after the day on which notice of the meeting date was mailed or public disclosure was made, whichever occurs first. Assuming that the 2019 annual meeting is not advanced by more than 20 days nor delayed by more than 60 days from the anniversary date of the 2018 annual meeting, you would need to give us appropriate notice at the address noted below no earlier than November 14, 2018, and no later than December 14, 2018. If a shareholder does not provide timely notice of a nomination or other matter to be presented at the 2019 annual meeting, under Massachusetts law, it may not be brought before our shareholders at a meeting.

Our bylaws also specify requirements relating to the content of the notice that shareholders must provide to the Secretary of Analog Devices for any matter, including a shareholder proposal or nomination for director, to be properly presented at a shareholder meeting. A copy of the full text of our bylaws is on file with the SEC and publicly available on our website.

Any proposals, nominations or notices should be sent to:

Margaret K. Seif, Secretary

Analog Devices, Inc.

One Technology Way

Norwood, Massachusetts 02062

Phone: 781-461-3367

Fax: 781-461-3491

Email: margaret.seif@analog.com

What are the costs of soliciting these proxies and who will pay?

We will bear the costs of solicitation of proxies. We have engaged Alliance Advisors LLC to assist us with the solicitation of proxies and expect to pay Alliance Advisors approximately $11,500 for their services. In addition to solicitations by mail, Alliance Advisors and our directors, officers and regular employees may solicit proxies by telephone, email and personal interviews without additional remuneration. We will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of shares of our common stock that they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

Why did I receive a “Notice of Internet Availability of Proxy Materials” but no proxy materials?

We are distributing our proxy materials to stockholders via the Internet under the “Notice and Access” approach permitted by the rules of the U.S. Securities and Exchange Commission, or SEC. This approach expedites stockholders’ receipt of proxy materials while conserving natural resources and reducing our distribution costs. On or about January 26, 2018, we mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy materials on the Internet to participating stockholders, and if desired, to request to receive a paper copy of our proxy materials by mail.

How can I obtain an Annual Report on Form 10-K?

Our Annual Report on Form 10-K for the fiscal year ended October 28, 2017, or fiscal 2017, is available on our website at www.analog.com. If you would like a copy of our Annual Report on Form 10-K for fiscal 2017 and/or any of its exhibits, we will send you such materials without charge. Please contact:

Investor Relations Department

Analog Devices, Inc.

One Technology Way

Norwood, Massachusetts 02062

Phone: 781-461-3282

Email: investor.relations@analog.com

Whom should I contact if I have any questions?

If you have any questions about the Annual Meeting or your ownership of our common stock, please contact our Investor Relations Department, at the address, telephone number or email address listed above.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to shareholders may have been sent to multiple shareholders in your household unless we have received contrary instructions from one or more shareholders. We will promptly deliver a separate copy of either document to you if you contact us at the following address, telephone number or email address: Investor Relations Department, Analog Devices, Inc., One Technology Way, Norwood, Massachusetts 02062, telephone: 781-461-3282, email: investor.relations@analog.com. If you want to receive separate copies of the proxy statement or annual report to shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address, telephone number or email address.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding the beneficial ownership of our common stock as of January 12, 2018 (unless otherwise specified) by:

•	the shareholders we know to beneficially own more than 5% of our outstanding common stock;

•	each director named in this proxy statement;

•	each executive officer named in the Summary Compensation Table included in this proxy statement; and

•	all of our directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(2)	Shares Acquirable within 60 Days(3)	Total Beneficial Ownership	Percent of Common Stock Beneficially Owned(4)
5% Shareholders:
Vanguard Group Inc.(5)	29,649,474	—	29,649,474	8.0%
PO Box 2600 Valley Forge, Pennsylvania 19482
Blackrock Inc.(6)	23,689,079	—	23,689,079	6.4%
55 East 52nd Street New York, New York 10055
Capital World Investors(7)	20,317,275	—	20,317,275	5.5%
333 South Hope Street Los Angeles, California 90071
JP Morgan Chase & Co(8)	18,572,818	—	18,572,818	5.0%
270 Park Avenue New York, New York 10017

Directors and Named Executive Officers:
James A. Champy(9)	67,245	55,665	122,910	*
Bruce R. Evans	67,640	15,345	82,985	*
Edward H. Frank	4,670	25,795	30,465	*
Joseph (John) Hassett	11,739	64,226	75,965	*
Rick D. Hess(10)	49,557	23,176	72,733	*
Mark M. Little	195	3,495	3,690	*
Prashanth Mahendra-Rajah(11)	—	—	—	*
Neil Novich	20,285	63,165	83,450	*
Steve Pietkiewicz	48,672	1,787	50,459	*
Peter Real	11,644	98,957	110,601	*
Vincent Roche	128,657	467,882	596,539	*
Kenton J. Sicchitano	17,785	55,665	73,450	*
Ray Stata(12)	928,190	41,575	969,765	*
Lisa T. Su	8,385	28,215	36,600	*
Eileen Wynne	1,874	9,200	11,074	*
David Zinsner(13)	30,068	103,931	133,999	*
All directors and executive officers as a group (19 persons, consisting of 11 executive officers and 8 non-employee directors)(14)	1,338,420	1,112,786	2,451,206	0.7%

*	Represents less than 1% of the outstanding shares of our common stock.
(1)	Unless otherwise indicated, the address of each beneficial owner listed is c/o Analog Devices, Inc., One Technology Way, Norwood, Massachusetts 02062.

(2)	For each person, the “Shares Beneficially Owned” column may include shares of common stock attributable to the person because of that person’s voting or investment power. Unless otherwise indicated, each person in the table has sole voting and investment power over the shares listed. The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named shareholder.
(3)	The number of shares of common stock beneficially owned by each person is determined under applicable SEC rules. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has or shares voting or investment power, plus any shares that the person has the right to acquire within 60 days, including through the exercise of stock options. Unless otherwise indicated, for each person named in the table, the number in the “Shares Acquirable within 60 Days” column consists of shares covered by stock options that may be exercised and restricted stock units, or RSUs, that vest within 60 days after January 12, 2018.
(4)	The percent ownership for each shareholder on January 12, 2018 is calculated by dividing (1) the total number of shares beneficially owned by the shareholder by (2) the number of shares of our common stock outstanding on January 12, 2018 (372,719,143 shares) plus any shares acquirable (including exercisable stock options) by the shareholder in question within 60 days after January 12, 2018.
(5)	Based solely on a Form 13F-HR filed by Vanguard Group Inc. on November 14, 2017 reporting stock ownership as of September 30, 2017. Vanguard Group also reported that, as of September 30, 2017, it had sole voting power for 558,512 shares, sole investment power for 29,027,468 shares, shared voting power for 77,047 shares, shared investment power for 622,006 shares and no voting power with respect to 29,013,915 shares.
(6)	Based solely on a Form 13F-HR filed by Blackrock Inc. on November 14, 2017 reporting stock ownership as of September 30, 2017. Blackrock Inc. also reported that, as of September 30, 2017, it had sole voting power for 20,709,333 shares and no voting power with respect to 2,979,746 shares.
(7)	Based solely on a Form 13F-HR filed by Capital World Investors on November 14, 2017 reporting stock ownership as of September 30, 2017. Capital World Investors also reported that, as of September 30, 2017, it had sole voting and shared investment power for 20,317,275 shares.
(8)	Based solely on a Schedule 13G/A filed by JP Morgan Chase & Co on January 16, 2018 reporting stock ownership as of December 29, 2017. JP Morgan Chase & Co also reported that, as of December 29, 2017, it had sole voting power for 16,652,078 shares, shared voting power for 144,406 shares, sole dispositive power for 18,295,152 shares and shared dispositive power for 263,387 shares.
(9)	Includes 54,025 shares held in trust for the benefit of Mr. Champy’s spouse and son, as to which Mr. Champy disclaims beneficial ownership.
(10)	Mr. Hess ceased serving as an executive officer effective June 15, 2017. As of June 15, 2017, Mr. Hess beneficially owned 49,557 shares and had the right to acquire 23,176 shares within 60 days of June 15, 2017.
(11)	Mr. Mahendra-Rajah joined the Company on September 28, 2017.
(12)	Includes 758,709 shares held by Mr. Stata’s spouse, as to which Mr. Stata disclaims beneficial ownership. Includes 733,709 shares held by Mr. Stata’s spouse and 123,138 shares held directly by Mr. Stata that are pledged as collateral for a line of credit from a bank. Since January 2013, we have prohibited our directors and executive officers from future pledging of their Company securities as collateral for a loan.
(13)	David Zinsner ceased serving as an executive officer effective March 17, 2017 and left the Company on April 1, 2017. As of April 1, 2017, Mr. Zinsner beneficially owned 30,068 shares and had the right to acquire 103,931 shares within 60 days of April 1, 2017.
(14)	All directors and executive officers as a group disclaim beneficial ownership of a total of 812,734 shares. David Zinsner and Rick Hess are not included in this total because they ceased serving as an executive officer on March 17, 2017 and June 15, 2017, respectively.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of our records and written representations by the persons required to file these reports, all filing requirements of Section 16(a) were satisfied on a timely basis with respect to our most recent fiscal year or prior fiscal years, with the exception of one Form 4 filed on March 28, 2017 reporting the acquisition in an IRA for the benefit of Mr. Champy on March 10, 2017 of 81 shares in exchange for 350 shares of Linear Technology common stock in accordance with the Agreement and Plan of Merger, pursuant to which the Company acquired Linear Technology.

PROPOSAL 1 — ELECTION OF DIRECTORS

Election Process

Our entire Board of Directors is elected annually by our shareholders and currently consists of nine directors, of whom seven are deemed to be “independent directors.” At the Annual Meeting, shareholders will accordingly have an opportunity to vote for each of the nine nominees listed below. The persons named in the enclosed proxy card, upon receipt of a properly executed proxy, will vote for each of these nominees, unless you instruct them to vote otherwise on the proxy card (whether executed by you or through Internet or telephonic voting). Each of the nominees has indicated his or her willingness to serve, if elected. However, if any or all of the nominees should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by our Board of Directors or our Board of Directors may reduce the number of directors.

Director Criteria, Qualifications and Experience

The Board of Directors is committed to ensuring that it is composed of a highly capable group of directors who collectively provide a significant breadth of experience, knowledge and abilities, to effectively represent the interests of shareholders and reflect our corporate values of integrity, honesty and adherence to high ethical standards. Key factors that the Board of Directors and the Nominating and Corporate Governance Committee consider when selecting directors include:

•

Experience and Strong Business Acumen — The Board strives for its members to span a range of leadership skills and represent a broad breadth of experience relevant to the Company’s strategic vision and business activities, as well as the ability to exercise sound judgment in matters that relate to the current and long-term objectives of the Company.

•

Tenure — The Board believes that having directors with a mix of tenure on the Board helps transition the knowledge of the more experienced directors while providing a broad, fresh set of perspectives and provides the Board with a diversity of experiences and viewpoints. The average tenure of our independent directors standing for re-election is approximately 7 years.

•

Diversity — While the Board does not have a specific diversity policy, our Corporate Governance Guidelines provide that gender, racial and ethnic diversity, consistent with the requirement for relevant and diverse experience, skills and industry familiarity, are important search criteria.

The following paragraphs provide information as of the date of this proxy statement about each nominee. The information presented includes information each director has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board of Directors to the conclusion that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to ADI and our Board of Directors. Finally, we value their significant experience on other public company boards of directors and board committees.

Information about the number of shares of common stock beneficially owned by each director appears above under the heading “Security Ownership of Certain Beneficial Owners and Management.” See also “Certain Relationships and Related Transactions.” There are no family relationships among any of the directors and executive officers of ADI.

RAY STATA, Chairman of the Board of Directors; Director since 1965

Mr. Stata, age 83, has served as our Chairman of the Board of Directors since 1973 and served as an executive officer of our Company from its inception until April 2012. Mr. Stata served as our Chief Executive Officer from 1973 to November 1996 and as our President from 1971 to November 1991. We believe Mr. Stata’s qualifications to serve on our Board of Directors include more than 50 years of experience and leadership in the semiconductor industry, including as our founder, our Chairman for 43 years and formerly as our President for 20 years. If re-elected, Mr. Stata will continue to serve as our Chairman of the Board of Directors in 2018.

VINCENT ROCHE, President and Chief Executive Officer; Director since 2013

Mr. Roche, age 57, has served as President of Analog Devices since 2012 and was appointed Chief Executive Officer and elected as a Director in 2013. Under his leadership, ADI has extended its market leadership and grown to more than $5 billion in revenue in fiscal 2017. Mr. Roche began his career at ADI in 1988 and has served in key positions spanning corporate leadership, worldwide sales, strategic marketing, business development, and product management over his 30-year tenure at ADI. Mr. Roche also serves as a director on the board of Acacia Communications, Inc. We believe that Mr. Roche’s qualifications to serve on the Board of Directors include his leadership role in the Company and his deep knowledge of the Company’s products, markets, and customers.

JAMES A. CHAMPY, Director since 2003

Mr. Champy, age 75, retired in 2010 as Vice President of the Dell/Perot Systems business unit of Dell, Inc., a computer and technology services company. He was previously a Vice President and the Chairman of Consulting at Perot Systems Corporation from 1996 to November 2009. He served as a director of Perot Systems Corporation from 1996 to 2004. Mr. Champy is the author of several business books and is a Life Member of the MIT Corporation, the governing body of the Massachusetts Institute of Technology. We believe Mr. Champy’s qualifications to serve on our Board of Directors include his expertise in corporate strategy development and his organizational acumen.

BRUCE R. EVANS, Director since 2015

Mr. Evans, age 58, has served in various positions with Summit Partners, a growth equity, venture capital and credit investment firm, since 1986, including most recently as Chairman of Summit Partners’ Board, and as Senior Advisor to the firm. From 2011 to December 2017, he served as Managing Director and Chairman of Summit Partners’ Board. From 1999 to 2011, he was one of Summit Partners’ Co-Managing Partners. During his 32 years with Summit Partners, Mr. Evans has served as a member of the boards of directors of over 30 technology and other growth industry companies in the US and Europe, including 14 public companies. Since 2010 Mr. Evans has served as a director of Casa Systems Inc., which became a publicly traded company in December 2017. He also served as a director of FleetCor Technologies, Inc. from 2002 until 2014. In addition, Mr. Evans is Chairman of the Vanderbilt University Board of Trust and the former Chairman of Vanderbilt’s Investment Committee. We believe Mr. Evans’ qualifications to serve on our Board include his financial and management expertise, including his investing experience in the technology sector and his experience with acquisitions and other transactions.

EDWARD H. FRANK, Director since 2014

Dr. Frank, age 61, was most recently co-founder and CEO of Cloud Parity, a voice of the customer startup from January 2014 through August 2016. From May 2009 to October 2013, Dr. Frank held the position of Vice President, Macintosh Hardware Systems Engineering at Apple Inc., a company that designs, manufactures and markets electronic devices. Prior to his tenure at Apple, Dr. Frank served as Corporate Vice President, Research and Development, of Broadcom Corp. Dr. Frank was founding CEO of Epigram, Inc., a developer of integrated circuits and software for home networking, which Broadcom acquired in 1999, and was a Distinguished Engineer at Sun Microsystems, Inc. Dr. Frank also serves as a director of Cavium, Inc. and Quantenna Communications Inc. He served as a director of Fusion-IO, Inc. from October 2013 until July 2014 when it was acquired by SanDisk Corporation. Dr. Frank is vice-chairman of Carnegie Mellon University Board of Trustees, where he has been a Trustee since 2000, and since July 2017, has been Executive Director (pro bono) of Metallica’s All Within My Hands Foundation. We believe Dr. Frank’s qualifications to serve on our Board of Directors include his deep understanding of the communications and hardware technology markets and his extensive executive leadership experience.

MARK M. LITTLE, Director since 2017

Dr. Little, age 65, is the former Senior Vice President, GE Global Research and Chief Technology Officer of General Electric Company, or GE, a global digital industrial company. Dr. Little joined GE in 1978, and during his 37-year tenure, held management positions in engineering and business, culminating with his most recent position, which he held from 2005 until 2015. In addition to his technology leadership, Dr. Little led several multi-billion dollar business units at GE including GE Energy’s power-generation segment. We believe Dr. Little’s qualifications to serve on our Board of Directors include his extensive leadership experience in a global technology company, combined with his experience driving change and innovation through GE’s various phases of business transformation.

NEIL NOVICH, Director since 2008

Mr. Novich, age 63, is the former Chairman, President and Chief Executive Officer of Ryerson Inc., a global metals distributor and fabricator. He joined Ryerson in 1994 as Chief Operating Officer and served in that role until 1999 when he was named Chairman, President and Chief Executive Officer, a position he held through 2007. Prior to that, he was a partner at Bain & Company, an international consulting firm. Mr. Novich also serves as a director of W.W. Grainger, Inc., Hillenbrand Inc. and Beacon Roofing Supply, Inc. We believe Mr. Novich’s qualifications to serve on our Board of Directors include his experience as a chief executive officer leading a complex global organization, combined with his broad operational and corporate governance expertise.

KENTON J. SICCHITANO, Director since 2003

Mr. Sicchitano, age 73, retired from PricewaterhouseCoopers LLP, or PwC, a public accounting firm, in July 2001. At the time of his retirement, Mr. Sicchitano was the Global Managing Partner of Independence and Regulatory Matters for PwC. Mr. Sicchitano joined Price Waterhouse LLP, a predecessor firm of PwC, in 1970 and became a partner in 1979. During his 31-year tenure with PwC, Mr. Sicchitano held various positions including the Global Managing Partner of Audit/Business Advisory Services and the Global Managing Partner responsible for Audit/Business Advisory, Tax and Financial Advisory Services. Mr. Sicchitano served as a director of PerkinElmer, Inc. from 2003 to April 2017 and MetLife, Inc. and its wholly owned subsidiary, Metropolitan Life Insurance Company from 2001 until June 2017. We believe Mr. Sicchitano’s qualifications to sit on our Board of Directors include his extensive experience with public and financial accounting matters for complex global organizations.

LISA T. SU, Director since 2012

Dr. Su, age 48, has served as President and Chief Executive Officer of Advanced Micro Devices, Inc., or AMD, a semiconductor manufacturer since October 2014. Previously she served at AMD as Senior Vice President and Chief Operating Officer from July 2014 to October 2014 and Senior Vice President and General Manager, Global Business Units from January 2012 to July 2014. Prior to joining AMD in January 2012, Dr. Su served as senior vice president and general manager, Networking and Multimedia, at Freescale Semiconductor, Inc., a semiconductor manufacturer, from 2008 to 2011 and prior to that, as Chief Technology Officer from 2007 to 2008. Dr. Su also spent 13 years with International Business Machines Corporation, or IBM, in various engineering and business leadership positions; and was a member of the technical staff at Texas Instruments in the Semiconductor Process and Device Center. Dr. Su also serves as a director of AMD. We believe Dr. Su’s qualifications to serve on our Board of Directors include her experience as a CEO of a global semiconductor company and her understanding of complex technologies.

Our Board of Directors recommends that you vote FOR the election of each of the above nominees.

CORPORATE GOVERNANCE

General

We have long believed that good corporate governance is important to ensure that Analog Devices is managed for the long-term benefit of our shareholders. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. As a result, we have adopted policies and procedures that we believe are in the best interests of Analog Devices and our shareholders. In particular, we have adopted the following policies and procedures:

Corporate Governance Guidelines. Our Board of Directors has adopted Corporate Governance Guidelines for our Company that establishes a common set of expectations to assist the Board and its committees in performing their duties. The Board reviews these Guidelines at least annually, and updates them as necessary to reflect changing regulatory requirements and evolving practices.

Declassified Board of Directors. We have a declassified Board of Directors and our bylaws provide that each director will serve for a term ending on the date of the annual meeting following the one at which such director was elected. All of our directors will stand for election for terms expiring at the next annual meeting of shareholders.

Majority Voting for Election of Directors. Our bylaws provide for a majority voting standard in uncontested director elections, so a nominee is elected to the Board of Directors if the votes “for” that director exceed the votes “against” (with abstentions and broker non-votes not counted as for or against the election). If a nominee does not receive more “for” votes than “against” votes, the director must offer his or her resignation, which the Board of Directors must determine whether to accept and publicly disclose that determination.

Executive Sessions. At least twice per year, our Board of Directors holds executive sessions of non-employee directors, who are all independent as defined under The Nasdaq Stock Market, Inc. Marketplace Rules, or Nasdaq Rules. Our Presiding Director, James A. Champy, presides at these executive sessions. In addition, the committees of our Board of Directors also regularly hold executive sessions with their advisors without management present.

No Hedging Policy. We prohibit all hedging transactions or short sales involving Company securities by our directors and employees, including our executive officers.

No Pledging Policy. Since January 2013, we have prohibited our directors and executive officers from holding any Company securities in a margin account, and from any future pledging of their Company securities as collateral for a loan.

Equity Award Grant Date Policy. We do not time or select the grant dates of any stock options or stock-based awards in coordination with our release of material non-public information, nor do we have any program, plan or practice to do so. In addition, the Compensation Committee has adopted specific written policies regarding the grant dates of stock option and stock-based awards made to our directors, executive officers and employees. See “— Director Compensation” and “INFORMATION ABOUT EXECUTIVE COMPENSATION — Compensation Discussion and Analysis — Equity Award Grant Date Policy” below for more information.

You can access the current charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our Equity Award Grant Date Policy at investor.analog.com/corporate-governance.cfm or by writing to:

Investor Relations Department

Analog Devices, Inc.

One Technology Way

Norwood, Massachusetts 02062

Phone: 781-461-3282

Fax: 781-461-3491

Email: investor.relations@analog.com

Determination of Independence

Under applicable Nasdaq Rules, a director of Analog Devices will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has established guidelines (within our Corporate Governance Guidelines) to assist it in determining whether a director has a relationship with Analog Devices that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. These guidelines are posted on our website under investor.analog.com/corporate-governance.cfm. For relationships not covered by the guidelines, the determination of whether such a relationship exists is made by the members of our Board of Directors who are independent (as defined above). Our Board of Directors has determined that none of Messrs. Champy, Evans, Novich and Sicchitano and Drs. Frank, Little and Su has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Rules. The Board also determined that Richard Beyer and John Hodgson, both former directors, were each an “independent director” prior to their retirements from the Board on March 8, 2017. The Board has determined that Mr. Roche, our President and Chief Executive Officer, and Mr. Stata, our Chairman and founder, are not “independent” under the Nasdaq Rules because Mr. Roche is a current employee and Mr. Stata is our founder. We considered the Company’s annual laboratory membership and university research projects with MIT (of which James A. Champy is a board member) and the Company’s membership in fiscal 2017 to the Semiconductor Industry Association, or the SIA, (of which Vincent Roche and Lisa Su are board members) and determined that the relationships were established in the ordinary course of business on an arms-length basis without the involvement of Messrs. Champy or Roche or Dr. Su, and are not material to MIT, the SIA or the Company.

Director Candidates

Shareholders of record of Analog Devices may recommend director candidates for inclusion by the Board of Directors in the slate of nominees that the Board of Directors recommends to our shareholders for election. The qualifications of recommended candidates will be reviewed by the Nominating and Corporate Governance Committee. If the Board of Directors determines to nominate a shareholder-recommended candidate and recommends his or her election as a director by the shareholders, the name will be included in Analog Devices’ proxy card for the shareholders’ meeting at which his or her election is recommended.

Shareholders may recommend individuals for the Nominating and Corporate Governance Committee to consider as potential director candidates by submitting their names and background and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of Analog Devices’ common stock for at least one year as of the date the recommendation is made, to the “Analog Devices Nominating and Corporate Governance Committee,” c/o Margaret K. Seif, Secretary, Analog Devices, Inc., One Technology Way, Norwood, Massachusetts 02062. The Nominating and Corporate Governance Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis.

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, input from director search firms for identification and evaluation of candidates, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the

Nominating and Corporate Governance Committee and the Board of Directors. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders on a timely basis, the Nominating and Corporate Governance Committee will evaluate director candidates recommended by shareholders by following substantially the same process, and applying substantially the same criteria, as it follows for director candidates submitted by Board members.

Shareholders also have the right to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the Board of Directors, by following the procedures set forth in ADI’s amended and restated bylaws and described in the response to the question “How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2019 annual meeting of shareholders?” above.

In considering whether to recommend any candidate for inclusion in the Board of Directors’ slate of recommended director nominees, including candidates recommended by shareholders, the Nominating and Corporate Governance Committee will apply the criteria set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, experience, commitment, and diligence, the presence of any conflicts of interest and the ability of the candidate to act in the interests of all shareholders. The Nominating and Corporate Governance Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Analog Devices believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. While we do not have a policy regarding Board diversity, the Nominating and Corporate Governance Committee includes gender, racial and ethnic diversity as part of its search criteria, consistent with the requirement for relevant and diverse experience, skills and industry familiarity.

Communications from Shareholders and Other Interested Parties

The Board of Directors will give appropriate attention to written communications on issues that are submitted by shareholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Chairman of the Nominating and Corporate Governance Committee will, with the assistance of Analog Devices’ internal legal counsel, (1) be primarily responsible for monitoring communications from shareholders and other interested parties and (2) provide copies or summaries of such communications to the other directors as he considers appropriate.

Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairman of the Nominating and Corporate Governance Committee considers to be important for the directors to review. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances, commercial solicitations, and matters as to which Analog Devices tends to receive repetitive or duplicative communications.

Shareholders and other interested parties who wish to send communications on any topic to the Board of Directors (including the Presiding Director or the independent directors as a group) should address such communications to James A. Champy, Presiding Director, c/o Secretary, Analog Devices, Inc., One Technology Way, Norwood, Massachusetts 02062.

Board of Directors Leadership Structure

Our Corporate Governance Guidelines provide that the roles of Chief Executive Officer and Chairman of the Board of Directors should be separate, unless otherwise determined by a majority of the Board of Directors, and we currently separate these roles. Our Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while our Chairman of the Board of Directors provides guidance to the Chief Executive Officer, sets the agenda for Board meetings and presides over meetings of the full Board of Directors. Because our Board of Directors has determined that Mr. Stata, our Chairman and founder, is not an independent director under the Nasdaq Rules, our Board of Directors has appointed James A. Champy as Presiding Director to preside at all executive sessions of directors without management present. The Board of Directors meets in executive session at each regular meeting.

Board of Directors Meetings and Committees

The Board of Directors has responsibility for reviewing our overall performance, rather than day-to-day operations. The Board of Directors’ primary responsibility is to oversee the management of the Company and, in so doing, serve the best interests of the Company and its shareholders. The Board of Directors provides for the succession of the Chief Executive Officer, nominates for election at annual shareholder meetings individuals to serve as directors of Analog Devices, and elects individuals to fill any vacancies on the Board of Directors. It reviews corporate objectives and strategies, and evaluates and approves significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on Analog Devices. Management keeps the directors informed of Company activity through regular written reports and presentations at Board and committee meetings.

The Board of Directors met 10 times in fiscal 2017 (including by telephone conference). During fiscal 2017, each of our directors attended 75% or more of the total number of meetings of the Board of Directors and the committees on which he or she served. The Board of Directors has standing Audit, Compensation, and Nominating and Corporate Governance Committees. All members of all three committees are independent, non-employee directors. Each committee has a charter that has been approved by the Board of Directors and is reviewed annually. In addition, each Committee conducts an annual self-evaluation of its own performance. Mr. Roche is the only current director who is, or has been in the past three years, an employee of Analog Devices. Messrs. Roche and Stata do not serve on any standing Board committee and do not participate in the portion of any Board or committee meeting during which their compensation is evaluated. The independent directors met in executive session without Mr. Stata or our Chief Executive Officer at two in-person Board meetings in fiscal 2017.

Our Corporate Governance Guidelines set forth our policy that directors are expected to attend annual meetings of shareholders. All of our then-serving directors attended the 2017 Annual Meeting of Shareholders.

Audit Committee

The current members of our Audit Committee are Messrs. Sicchitano (Chair) and Evans and Dr. Little. The Board of Directors has determined that each of Messrs. Sicchitano and Evans and Dr. Little qualifies as an “audit committee financial expert” under the rules of the SEC and is independent as defined under the Nasdaq Rules and the independence requirements under Rule 10A-3(b)(1) of the Exchange Act. In addition, our Board of Directors has determined that each member of the Audit Committee is able to read and understand financial statements, including the Company’s consolidated balance sheet and its consolidated statements of income, comprehensive income, shareholders’ equity and cash flows and related notes as required under the Nasdaq Rules. The Board of Directors has certified that it has at least one member of the audit committee who has past employment experience in finance or accounting as required by the Nasdaq Rules. None of Messrs. Sicchitano and Evans or Dr. Little serves on the audit committees of more than two other public companies.

The Audit Committee is primarily responsible for the Board of Directors’ oversight of (i) the integrity of our financial statements and the Company’s systems of internal control over financial reporting and disclosure controls and procedures, (ii) the qualifications and independence of our independent registered public accounting firm, and (iii) the performance of our internal audit function and independent registered public accounting firm.

The Audit Committee has the authority to engage any independent legal, accounting and other advisors that it deems necessary or appropriate to carry out its responsibilities. These independent advisors may be the regular advisors to the Company. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of those advisors as established by the Audit Committee. The Audit Committee selected and appointed Ernst & Young LLP, our independent registered public accounting firm, and did not retain any other advisors during fiscal 2017. The Audit Committee met 11 times during fiscal 2017 (including by telephone conference). The responsibilities of our Audit Committee and its activities during fiscal 2017 are described in the Report of the Audit Committee below.

Compensation Committee

The current members of our Compensation Committee are Mr. Novich (Chair) and Drs. Frank and Su. The Board of Directors has determined that each of Mr. Novich and Drs. Frank and Su is independent as defined under the Nasdaq Rules and the independence requirements under Rule 10C-1 of the Exchange Act. The Compensation Committee evaluates and sets the compensation of our Chief Executive Officer and our other executive officers, and makes recommendations to our Board of Directors regarding the compensation of our directors. The Compensation Committee oversees the evaluation of senior management. In connection with its oversight and administration of ADI’s cash and equity incentive plans, the Compensation Committee authorizes the granting of stock options, RSUs and other stock incentives (within guidelines established by our Board of Directors and in accordance with our Stock Option and Stock-Based Award Grant Date Policies) to our officers. In accordance with the terms of our Amended and Restated 2006 Stock Incentive Plan, which we refer to as the 2006 Stock Incentive Plan, the Amended and Restated 2005 Equity Incentive Plan, which we refer to as the 2005 Plan, and the Amended and Restated 2010 Equity Incentive Plan, which we refer to as the 2010 Plan (the latter two of which were assumed by us in the Linear Technology acquisition), the Compensation Committee has delegated to our Chief Executive Officer the power to grant and modify options, RSUs and other stock awards to employees who are not executive officers or directors, subject to specified thresholds, parameters and applicable law. Our Compensation Committee held 16 meetings (including by telephone conference) during fiscal 2017.

Compensation Committee Consultants. The Compensation Committee has the authority, in its sole discretion, to retain or obtain the advice of any independent legal, accounting or other advisors it deems necessary or appropriate to carry out its responsibilities. The Compensation Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of these advisors as established by the Compensation Committee. The Compensation Committee retained Pearl Meyer and Partners, or Pearl Meyer, an independent compensation consultant, during fiscal 2017. Pearl Meyer reports directly to the Compensation Committee and assists the Compensation Committee in evaluating and designing our executive and director compensation program and policies. In fiscal 2017, the Compensation Committee instructed Pearl Meyer to assist it in defining a peer group of companies, compare our executive and director compensation arrangements to those of the peer group, assist it in defining a comparator group of companies for the 2017 performance-based RSUs and provide market data and advice regarding the design of the Linear Integration PRSUs and provide market data and advice regarding executive and director compensation plan design. Pearl Meyer conducted a detailed analysis of the competitiveness and appropriateness of the Company’s total executive compensation opportunity in comparison to our peer group. Pearl Meyer also conducted a risk assessment of our executive compensation program. In connection with its work for the Compensation Committee, Pearl Meyer is invited to attend many of the Compensation Committee’s meetings and, upon request of the Compensation Committee, attends executive sessions of the Compensation Committee. Pearl Meyer is retained only by the Compensation Committee and does not provide any other consulting services to Analog Devices. The Compensation Committee also solicits advice from time to time from our outside counsel, WilmerHale. The Compensation Committee assesses the independence of its advisors on an annual basis. The Compensation Committee requested and received an independence letter from each of Pearl Meyer and WilmerHale providing information to assist the Compensation Committee in selecting and receiving advice from such advisor after considering the independence factors that are identified in the Nasdaq rules. The Compensation Committee determined that the engagement of these advisors did not raise any conflicts of interest for all work performed for the Compensation Committee during fiscal 2017. The activities of our Compensation Committee and the services Pearl Meyer performed for the Compensation Committee during fiscal 2017 are further described in “INFORMATION ABOUT EXECUTIVE COMPENSATION — Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee

The current members of our Nominating and Corporate Governance Committee are Mr. Champy (Chair) and Dr. Frank. The Board of Directors has determined that each of Mr. Champy and Dr. Frank is independent as defined under the Nasdaq Rules. The primary responsibility of the Nominating and Corporate Governance Committee is to identify individuals qualified to become Board members consistent with criteria approved by the Board of Directors, recommend to the Board of Directors the persons to be nominated by the Board of Directors for election as directors at any meeting of shareholders, recommend to the Board of Directors the directors to be appointed to each committee of the Board of Directors, develop and recommend to the Board of Directors a set of corporate governance principles and oversee the evaluation of the Board of Directors. The Nominating and Corporate Governance Committee also leads the Board of Directors’ succession planning efforts with respect to senior executives and oversight of our Code of Business Conduct and Ethics. The Nominating and Corporate Governance Committee has the authority to engage any independent legal and other advisors it deems necessary or appropriate to carry out its responsibilities. These independent advisors may be the regular advisors to the Company. The Nominating and Corporate Governance Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of these advisors as established by the Nominating and Corporate Governance Committee. For information relating to nominations of directors by our shareholders, see “— Director Candidates” above. Our Nominating and Corporate Governance Committee held six meetings during fiscal 2017 (including by telephone conference).

The Board of Directors’ Role in Risk Oversight

Our management team is responsible for day-to-day risk management activities. The Board of Directors’ role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. Members of management report to the Board of Directors (or the appropriate committee in the case of risks that are under the purview of a particular committee) regarding risk identification, risk management and risk mitigation strategies. In particular, the Audit Committee discusses ADI’s policies with respect to risk assessment and risk management as they apply to ADI’s financial statement integrity and reporting and internal controls. The Audit Committee also receives regular reports from our Director of Internal Audit on internal audit matters and receives reports at least annually from our Chief Information Officer on information security, technology and data privacy and protection. The Chief Information Officer also provides an annual report to the full Board of Directors regarding cybersecurity risk. The Compensation Committee considers whether ADI’s executive compensation program and non-executive director compensation practices encourage excessive or inappropriate risk taking, and the Nominating and Corporate Governance Committee leads the Board with respect to the adequacy of the Company’s governance structure and process and of succession planning for the Company’s Board of Directors, Chief Executive Officer and other executive officers.

Report of the Audit Committee

The Audit Committee of the Board of Directors assisted the Board of Directors’ oversight of (i) the integrity of our financial statements and the Company’s systems of internal control over financial reporting and disclosure controls and procedures, (ii) the qualifications and independence of our independent registered public accounting firm, and (iii) the performance of our internal audit function and independent registered public accounting firm. The Audit Committee also met privately with our independent registered public accounting firm and our Director of Internal Audit to discuss our financial statements and disclosures, accounting policies and their application, internal controls over financial reporting, and other matters of importance to the Audit Committee, the independent registered public accounting firm and the internal auditors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements contained in our Annual Report on Form 10-K and the quarterly financial statements during fiscal 2017, including the specific disclosures in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These discussions also addressed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee reported on these meetings to our Board of Directors. The Audit Committee also selected and appointed our independent registered public accounting firm, reviewed the performance of the independent registered public accounting firm during the annual audit and on assignments unrelated to the audit, assessed the independence of the independent registered public accounting firm, and reviewed and approved the independent registered public accounting firm’s fees. The Audit Committee also has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent registered public accounting firm. The Audit Committee operates under a written charter adopted by our Board of Directors.

The Audit Committee reviewed with our independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accounting firm (i) the matters to be discussed as required by AS 1301: Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (PCAOB) and (ii) the independent registered public accounting firm’s independence from Analog Devices and its management, including the matters in the written disclosures and the letter we received from the independent registered public accounting firm required by the PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding the independent registered public accounting firm’s communications with the Audit Committee on independence. The Audit Committee considered the appropriateness of the provision of non-audit services by the independent registered public accounting firm relative to their independence.

Based on its review and discussions referred to above, the Audit Committee recommended to our Board of Directors (and the Board of Directors approved) that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 28, 2017. The Audit Committee also selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending November 3, 2018.

Audit Committee

Kenton J. Sicchitano, Chairman

Bruce R. Evans

Mark M. Little

Independent Registered Public Accounting Firm Fees and Other Matters

The following table presents the aggregate fees billed for services rendered by Ernst & Young LLP, our independent registered public accounting firm, for fiscal 2017 and fiscal 2016.

	Fiscal 2017	Fiscal 2016
Audit Fees	$6,115,000	$3,040,000
Audit-Related Fees	249,000	471,000
Tax Fees	6,251,000	1,845,000

Total Fees	$12,615,000	$5,356,000

Audit Fees. These are fees related to professional services rendered in connection with the audit of our consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting, the reviews of our interim financial statements included in each of our Quarterly Reports on Form 10-Q, international statutory audits, reviews and comfort letter procedures related to our filings on Form S-3, assistance with registration statements and other periodic filings, and accounting consultations that relate to the audited financial statements and are necessary to comply with U.S. generally accepted accounting principles. The fees for fiscal 2017 also include audit services relating to the acquisition of Linear Technology.

Audit-Related Fees. These are fees for assurance and related services and consisted primarily of audits of employee benefit plans, due diligence and accounting matters not related to the annual audit, including for fiscal 2016, consultations regarding proposed transactions and due diligence services relating to the acquisition of Linear Technology, and for fiscal 2017, services related to the Company’s pending adoption of ASC 606.

Tax Fees. These are fees for acquisition-related tax advice and services, including services relating to the acquisition of Linear Technology, professional services related to tax return preparation services for our expatriates, international tax returns, tax advice and planning and assistance with international tax audits. Included in this amount are fees of $406,000 in fiscal 2017, and $508,000 in fiscal 2016, for tax compliance services for our international affiliates and tax return preparation services for our expatriate employees on international assignments. Ernst & Young LLP does not provide tax services to any person in a financial reporting oversight role at Analog Devices.

Audit Committee’s Pre-Approval Policy and Procedures

The Audit Committee of our Board of Directors has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent registered public accounting firm. We may not engage our independent registered public accounting firm to render any audit or non-audit service unless either the service is approved in advance by the Audit Committee or the engagement to render the service is entered into pursuant to the Audit Committee’s pre-approval policies and procedures. On an annual basis, the Audit Committee may pre-approve services that are expected to be provided to Analog Devices by the independent registered public accounting firm during the following 12 months. At the time the pre-approval is granted, the Audit Committee must (1) identify the particular pre-approved services in a sufficient level of detail so that management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved services and (2) establish a monetary limit with respect to each particular pre-approved service, which limit may not be exceeded without obtaining further pre-approval under the policy. At regularly scheduled meetings of the Audit Committee, management or the independent registered public accounting firm must report to the Audit Committee regarding each service actually provided to Analog Devices.

If the cost of any service exceeds the pre-approved monetary limit, that service must be approved (1) by the entire Audit Committee if the cost of the service exceeds $100,000 or (2) by the Chairman of the Audit Committee if the cost of the service is less than $100,000 but greater than $10,000. If the cost of any service exceeds the pre-approved monetary limit, individual items with a cost of less than $10,000 each do not require further pre-approval, provided that the total cost of all individual items does not exceed $40,000 and an update of all items in this category is provided to the Audit Committee at each quarterly scheduled meeting. However, if the cost of all the individual items will exceed $40,000, the Chairman of the Audit Committee must receive a summary of those items with a request for approval of any amounts to be incurred in excess of $40,000.

The Audit Committee has delegated authority to the Chairman of the Audit Committee to pre-approve any audit or non-audit services to be provided to Analog Devices by the independent registered public accounting firm for which the cost is less than $100,000. During fiscal 2017 and fiscal 2016, all services provided to Analog Devices by Ernst & Young LLP were pre-approved in accordance with the pre-approval policies and procedures described above.

Director Compensation

Our non-employee director compensation program is designed to attract and retain experienced and knowledgeable directors and to provide equity-based compensation to align the interests of our directors with those of our shareholders. Each non-employee director receives an annual cash retainer and an annual equity award in the form of restricted stock units, or RSUs. To reflect their additional responsibilities, the Chairs and members of all committees receive an additional cash retainer. The Presiding Director also receives an additional cash retainer. Mr. Roche, as an employee director, does not receive any additional compensation for his services as director.

The Board of Directors has delegated to the Compensation Committee the responsibility to review and recommend to the Board of Directors any proposed changes to non-employee director compensation. Annually, the Compensation Committee reviews with Pearl Meyer, the Compensation Committee’s independent compensation consultant, non-employee director compensation information for our peer group to check the alignment of our non-employee director compensation package with market practice and current trends. The Compensation Committee then makes recommendations to the full Board with respect to compensation of our non-employee directors, and the full Board reviews these recommendations and makes a final determination.

In fiscal 2017 we granted 100% of the value of the annual equity award to each of our non-employee directors in the form of time-based RSUs. These RSUs vest in full on the earlier of the first anniversary of the date of grant or the date of the Company’s next annual meeting. On February 15, 2017, Dr. Little, who joined the Board in January 2017, was granted a stock option to purchase 1,040 shares of common stock, with an exercise price of $81.60 per share and 195 RSUs for services to be provided during fiscal 2017. On March 8, 2017, we granted each non-employee director 2,455 RSUs for services to be provided during fiscal 2017. On April 17, 2017, Mr. Swanson, who joined the Board in March 2017, was granted 2,445 RSUs. On June 1, 2017, Mr. Swanson notified the Company that he had decided not to serve on the Board of Directors due to personal reasons. As a result of Mr. Swanson’s resignation, all of his outstanding and unvested RSUs were forfeited.

The following table details the total compensation earned by our non-employee directors in fiscal 2017.

2017 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
Richard M. Beyer(5)	27,678	—	—	—	27,678
James A. Champy	108,750	200,549	—	—	309,299
Bruce R. Evans	80,000	200,549	—	—	280,549
Edward H. Frank	79,842	200,549	—	—	280,391
John C. Hodgson(5)	28,571	—	—	—	28,571
Mark M. Little(5)	62,637	216,112	17,468	—	296,217
Neil Novich	90,000	200,549	—	—	290,549
Kenton J. Sicchitano	95,000	200,549	—	—	295,549
Ray Stata	250,000	200,549	—	12,768	463,317
Lisa T. Su	77,500	200,549	—	—	278,049
Robert Swanson(6)	16,154	182,397	—	—	198,551

(1)

This amount includes a $70,000 annual board retainer. An additional annual retainer of $25,000 was paid to the chair of the Audit Committee, an additional annual retainer of $20,000 was paid to the chair of the Compensation Committee and an additional annual retainer of $15,000 was paid to the chair of the Nominating and Corporate Governance Committee. The Presiding Director also received an additional annual retainer of $20,000. The members of the Audit Committee (other than the chair) received an additional annual retainer of $10,000, the members of the Compensation Committee (other than the chair)

received an additional annual retainer of $7,500, and the members of the Nominating and Corporate Governance Committee (other than the chair) received an additional annual retainer of $5,000. For fiscal 2017, Mr. Stata, as Chairman of the Board of Directors, received a total annual retainer of $250,000. All cash retainers are paid in quarterly installments each on the 15th day of December, March, June and September of each fiscal year. Dr. Frank elected to defer receipt of his fees under our Deferred Compensation Plan, or DCP. For more information relating to our DCP, see “INFORMATION ABOUT EXECUTIVE COMPENSATION — Non-Qualified Deferred Compensation Plan” below.

(2)	These amounts represent the aggregate grant date fair value of awards for grants of stock options or RSUs to each listed director in fiscal 2017. These amounts do not represent the actual amounts paid to or realized by the directors during fiscal 2017. We recognize the fair value as of the grant date for stock options and RSUs over the number of days of service required for the award to become vested. All unvested RSUs granted to Mr. Swanson were forfeited as a result of his resignation.

(3)	The aggregate number of stock options and RSUs outstanding held by each director (representing unexercised stock options, both exercisable and unexercisable, and unvested RSUs) at October 28, 2017 is as follows:

Name	Number of Shares Subject to Option Awards Held as of October 28, 2017	Number of RSUs that have not Vested as of October 28, 2017
Richard M. Beyer	24,440	—
James A. Champy	53,210	2,455
Bruce R. Evans	12,890	2,455
Edward H. Frank	23,340	2,455
John C. Hodgson	46,000	—
Mark M. Little	1,040	2,455
Neil Novich	60,710	2,455
Kenton J. Sicchitano	60,710	2,455
Ray Stata	39,120	2,455
Lisa T. Su	25,760	2,455
Robert Swanson	—	—

The following table includes the assumptions, rounded to the nearest hundredth, which we used to calculate the grant date fair value amounts included in the “Stock Awards” and “Option Awards” column for fiscal 2017 Director Compensation.

Grant Date			Assumptions
		Exercise Price ($)	Volatility (%)	Expected Life (Years)	Risk-Free Interest Rate (%)	Dividend Yield (%)	Grant Date Fair Value Per Share ($)
02/15/2017	Stock options	81.60	26.34	5.1	2.03	2.21	16.80
02/15/2017	RSUs	—	—	—	0.86	2.21	79.81
03/08/2017	RSUs	—	—	—	1.03	2.16	81.69
04/17/2017	RSUs	—	—	—	1.04	2.36	74.60

The grant date fair value of RSUs represents the value of our common stock on the date of grant, reduced by the present value of dividends expected to be paid on our common stock prior to vesting. We compute the grant date fair value of stock options using a Black-Scholes valuation methodology. For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 3 to the Consolidated Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations —Critical Accounting Policies and Estimates — Stock-Based Compensation,” included in our Annual Report on Form 10-K for the year ended October 28, 2017.

We also reimburse our directors for travel to Board meetings and related expenses. Each director can elect to defer receipt of his or her fees under our DCP. See “INFORMATION ABOUT EXECUTIVE COMPENSATION — Non-Qualified Deferred Compensation Plan” below.

(4)	The amount represents payment of medical and dental insurance premiums on behalf of Mr. Stata and his spouse.

(5)	Mr. Beyer and Mr. Hodgson served on the Board of Directors until their terms ended on March 8, 2017. Dr. Little was appointed as a director in January 2017. At the time of Dr. Little’s appointment, we granted equity awards to our non-employees as follows: 50% of the value of the award consisted of stock options and 50% of the value of the award consisted of RSUs. Commencing with the annual non-employee director awards in March 2017, our non-employee directors receive 100% of the value of their annual equity award in the form of RSUs.

(6)	Mr. Swanson was appointed as a director in March 2017 following the closing of the Company’s acquisition of Linear Technology. On June 1, 2017, Mr. Swanson notified the Company that he had decided not to serve on the Board of Directors due to personal reasons. As a result of Mr. Swanson’s resignation, all of his outstanding and unvested RSUs were forfeited.

Stock Ownership Guidelines for Non-Employee Directors

Under our stock ownership guidelines, the target share ownership level for non-employee directors is at least four times the directors’ annual cash retainer. Directors have four years to achieve their targeted level. Shares subject to unexercised options, whether or not vested, and any shares that have been pledged as collateral for a loan will not be counted for purposes of satisfying these guidelines. Unvested RSUs are counted for purposes of satisfying the guidelines. All of our non-employee directors were in compliance with our stock ownership guidelines as of the end of fiscal 2017.

Equity Award Policy for Non-Employee Directors

During fiscal 2017, our equity award grant policy for non-employee directors provided for the following:

•

Each newly elected non-employee director elected other than at an annual meeting of shareholders is automatically granted under the 2006 Stock Incentive Plan an RSU award for a number of shares of our common stock approved by the Board of Directors, on the 15th day of the month following the month of the date of initial election as a director, or if Nasdaq is closed on that day, the next succeeding business day that Nasdaq is open.

•

On an annual basis, each non-employee director elected or re-elected at an annual meeting of shareholders is automatically granted under the 2006 Stock Incentive Plan an RSU award for a number of shares of our common stock approved by the Board of Directors, on the date of our annual meeting of shareholders, or if Nasdaq is closed on that day, the next succeeding business day that Nasdaq is open.

For fiscal 2017, RSUs granted to our non-employee directors under the 2006 Stock Incentive Plan vest on the earlier of the date of the Annual Meeting and the first anniversary of the date of grant, subject to acceleration as described below. Prior to the March 2017 RSU grant for non-employee directors, we granted annual equity awards to our non-employees as follows: 50% of the value of the award consisted of stock options and 50% of the value of the award consisted of RSUs. Commencing in March 2017, our non-employee directors receive 100% of the value of their annual equity award in the form of RSUs. The Board believed that this practice better aligns with market practice among our peers. The RSU awards vest in full upon the occurrence of a Change in Control Event (as defined in the 2006 Stock Incentive Plan) or the director’s death. If the director ceases to serve as a director by reason of his or her disability, as determined by the Board of Directors, each outstanding and unvested RSU will vest in full at the time he or she ceases to be a director. In addition, upon the occurrence of a Change in Control Event or in the event of the director’s death, disability or retirement after age 60, each vested option will continue to be exercisable for the balance of its term.

Certain Relationships and Related Transactions

Transactions with Related Persons

During fiscal 2017, Mr. Stata, our founder and Chairman of the Board, received a cash retainer for service on the Board of $250,000. Following his retirement as an employee in 2012, the Company agreed to provide medical and dental benefits to Mr. Stata and his spouse during their lifetimes on the same basis as provided to U.S. employees of the Company. The value of those medical and dental benefits in 2017 was $12,768. On March 8, 2017, we granted 2,455 RSUs to Mr. Stata. This award is identical to the award granted to our other non-employee directors on March 8, 2017 and vests on the earlier of the date of the Annual Meeting or the first anniversary of the grant date.

Policies and Procedures for Related Person Transactions

Our Board of Directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Analog Devices is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% shareholders (or their immediate family members, each of whom we refer to as a “related person” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Nominating and Corporate Governance Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Nominating and Corporate Governance Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the Chairman of the Nominating and Corporate Governance Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the Nominating and Corporate Governance Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Nominating and Corporate Governance Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Nominating and Corporate Governance Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than the terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Nominating and Corporate Governance Committee may approve or ratify the transaction only if the Nominating and Corporate Governance Committee determines that, under all of the circumstances, the transaction is in Analog Devices’ best interests. The Nominating and Corporate Governance Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Board of Directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of that entity), that is a participant in a transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in the entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; or

•	the transactions that are specifically contemplated by provisions of Analog Devices’ charter or bylaws.

The policy provides that the transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

PROPOSAL 2 — ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are requesting shareholder approval of the compensation of the executive officers named in our Summary Compensation Table below, who we refer to as our “named executive officers” or “NEOs.” This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Act, which added Section 14A to the Exchange Act. We are required to provide our shareholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the SEC’s rules. At the 2017 annual meeting of shareholders, our shareholders voted in favor of holding future “say on pay” votes every year. In accordance with the results of that vote, our Board of Directors determined to submit “say on pay” proposals to our shareholders every year.

Our Board of Directors is asking shareholders to approve the following non-binding advisory resolution:

RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and accompanying narrative disclosures in this proxy statement, is hereby approved.

As required by the Dodd-Frank Act, this is an advisory vote, which means that this proposal is not binding on us. Our Compensation Committee, however, values the opinions expressed by our shareholders and will carefully consider the outcome of the vote when making future compensation decisions for our NEOs. You may vote for, against or abstain from voting on this matter.

At our 2017 annual meeting of shareholders, our compensation program for our NEOs received the support of 97.9% of the total votes cast.

As described in detail in the “Compensation Discussion and Analysis” section of this proxy statement, ADI’s executive compensation program is significantly performance-based and designed to attract, retain and motivate strong executives to lead our complex, global organization and to align their interests with those of our shareholders. We seek to provide total compensation to our executives that is competitive with our peers, and we believe that our executive compensation program is designed to encourage the most talented individuals to grow their careers at ADI.

ADI has a longstanding philosophy and practice of paying executives for performance. In order to align our pay practices with shareholder interests, we tie a significant percentage of each executive’s compensation to the Company’s performance, in the form of variable cash incentive bonus payments and equity awards that rise in value only if our stock price increases. In fiscal 2017, a year in which ADI exceeded both our profitability and year-over-year revenue growth targets, aggregate payments under our executive performance incentive bonus plan were made at 248% of target, compared to 85% in fiscal 2016 and 154% in fiscal 2015.

We believe that our executive compensation program is working as intended and appropriately aligns executive pay with Company performance.

Our Board of Directors recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in this proxy statement.

INFORMATION ABOUT EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We intend to provide compensation for our executives that is competitive with our peers, with an opportunity for increased compensation if the Company’s performance warrants. The elements of our executives’ total compensation are base salary, variable cash incentive awards, long-term equity compensation awards, and retirement and other employee benefits. We have designed our compensation program to make a substantial percentage of our executive pay variable, subject to increase when corporate targets are overachieved and reduction when corporate targets are not reached.

This Compensation Discussion and Analysis, or CD&A, and the tables and narrative that follow provide important information about our executive officer compensation program for fiscal 2017. In this proxy statement, the terms “named executive officers” or “NEOs” refer to the following individuals who served as executive officers during fiscal 2017:

•	Vincent Roche — President and Chief Executive Officer

•	Prashanth Mahendra-Rajah — Senior Vice President, Finance and Chief Financial Officer

•	John Hassett — Senior Vice President, Global Operations and Technology

•	Steve Pietkiewicz — Senior Vice President, Power Products

•	Peter Real — Senior Vice President and Chief Technology Officer

•	Rick Hess — Non-Executive Strategic Advisor to the CEO and former Executive Vice President

•	Eileen Wynne — Vice President and Chief Accounting Officer and former Interim Chief Financial Officer

•	David Zinsner — Former Senior Vice President, Finance and Chief Financial Officer

On March 6, 2017, we announced that David Zinsner, our former Senior Vice President, Finance and Chief Financial Officer would be resigning to pursue a new role as president of a venture-backed technology company. From March 18, 2017 through September 27, 2017, Eileen Wynne, our Vice President and Chief Accounting Officer, served as Interim Chief Financial Officer. Effective September 28, 2017, Prashanth Mahendra-Rajah joined Analog Devices as our Senior Vice President, Finance and Chief Financial Officer. Ms. Wynne continues to serve as the Company’s Vice President and Chief Accounting Officer.

We acquired Linear Technology on March 10, 2017. On June 15, 2017, as part of the integration of Linear Technology, we announced the new senior leadership team for the combined company, resulting in changes to our executive officers, among other things. Rick Hess became a non-executive Strategic Advisor reporting to our CEO. Greg Henderson was promoted to Senior Vice President, Automotive, Communications and Aerospace & Defense, Yusuf Jamal was promoted to Senior Vice President, Industrial, Healthcare, Consumer and IoT Solutions and Security and former Linear Technology executive Steve Pietkiewicz was promoted to Senior Vice President, Power Products. In connection with the acquisition, we made commitments covering the compensation and benefits of legacy Linear Technology employees, including Mr. Pietkiewicz, through March 10, 2018, the first anniversary of the closing date. We subsequently extended these commitments through May 5, 2018, the end of the second quarter of our fiscal 2018 as part of the alignment of the compensation of our executives and legacy ADI and Linear Technology employees commencing the second half of fiscal 2018. For a description of Mr. Pietkiewicz’s fiscal 2017 compensation, see “Components of Executive Compensation — Compensation for Other Active Named Executive Officers — Fiscal 2017 Compensation of Steve Pietkiewicz, Senior Vice President, Power Products” below and in the tabular disclosures.

Except as otherwise indicated, the discussion below addresses the “active” NEOs as of the end of fiscal 2017: Messrs. Roche, Mahendra-Rajah, Hassett, Pietkiewicz and Real.

Compensation Processes and Philosophy

Our executive compensation program is designed to attract and retain top executive talent and align the interests of our executives and our shareholders. We accomplish this through the following steps:

1.	First, we ensure our executive compensation is competitive and attracts and retains top executive talent by understanding how the total target compensation (consisting of salary, bonus and equity awards) of our active NEOs compares to the total target compensation of those in similar positions within our peer group.

2.	We then consider a variety of factors, including the scope of the role, tenure in the position and the performance and experience of the individual when deciding how each active NEO’s total target compensation compares to the total target compensation of those in similar positions within our peer group.

3.	We structure our compensation package to align executives’ interests with those of our shareholders by tying a significant portion of their total compensation directly to ADI’s short- and long-term performance, which for the active NEOs (other than Mr. Pietkiewicz) is measured by OPBT margin, and year-over-year revenue growth, which both drive shareholder value, stock price appreciation and relative total shareholder return.

Our Chief Executive Officer’s compensation is described in more detail below under “— Chief Executive Officer Compensation.” Our other active NEOs’ compensation is described in more detail below under “— Compensation for Other Active Named Executive Officers.”

Fiscal 2017 Business Results

Fiscal 2017 was an excellent year for Analog Devices. Our senior leadership team continued to focus on our business philosophy, which centers on: the achievement of superior financial performance; superior innovation; and diversity of products, applications and customers. The following fiscal 2017 financial, strategic and operational accomplishments reinforce our commitment to these priorities, which we believe drive long-term profitable growth, free cash flow generation and shareholder returns.

Fiscal 2017 Financial Accomplishments1

•	GAAP revenue of $5.1 billion, up 49% year-over-year; Non-GAAP revenue of $5.2 billion, up 52% year-over-year

•	GAAP gross margins of 59.9%; Non-GAAP gross margins of 69.5%

•	GAAP operating margins of 20.7%; Non-GAAP operating margins of 39.5%

•	GAAP diluted earnings per share of $2.07; Non-GAAP diluted earnings per share of $4.72

We also returned approximately $602 million to shareholders in the form of dividends and increased our dividends per share paid to shareholders by 7%.

Fiscal 2017 Strategic Accomplishments

In addition to achieving excellent financial results, in fiscal 2017 we completed our acquisition of Linear Technology, a leading manufacturer of high performance analog integrated circuits with highly complementary products and customers. Our combined company has a top two market share position across all the key building blocks of the analog market, namely: data converters, power management, amplifiers, interface and high-

[1]	See Appendix A for additional information regarding non-GAAP financial measures and reconciliations of non-GAAP financial measures to their most directly comparable GAAP financial measures.

performance RF and microwave.2 In addition, we believe that our wide portfolio of products continues to deliver more value to our customers and positions us for long-term profitable growth.

“Say on Pay” Feedback from Shareholders

Each year we submit our executive compensation program to an advisory vote of our shareholders as required by Section 14A of the Exchange Act. Our executive compensation program received the support of 97.9% of the total votes cast at our 2017 Annual Meeting. We pay careful attention to any feedback we receive from our shareholders about our executive compensation program including the “say on pay” vote. During the course of the year, we held in-person and telephonic meetings with a number of shareholders to discuss a variety of matters, including our executive compensation program and how they evaluate it. Our Compensation Committee carefully considers this feedback when making decisions regarding executive compensation.

Pay for Performance

A significant portion of the total target compensation for our executives is in the form of variable, performance-based incentive compensation, with only a small portion of the total target compensation provided in the form of “fixed” compensation. We believe this provides our executives an opportunity to earn above peer average compensation if ADI delivers strong results, and conversely, if the Company delivers weaker results, our executives would earn less compensation. The pay mix for our active NEOs (other than Mr. Pietkiewicz) for fiscal 2017 is shown below:

The pay mix charts above are based on target compensation consisting of the annual rate of base salary and short-term and long-term incentive targets approved by the Compensation Committee. The pay mix for the “Other Active NEOs” in the chart above excludes the special Linear Integration PRSUs granted to the active NEOs (other than our Chief Executive Officer) in July 2017 after the completion of the acquisition of Linear Technology, which are exclusively dependent on Company performance. If those awards were taken into account, the percentage of performance-based incentives would increase for such active NEOs. For more information about the Linear Integration PRSUs, see “Components of Executive Compensation — Equity Compensation — Special Linear Integration Performance-Based Restricted Stock Units.”

[2]

Data based on Gartner reports and Company estimates based on fiscal 2015 and fiscal 2016 data. RF/microwave is based on Company estimates and excludes consumer and cellular infrastructure power amplifiers.

Variable Cash Incentive Bonus Payments. For fiscal 2017, we linked a significant portion of our executives’ cash compensation (other than for Mr. Pietkiewicz) to ADI’s performance, measured by our OPBT margin and year-over-year revenue growth on a quarterly basis, through our executive performance incentive plan. The performance metrics and targets for our executive performance incentive plan for fiscal 2017 excluded the results of Linear Technology and were identical for eligible ADI legacy employees and executives alike, which we believe drives consistent business goals. For fiscal 2017, the Compensation Committee set target percentages of 150% of base salary for our Chief Executive Officer and between 80%-100% of base salary for our remaining active NEOs (excluding Mr. Pietkiewicz). The Compensation Committee selected these target bonus percentages to ensure that a substantial portion of each executive’s cash compensation is directly linked to our business performance. For a description of Mr. Pietkiewicz’s fiscal 2017 variable cash incentive bonus payments, see “Compensation for Other Active Named Executive Officers — Fiscal 2017 Compensation of Steve Pietkiewicz, Senior Vice President, Power Products” below.

Our executive performance incentive plan takes into consideration our actual business results, compared to the strategic performance targets we set for our business. In setting our targets, we use an assessment of our business results relative to our peers to ensure that our performance targets are appropriately calibrated. Our Compensation Committee’s independent consultant, Pearl Meyer, conducted an analysis that compared our performance against the three-year median performance of our peers, including OPBT margin and year-over-year revenue growth, to help us determine the appropriate targets for each quarter of fiscal 2017, which were unchanged from fiscal 2016 targets. The three-year median OPBT margin for our peer group was 16%, compared to our target of 30% for each quarter of fiscal 2017, and our 30% target also exceeded the peer group median for each of the past three years. The three-year median compound annual growth rate for our peer group was 4%, compared to our target of 8% for each quarter of fiscal 2017, and our 8% target exceeded the peer group median for each of the past three years.

Equity Awards. We also link pay and performance by providing a significant amount of our executives’ compensation in the form of equity awards, the value of which is directly tied to our stock price performance over the long term. In fiscal 2017, approximately 67% of the average total target compensation of our active NEOs (other than Mr. Pietkiewicz) was in the form of equity. This figure excludes the Linear Integration PRSUs granted during fiscal 2017 to our active NEOs (other than our Chief Executive Officer) in July 2017 to promote the successful integration of Linear Technology. If those awards were taken into account, equity as a percentage of overall target compensation, would increase to approximately 74%. In fiscal 2017, the form and mix of equity awards delivered as part of our annual equity award program for our executive officers was as follows:

Performance-Based RSUs. Approximately 33% of the value was delivered in the form of performance-based RSUs, under which the number of shares of ADI common stock received following vesting will be based on ADI’s total shareholder return, or TSR, performance (defined as share price appreciation plus cumulative cash dividend payments) measured against the median TSR of a defined comparator group of companies over a three-year period. These performance-based RSUs for our executives ensure a direct link between the value of our long-term incentives and the value that is created for our shareholders.

Time-Based RSUs. Approximately 33% of the value was delivered in the form of time-based RSUs, which increase or decrease in value depending on our share performance.

Stock Options. Approximately 33% of the value of our executives’ equity was delivered in the form of stock options that provide a direct link between these awards and the appreciation of the stock owned by our shareholders.

In addition to the annual equity award program described above, in July 2017, to promote the successful integration of Linear Technology and achievement of the Company’s synergy goals, the Compensation Committee approved the grant of the Linear Integration PRSUs to members of the Company’s senior executive team, including the active NEOs other than our Chief Executive Officer. For more information about the Linear

Integration PRSUs, see “Components of Executive Compensation — Equity Compensation — Special Linear Integration Performance-Based Restricted Stock Units.”

Total Shareholder Return

We calculate and evaluate our TSR performance annually in March in connection with the vesting of our performance-based RSUs. Fiscal 2014 was the first year that we included performance-based RSUs as part of our executives’ annual equity award compensation. The performance period for the 2014 performance-based RSUs ended on March 12, 2017. On a three-year cumulative basis, our TSR performance was 55.41% compared to the median TSR of a defined comparator group of companies of 54.32%, placing our TSR performance above the comparator group on a three-year basis.

For purposes of calculating TSR performance, we use the TSR calculation set forth in our performance-based RSU award agreements. The periods used to calculate share price appreciation and dividends paid are held constant and the beginning stock price used is the average of the closing prices of the applicable stock for the 90 calendar days starting and including the first day of the measured period and the ending stock price used is the average of the closing price of the applicable stock for the 90 calendar days up to and including the last day of the measured period. Companies in the 2014 performance-based RSU award comparator group that are not publicly traded as of the date of the TSR calculation are not included in the calculation. For more information about our performance-based RSUs, see “— Components of Executive Compensation — Equity Compensation” below.

Pay and Governance Practices

Our pay and governance practices are designed to align our executives’ interests with our shareholders. For example:

•	We do not guarantee salary increases or non-performance-based bonuses

•	Our cash incentive bonus awards for legacy ADI executives are based solely on our financial performance

•	We do not modify our performance targets during the performance period, even in challenging years

•	We do not provide new tax gross-ups for executive officers
•	With the exception of restricted stock awards assumed in connection with the Linear Technology acquisition, we do not pay dividends on unvested equity awards

•	We do not provide extensive perquisites to our executives

•	We have a specific policy regarding the grant dates of stock options, RSUs and other stock-based awards for our directors, executive officers and employees.
•	We have stock ownership guidelines for all officers and directors

•	We prohibit hedging transactions and “short sales” involving ADI securities

•	We prohibit holding ADI securities in margin accounts

•	We prohibit pledging ADI securities as collateral for a loan

•	Annual “say on pay” vote

Benchmarking

In making its compensation determinations, the Compensation Committee annually reviews the total compensation that each of our executives is eligible to receive against the compensation levels of comparable positions of a peer group of companies. The Compensation Committee has sought to select peer companies that are publicly traded, headquartered in the United States, compete with us for talent, and are similar to ADI in their product and services offerings, business model, revenue size and market capitalization. The composition of the peer group is reviewed annually by the Compensation Committee. In September 2016, the Compensation Committee engaged Pearl Meyer to conduct a review of the composition of the Company’s peer group for fiscal 2017. Due to the then-pending acquisition of Linear Technology, which the Compensation Committee recognized would substantially increase the Company’s size and complexity, the Compensation Committee instructed Pearl Meyer to perform its analysis and present its recommendation on both a pre-acquisition and post-acquisition basis. As a result of rapid consolidation in the semiconductor industry over the last several years, in addition to companies that meet the criteria outlined above for our fiscal 2016 peer group, the pre-acquisition and post-acquisition peer groups for fiscal 2017 included additional semiconductor companies outside of our historic peer group, as well as companies outside of the semiconductor industry. These additional companies are similar in size and have similar gross margins and research and development spend as the Company, including peers of peers and peers of other companies in our sector.

In March 2017, the Compensation Committee approved the post-acquisition peer group for use in reviewing market data in support of the compensation decisions for the Company’s executive officers in fiscal 2017, including base salary, cash incentive bonus awards targets and long-term equity compensation. The median annual revenue of our 2017 peer group at that time was $4.5 billion, compared to our trailing four quarters revenue at the end of our first quarter of fiscal 2017 combined with Linear Technology for the same period of $5.1 billion. The median market capitalization of our peer group at that time was $13.5 billion, compared to our market capitalization of $19.5 billion. Some companies in our peer group (such as Texas Instruments) fall outside of our selection range. We include them in the peer group, however, because they have similar product and services offerings as ADI, they are direct competitors of ADI, we compete with them for talent, and they include ADI in their own peer group. Because executive compensation comparisons are done using percentiles, rather than averages, we do not believe the data becomes skewed if a company falls outside our selection range.

The peer group used by the Compensation Committee in fiscal 2017 to evaluate executive compensation consisted of the following companies:

2017 Peer Group

Advanced Micro Devices, Inc.(1)	Maxim Integrated Products, Inc.
Agilent Technologies, Inc.(1)	Microchip Technology Inc.
Applied Materials, Inc.(1)	NetApp, Inc.(1)
Boston Scientific Corporation(1)	NVIDIA Corporation
Broadcom Limited	Qorvo, Inc.
Juniper Networks, Inc.(1)	Skyworks Solutions Inc.
Lam Research Corporation(1)	Texas Instruments Inc.
Marvell Technology Group Ltd.	Xilinx Inc.

(1)	Added in Fiscal 2017.

For officers in positions for which the fiscal 2017 peer group companies do not publicly disclose compensation data, the Compensation Committee reviewed data collected from Radford’s Global Technology Survey. This survey depicts executive compensation levels across a wide spectrum of technology sector companies comparable in revenue size.

Components of Executive Compensation

For fiscal 2017, compensation for our executive officers (excluding Mr. Pietkiewicz), consisted of the following principal elements:

Element	Objective	Fixed/Variable

Base Salary	Attract and retain talent and provide stable source of income.	Fixed

Cash Incentive Bonus Award	Link pay and annual Company performance. Align executive compensation with the financial performance of the Company and our achievement of OPBT margin and year-over-year revenue growth, which are measured quarterly.	Variable

Long-Term Equity Compensation	Link pay and long-term Company performance. Reward stock price appreciation, promote long-term retention and permit executives to accumulate equity ownership in the Company.	Variable

Retirement and Other Employee Benefits	Retain talent by providing financial protection and security.	Fixed

In connection with the acquisition of Linear Technology, we made commitments covering the compensation and benefits of legacy Linear Technology employees, including Mr. Pietkiewicz, through March 10, 2018, the first anniversary of the closing date. We subsequently extended these commitments through May 5, 2018, the end of the second quarter of our fiscal 2018 as part of the alignment of the compensation of our executives and legacy ADI and Linear Technology employees, commencing the second half of fiscal 2018. For a description of Mr. Pietkiewicz’s fiscal 2017 compensation, see “Compensation for Other Active Named Executive Officers —Fiscal 2017 Compensation of Steve Pietkiewicz, Senior Vice President, Power Products” below.

Base Salary

We use the median base salary for similar positions within our peer group as an important factor in setting a base salary that can attract and retain talent. When setting the fiscal 2017 base salary for each individual active NEO, the Compensation Committee also considered other factors, including the scope of the role and the performance and experience of the individual.

Fiscal 2017 Executive Performance Incentive Plan

In September 2016, the Compensation Committee approved the terms of our fiscal 2017 Executive Performance Incentive Plan. The plan is designed to be variable, depending on ADI’s operating results. Legacy ADI executive and employee bonuses are calculated using the same plan targets.

All executive officers, including our active NEOs (other than Mr. Pietkiewicz), participated in our fiscal 2017 executive performance incentive plan. We calculated and paid bonuses under the fiscal 2017 plan as follows:

Base Salary	X	Individual Target Bonus Percentage	X	Bonus Payout Factor	=	Bonus Payout

Individual Target Bonus Percentage. For fiscal 2017, the Compensation Committee set target percentages of 150% of base salary for our Chief Executive Officer and between 80%-100% of base salary for our other active NEOs (other than Mr. Pietkiewicz). The Compensation Committee selected these target bonus percentages to ensure that a substantial portion of each executive’s cash compensation is performance-based and linked directly to our business performance, and to ensure that total compensation is competitive with those in similar positions within our peer group. Our Chief Executive Officer’s target was set at 150% in order to tie the majority of his cash compensation directly to Company performance.

Bonus Payout Factor. For fiscal 2017, we based the Bonus Payout Factor for the applicable quarterly bonus period on our OPBT margin and year-over-year revenue growth compared to the same quarter in the prior year. While our executive performance incentive plan contains quarterly performance targets, the Compensation Committee designed this plan to drive long-term performance. The targets are directly linked to our long-term corporate strategy of profitable growth, which drives shareholder value. We believe this combination ensures that we encourage a long-term focus on our business objectives, while measuring and rewarding progress against those objectives on a quarterly basis.

The Compensation Committee may adjust the OPBT margin and year-over-year revenue growth metrics in its sole discretion to exclude special items such as (but not limited to) restructuring-related expense, acquisition-related expense, amortization of intangibles, gain or loss on disposition of businesses, non-recurring royalty payments, and other similar non-cash or non-recurring items. The Compensation Committee may, in its discretion, exclude these items in order to prevent payments under the plan from being adversely or advantageously affected by special items. For purposes of determining the bonus payout factor for each quarter of fiscal 2017, in addition to excluding the financial results of Linear Technology, OPBT margin was adjusted to exclude acquisition-related expenses, acquisition-related transaction costs and restructuring-related expenses, consistent with the non-GAAP adjustments included in our fiscal 2017 quarterly earnings releases.

The Compensation Committee reviews and approves our performance targets at the beginning of each fiscal year, and historically these targets have not been re-set during the year, regardless of Company performance or economic conditions. We believe that this approach fosters accountability for our business results and is in keeping with our core belief that variable compensation expense, which increases when our performance is good and contracts when it is poor, gives us maximum flexibility to operate our business. While the OPBT margin and year-over-year revenue growth targets are set annually, we measure performance against those targets on a quarterly basis, applying the corresponding Bonus Payout Factor to base salary for that quarter, and pay the bonus amounts on a semi-annual basis following the end of the second and fourth quarters.

For fiscal 2017, we maintained challenging OPBT margin and year-over-year revenue growth targets of 30% and 8%, respectively, for each quarter. We selected the OPBT margin and year-over-year revenue growth targets in part based on the historical averages of those metrics for our peer group. The three-year median OPBT margin for our peer group was 16%, compared to our target of 30% for each quarter of fiscal 2017, and our 30% target also exceeded the peer group median for each of the past three years. The three-year median compounded annual growth rate for our peer group was 4%, compared to our target of 8% for each quarter of fiscal 2017, and our 8% target exceeded the peer group median for each of the past three fiscal years. We do not pay any bonus if profit margins fall to 20% or below, regardless of what revenue level we achieve. In addition, if revenue does not grow, we do not pay on that portion of the bonus. We capped the Bonus Payout Factor at 300% of target, and a 300% bonus payout would require us to achieve OPBT margins at or above 40% and year-over-year revenue growth levels at or above 28%.

For fiscal 2017, the calculated OPBT Margin, Year-Over-Year Revenue Growth and Bonus Payout Factor for each quarter were as follows:

	OPBT Margin (50% weight)		Revenue Growth (50% weight)		Quarterly Bonus Payout Factor (average)
	OPBT Margin (by quarter)	Bonus Payout Factor (by quarter)	YOY Revenue Growth (by quarter)	Bonus Payout Factor (by quarter)
Q1	35.0%	2.00	27.9%	2.99	2.50
Q2	35.8%	2.16	28.5%	3.00	2.58
Q3	38.1%	2.62	22.5%	2.45	2.54
Q4	41.0%	3.00	14.0%	1.60	2.30

In fiscal 2017, a year in which we had excellent financial results and exceeded our profitability and year-over-year growth targets, aggregate payments under our executive performance incentive plan were made at 248% of target, compared to 85% in fiscal 2016 and 154% in fiscal 2015.

Funding of Executive Performance Incentive Plan. For fiscal 2017, the Compensation Committee structured and administered the Company’s executive compensation plans and arrangements in a manner intended to mitigate the deduction limit under Section 162(m) of the Internal Revenue Code. Our Executive Section 162(m) Plan, or the 162(m) plan, is a separate plan approved by shareholders that allows for the annual bonus compensation paid to certain of our executive officers under our executive performance incentive plan to become eligible for deduction when it may not otherwise be deductible as a result of Section 162(m) as in effect for fiscal 2017. Pursuant to the 162(m) plan, at the beginning of fiscal 2017, the Compensation Committee designated Messrs. Roche, Hess and Hassett as participants in the 162(m) plan and allocated to each designated participant a portion of the annual incentive pool which is funded with 2% of the Company’s profits as described in the plan. Under the 162(m) plan, the Compensation Committee may use its discretion to decrease, but not increase, the amounts that may be paid to the participants out of their allocation of the funded incentive pool. The Compensation Committee exercised this discretion for fiscal 2017 by applying the performance goals of our executive performance incentive plan to the participants’ allocation of the funded incentive pool. For fiscal 2017, the 162(m) plan funded the incentive pool with an aggregate of $21.6 million, of which an aggregate of $4.1 million was distributed to the active NEO participants based on achievement of the performance goals under our executive performance incentive plan.

Equity Compensation

Our equity compensation program is a broad-based, long-term employee rewards program that is intended to attract, retain and motivate our employees, officers and directors and to align their interests with those of our shareholders. We believe that our equity program is critical to our efforts to hire and retain the best talent in the extremely competitive analog semiconductor industry. All equity awards granted to our executive officers are made under the Company’s 2006 Equity Incentive Plan.

For fiscal 2017, the value of our annual equity awards to our active NEOs (other than Mr. Pietkiewicz) was comprised of approximately 33% of performance-based RSUs, which have a three-year performance period and vest in one installment 14 days after the third anniversary of the grant date subject to the achievement of applicable performance metrics, approximately 33% of time-based RSUs that vest in full on the third anniversary of the grant date, and approximately 33% of stock options that vest in equal installments over five years. Because the value of the awards is based on our stock price, stock options, time-based RSUs and performance-based RSUs encourage recipients to focus on achievement of longer-term goals, such as strategic opportunities, technological innovation and shareholder return.

Performance-Based Restricted Stock Units. Our equity compensation program includes these performance-based RSUs for our executives to ensure that a direct link exists between the value of our long-term incentives and the value that is created for our shareholders. The number of shares of ADI common stock received by an executive officer following vesting of the performance-based RSUs will range from 0% to a maximum of 200% of the target amount based on ADI’s TSR performance measured against the median TSR of an established comparator group over a three-year period, capped at a maximum of 100% of the initial number of performance-based RSUs granted if the Company’s TSR is negative. The performance parameters established by the Compensation Committee are equal to 100% plus or minus two times the difference between the Company’s TSR and the comparator group median TSR. Attainment among performance parameters is subject to interpolation on a linear basis. The performance-based RSUs granted on March 12, 2014 had a three-year performance period that ended on March 12, 2017. On a three-year cumulative basis, our TSR performance was 55.41%, compared to the median peer group TSR of 54.32%. The Company’s TSR performance exceeded the peer group median TSR performance by 1.08%. Two times that difference equals 2.16%, which resulted in a payout percentage of 102.16% of target.

The comparator group designated for the performance-based RSUs granted in fiscal 2017 consisted of the companies represented in the Philadelphia Semiconductor Index (SOX Index) as of the grant date that are included in the SOX Index for the entire performance period. The Compensation Committee chose this comparator group because it consists of publicly traded companies that compete in the semiconductor industry, are representative of likely alternative investment opportunities for our investors, compete with us for talent, and are similar to ADI in their product and services offerings and business model. Consistent with our Compensation Committee’s desire to tie pay to performance, the value of each of these awards is directly linked to the long-term performance of our stock price.

Stock Options. We use stock options as a way to reward long-term value creation.

Time-Based Restricted Stock Units. In a volatile stock market, RSUs continue to provide value when stock options may not, which the Compensation Committee believes will be useful in retaining talented executives and employees in uncertain economic times. In this way, we use time-based RSUs as a retention tool and to enable our executives to accumulate stock ownership in the Company.

Linear Integration Performance-Based Restricted Stock Units. To promote the successful integration of Linear Technology and the achievement of the Company’s synergy goals, in July 2017, the Compensation Committee also approved the grant of the Linear Integration PRSUs to members of the Company’s senior executive team, including the active NEOs other than our Chief Executive Officer. The Linear Integration PRSUs are subject to the achievement of a pre-established performance goal based on the trailing twelve month non-GAAP operating profit before taxes, or non-GAAP OPBT as a percentage of revenue of the Company, determined as of the end of the second quarter of the Company’s fiscal year 2020. A number of Linear Integration PRSUs equal to 120% of the target number of Linear Integration PRSUs will vest on July 17, 2020 only if the Compensation Committee has certified that the non-GAAP OPBT goal has been attained and is subject to the participant’s continued service through the vesting date. The Compensation Committee may then exercise negative discretion to reduce (but not increase) the number of Linear Integration PRSUs that would otherwise vest by considering the attainment level of the following two additional performance goals: (i) 50% of the Linear Integration PRSUs that are determined to vest based on the attainment of the OPBT goal may be reduced based on the attainment level of the pre-established net synergy goal achieved in connection with the acquisition of Linear Technology within eighteen months of the closing of the acquisition, and (ii) 50% of the Linear Integration PRSUs that are determined to vest based on the attainment of the non-GAAP OPBT goal may be reduced based on the attainment level of the pre-established three-year cumulative revenue goal of Linear Technology on a standalone basis. Attainment among performance parameters is subject to interpolation on a linear basis.

We set a goal each year to keep the shareholder dilution related to our equity compensation program to a certain percentage, calculated as the total number of shares of common stock underlying new equity grants made during the year, divided by the total number of outstanding shares of our common stock at the beginning of the year. Our gross and net dilution rate have been consistently lower than that of our peers over the past several years. For fiscal 2017, our gross dilution percentage, excluding the equity awards assumed as part of the Linear Technology acquisition, was 1.1%, compared to an average of 1.7% for our peer group, and our net dilution percentage, excluding the equity awards assumed as part of the Linear Technology acquisition, was 1.0%, compared to an average of 1.0% for our peers. For the last five years, our gross dilution percentage, excluding the equity awards assumed as part of the Linear Technology acquisition, was 1.1% on average, compared to 1.8% on average for our peer group, and our net dilution percentage, excluding the equity awards assumed as part of the Linear Technology acquisition, was 0.9% on average, compared to 1.1% on average for our peer group. For the fiscal year ending November 3, 2018, our Board of Directors set the maximum aggregate number of shares of common stock with respect to which awards may be granted under the 2006 Stock Incentive Plan and the 2010 Stock Incentive Plan, in the aggregate, at 3.7 million shares, which equals approximately 1.0% of our outstanding common stock at the end of fiscal 2017.

Executive Stock Ownership Guidelines

Under our guidelines, the target stock ownership levels are two times annual base salary for the Chief Executive Officer and one times annual base salary for other executive officers. The Chief Executive Officer has four years from the date of his appointment as CEO to achieve his targeted level. Executive officers other than the CEO have five years from the date he or she becomes an executive officer to achieve their targeted level. Shares subject to unexercised options, whether or not vested, will not be counted for purposes of satisfying these guidelines. RSUs (whether or not vested) are counted for purposes of satisfying the guidelines. All of our executive officers were in compliance with our stock ownership guidelines as of the end of fiscal 2017.

Retirement and Other Employee Benefits

We maintain broad-based benefits for all employees, including health and dental insurance, life and disability insurance and retirement plans. Executives are eligible to participate in all of our employee benefit plans on the same basis as our other employees. The retirement and other employee benefit component of our executive compensation program is designed to attract excellent candidates by providing financial protection and security, and reward our executives for the total commitment we expect from them in service to ADI.

We maintain a Deferred Compensation Plan, or DCP, under which our executive officers and directors, along with a group of highly compensated management and engineering employees, are eligible to defer receipt of some or all of their cash compensation. This plan offers many of the same investment options as our 401(k) plan. Under our DCP, we provide all participants (other than non-employee directors) with Company contributions equal to 8% of eligible deferred contributions.

In the United States, we contribute to our 401(k) plan on behalf all legacy ADI participants, including our NEOs (other than Steve Pietkiewicz), amounts equal to 5% of the employee’s eligible compensation, plus matching contributions up to an additional 3%, subject to Internal Revenue Service, or IRS, limits. For those employees who also participate in the DCP described above, any compensation that is deferred under that plan is not considered eligible compensation for purposes of our Company contributions under the 401(k) plan. We also provide employees who are eligible to participate in the 401(k) plan but whose compensation is greater than the amount that may be taken into account in any plan year as a result of IRS limits ($270,000 for fiscal 2017), with a taxable payment equal to 8% of the employee’s 401(k)-eligible compensation in excess of the IRS limit.

In Ireland, we contribute to our Irish Defined Contribution Plan on behalf of all participants. Participants who had their benefits converted from the Analog Devices International Retirement and Death Benefit Plan to our Irish Defined Contribution Plan, including Peter Real, our Senior Vice President and Chief Technology Officer, and continue to participate in the Irish Defined Contribution Plan, contribute 5% of their pensionable salary to the Irish Defined Contribution Plan and the Company, in turn, contributes 15% of the participants’ pensionable salary, subject to limits established by the Irish tax authorities. Participants who were hired by our

Irish subsidiaries after January 1, 2013 are eligible to receive amounts equal to 5% of the employee’s eligible compensation, plus matching contributions up to an additional 3% of the employee’s eligible compensation. In accordance with the plan rules, in fiscal 2016, Mr. Real opted out of the Irish Defined Contribution Plan. After opting out, he receives a taxable payment equal to 13.5% of his eligible compensation in lieu of our contributions into the Irish Defined Contribution Plan.

Limited Perquisites

We do not award extensive perquisites to our executives. The only perquisites provided to our executives in fiscal 2017 were an executive health physical to executives who chose to take advantage of the benefit, the reimbursement for financial and tax planning services of up to $15,000 for the Chief Executive Officer and up to $10,000 for the other executive officers, and an automobile and certain commuting expenses for Mr. Real. These items are detailed in the Summary Compensation Table below.

We also maintain an expatriate program that provides certain benefits to our employees who accept expatriate assignments. Our executive officers are entitled to the same benefits under the Company’s expatriate program as other Company employees. Under the Company’s expatriate program, such benefits include providing gross-ups on taxable foreign assignment assistance and making tax equalization payments on behalf of (or to) expatriate employees who, as a result of their expatriate assignment, incur tax liabilities in excess of what they would have incurred had they not accepted the expatriate assignment. We did not provide tax equalization payments to any of our NEOs in fiscal 2017.

Compensation Recovery

Under the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, we can recoup those improper payments from our Chief Executive Officer and Chief Financial Officer. We will implement a broader clawback policy that is compliant with the regulations mandated under the Dodd-Frank Act when the regulations are adopted by the SEC and corresponding listing standards become effective.

Chief Executive Officer Compensation

Mr. Roche has served as our Chief Executive Officer since May 2013. Under his leadership, the Company successfully executed its fiscal 2017 financial, strategic and operational objectives intended to drive long-term profitable growth and increase shareholder value. In determining Mr. Roche’s compensation as Chief Executive Officer for fiscal 2017, the Compensation Committee considered all elements of Mr. Roche’s compensation and compared his total target compensation to the median of Chief Executive Officer compensation within our peer companies. They also considered Mr. Roche’s experience, tenure, and performance executing the Company’s strategy and driving long-term shareholder value. The design of Mr. Roche’s fiscal 2017 compensation provides incentives that link realized compensation with Company performance and is comprised of the following:

•	Annual base salary of $900,000, an increase of 6% compared to Mr. Roche’s fiscal 2016 annual base salary of $848,000;

•	Annual target bonus of 150% of base salary, calculated in accordance with the terms of the Company’s executive performance incentive plan, which remain unchanged from fiscal 2016; and

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A performance-based RSU grant with a Black-Scholes value of $2,358,821 (25,026 shares), a time-based RSU grant with a Black-Scholes value of $1,957,534 (25,026 shares), and an option grant with a Black-Scholes value of $1,978,473 (114,356 shares). The number of shares, if any, earned under the performance-based RSU grant will vest three years and fourteen days after its grant date, subject to the level of attainment of the performance parameters. Mr. Roche’s time-based RSU grant will vest in full on the third anniversary of its grant date. Mr. Roche’s option grant will vest 20% per year on each of the first five anniversaries of the date of grant. These vesting terms are identical to those generally contained in equity grants made to our employees in fiscal 2017.

Compensation for Other Active Named Executive Officers

Base Salary and Individual Target Bonus Percentages

During fiscal 2017, the Compensation Committee authorized base salaries and target bonus percentages for our active NEOs (other than our Chief Executive Officer), as specified in the table below:

Name of Executive	2017 Base Salary	2016 Base Salary	% Increase	2017 Individual Target Bonus as % of Base Salary	2016 Individual Target Bonus as % of Base Salary	% Increase

Prashanth Mahendra-Rajah, Senior Vice President, Finance and Chief Financial Officer	$550,000	—	N/A	100%	—	N/A

John Hassett, Senior Vice President, Global Operations and Technology	$440,000	$400,000	10.0%	80%	80%	0%

Steve Pietkiewicz, Senior Vice President, Power Products	$375,000	—	N/A	N/A	—	N/A

Peter Real, Senior Vice President and Chief Technology Officer	$440,000	$400,000	10.0%	80%	80%	0%

In March 2017, the Compensation Committee increased the base salaries of Messrs. Hassett and Real in order to maintain these aspects of their compensation within the range of comparable salaries in our peer group, which changed as a result of the acquisition of Linear Technology, which substantially increased the Company’s size and complexity. The individual target bonus percentages for Messrs. Hassett and Real remained unchanged from fiscal 2016. Messrs. Mahendra-Rajah and Pietkiewicz joined the Company during fiscal 2017, and therefore no fiscal 2016 comparable data is included in the table above. In June 2017, the Compensation Committee set the base salary of Mr. Pietkiewicz at $375,000 in connection with his promotion to Senior Vice President, Power Products to lead this business group focused on developing ADI’s power strategy and to take a lead role in the integration of Linear Technology’s and ADI’s power portfolio within ADI’s larger suite of high performance analog and mixed signal products and solutions. Mr. Pietkiewicz’s performance incentive compensation was paid in accordance with the contractual commitments made by the Company in connection with the acquisition of Linear Technology for all Linear Technology employees. Please refer to “— Fiscal 2017 Compensation of Steve Pietkiewicz, Senior Vice President, Power Products” below.

Equity Awards

The size of the equity awards approved by our Compensation Committee for our executives reflect the executive’s individual responsibilities and where that person is in his or her career with ADI. In fiscal 2017, the Compensation Committee authorized grants of equity awards to our active NEOs (other than our Chief Executive Officer), as follows:

Name of Executive	Stock Options	Time-based RSUs	Performance-based RSUs	Linear Integration Performance- Based RSUs
Prashanth Mahendra-Rajah	—	23,756	—	20,013

John Hassett	19,548	4,278	4,278	16,232

Steve Pietkiewicz	30,391	24,071	—	15,218

Peter Real	23,458	5,134	5,134	16,232

In granting awards to Mr. Mahendra-Rajah, the Compensation Committee considered the equity compensation levels of comparable executives at our peer group. In granting awards to Messrs. Hassett and Real, the Compensation Committee considered the equity compensation levels of comparable executives at our peer group, as well as the equity already held by each executive. The time-based restricted stock units granted by the Compensation Committee to Mr. Pietkiewicz consisted of 17,356 RSUs granted in accordance with the contractual commitments made by the Company in connection with the acquisition of Linear Technology for all Linear Technology employees and 6,715 RSUs granted in connection with his promotion to Senior Vice President, Power Products. The stock options granted to Mr. Pietkiewicz were also in connection with his promotion. The Linear Integration PRSUs were granted to all active NEOs, excluding our Chief Executive Officer, to promote the successful integration of Linear Technology. For more information about the Linear Integration PRSUs see “Components of Executive Compensation — Equity Compensation — Linear Integration Performance-Based Restricted Stock Units” above.

Fiscal 2017 Compensation of Steve Pietkiewicz, Senior Vice President, Power Products

The Company acquired Linear Technology on March 10, 2017. In connection with the acquisition, we made commitments covering the compensation and benefits of legacy Linear Technology employees, including Mr. Pietkiewicz, through the first anniversary of the closing date. We subsequently extended these commitments through May 5, 2018, the end of the second quarter of fiscal 2018 as part of the alignment of the compensation of our executives and legacy ADI and Linear Technology employees, commencing the second half of fiscal 2018. Pursuant to these commitments, Mr. Pietkiewicz’s compensation was comprised of the following components in fiscal 2017:

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Base Salary. Similar to the legacy Analog Devices executives, this is annual fixed cash compensation. In connection with Mr. Pietkiewicz’s promotion to Senior Vice President, Power Products during fiscal 2017, the Compensation Committee set his annual base salary at $375,000.

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Profit Sharing. The Company funds a profit sharing program for all eligible legacy Linear Technology employees based on the profitability of Linear Technology. The profit sharing payments made to Mr. Pietkiewicz in fiscal 2017 were calculated in the same manner as for the rest of the legacy Linear Technology eligible employees, and the percentage of base salary the payment represents is the same for all such employees. For fiscal year 2017, Mr. Pietkiewicz received profit sharing distributions equal to $64,792, of which $9,508 was contributed to Mr. Pietkiewicz’s 401(k).

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Performance Bonus Opportunity. In addition to the profit sharing opportunity, Mr. Pietkiewicz was eligible for a target cash bonus opportunity under the Linear Technology Corporation Executive Bonus Plan. The calculation of the cash bonus opportunity that Mr. Pietkiewicz received was based on what he received in the fiscal year prior to the acquisition. For fiscal 2017, Mr. Pietkiewicz received payments equal to $497,900 under this bonus plan.

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Equity-Based Award. In fiscal 2017, Mr. Pietkiewicz was granted a long-term restricted stock unit award that vests in equal installments over five years, consistent with the vesting schedule generally given to other legacy Linear Technology employees. In connection with Mr. Pietkiewicz’s promotion to Senior Vice President, Power Products, the Compensation Committee also granted him a time-based RSU award and a stock option award. The time-based RSU award vests in full on the third anniversary of its grant date and the stock option award vests in equal installments over five years.

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Retirement and Other Employee Benefits. We maintain broad-based benefits for legacy Linear Technology employees, including health and dental insurance, life and disability insurance, and retirement plans. Mr. Pietkiewicz is eligible to participate in all of our employee benefit plans on the same basis as our other legacy Linear Technology employees, subject to applicable plan limits.

In addition to the above, Mr. Pietkiewicz also received a Linear Integration PRSU award. For more information about the Linear Integration PRSUs, see “Components of Executive Compensation — Equity Compensation — Special Linear Integration Performance-Based Restricted Stock Units” above.

Fiscal 2017 Compensation of Other Named Executive Officers

On March 6, 2017, we announced that David Zinsner, our former Senior Vice President, Finance and Chief Financial Officer was resigning to pursue a new role as president of a venture-backed technology company. Mr. Zinsner’s resignation was not a result of any dispute or disagreement with the Company. In connection with Mr. Zinsner’s separation from the Company and in recognition of his service and contributions to the Company, effective April 18, 2017, we entered into a separation agreement with Mr. Zinsner pursuant to which, in exchange for a one-year non-competition and non-solicitation agreement, Mr. Zinsner received a payment in the amount of $598,994, which represents what he would have received under the Company’s 2017 Executive Performance Incentive Plan for the first half of fiscal 2017 absent his departure. See the Summary Compensation Table for more information regarding the fiscal 2017 compensation for Mr. Zinsner.

Ms. Wynne, our Vice President and Chief Accounting Officer, served as Interim Chief Financial Officer from March 18, 2017 through September 27, 2017. See the Summary Compensation Table for more information regarding the fiscal 2017 compensation of Ms. Wynne.

On June 15, 2017, Mr. Hess ceased serving as an executive officer and transitioned to non-executive Strategic Advisor to the Chief Executive Officer providing strategic advice and guidance to our Chief Executive Officer and senior executives with a primary focus on Linear Technology integration matters. In connection with Mr. Hess’ change in responsibilities and reduced schedule, the Compensation Committee approved amendments to Mr. Hess’ employment agreement to change his title, and adjust his annual base salary from $650,000 to $175,000. His target cash incentive bonus under the Company’s employee performance incentive plan remains at 100% of his annual base salary. In addition, the amended employment agreement provides that Mr. Hess’ severance protection thereunder shall remain in place and that any severance benefits that Mr. Hess is entitled to under the terms of his employment agreement, other than in connection with a change in control of the Company, will be calculated on the basis of his annual base salary and target cash incentive bonus in effect as of immediately prior to the effectiveness of the amendment. See the Summary Compensation Table, “Change in Control Benefits” and “Severance Benefits” for further information regarding the fiscal 2017 compensation of Mr. Hess and his employment agreement.

Severance, Retention and Change in Control Benefits

Change in Control Benefits

We have entered into change in control retention agreements with each of our executive officers (other than Mr. Hess) and other key employees. Among other things, these retention agreements provide for severance benefits if the employee’s service with us is terminated within 24 months after a change in control (as defined in each agreement) that was approved by our Board of Directors. In connection with our acquisition of Hittite Microwave Corporation, or Hittite, in 2014, we also entered into an employment agreement with Mr. Hess, which provides for severance benefits if Mr. Hess’ service with us is terminated within 24 months after a change in control (as defined in the agreement). See “ — Change in Control Benefits” below for additional information about these agreements.

We designed the change in control retention agreements and Mr. Hess’ employment agreement to help ensure that our executive team is able to evaluate objectively whether a potential change in control transaction is in the best interests of ADI and our shareholders, without having to be concerned about their future employment. We believe that retaining the services of our key executives during a change in control scenario is critical. These agreements help ensure the continued services of our executive officers throughout the change in control transaction by giving them incentives to remain with us rather than seeking alternative employment or being recruited to a competitor during a highly uncertain time. The Compensation Committee reviewed prevalent market practices in determining the severance amounts and the events that trigger payments under the agreements. The Compensation Committee determined that the amounts and triggering events were appropriate and designed to encourage decision-making that is in the best interests of ADI. In fiscal 2017, the Compensation Committee asked Pearl Meyer, its independent compensation consultant, to review our severance, retention and change in control arrangements and Pearl Meyer determined that those arrangements were competitive with existing market practice in the semiconductor industry and that it was appropriate to maintain the program for fiscal 2017. Change in control retention agreements entered into between the Company and eligible employees since 2009 do not contain excess parachute payment tax gross-up provisions.

Mr. Pietkiewicz also currently has a Linear Technology Change in Control Agreement that provides for severance benefits to Mr. Pietkiewicz in specified circumstances following termination of his employment within 24 months following our acquisition of Linear Technology. These benefits are described further below in “— Severance Benefits — Mr. Pietkiewicz’s Linear Technology Change in Control Agreement.”

Under our 2006 Stock Incentive Plan, in the event of a change in control, all of our employees, including our active NEOs, if they remain employed by ADI, would have one-half of the shares of common stock subject to their then outstanding unvested options accelerate and become immediately exercisable and one-half of their unvested RSUs would vest. The remaining one-half of the unvested options or RSUs would continue to vest in accordance with the original vesting schedules, and any remaining unvested options or RSUs would vest if, on or prior to the first anniversary of the change in control, his or her employment is terminated without “cause” or for “good reason” (as defined in the plan). We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “— Potential Payments Upon Termination or Change in Control” below.

Severance Benefits

Mr. Hess’ employment agreement provides for severance benefits to Mr. Hess in specified circumstances following the termination of his employment that does not involve a change in control as described further below in “— Severance Benefits — Mr. Hess’ Employment Agreement.”

On March 6, 2017 we announced that David Zinsner, our former Senior Vice President, Finance and Chief Financial Officer, was resigning to pursue a new role as president of a venture-backed technology company. Mr. Zinsner’s resignation was not a result of any dispute or disagreement with the Company. In connection with Mr. Zinsner’s separation from the Company, we entered into a separation agreement that provides for benefits, as described further below in “— Severance Benefits — Mr. Zinsner’s Separation Agreement.”

When the employment of other executive officers terminates in a situation that does not involve a change in control, the officer is entitled to receive the same benefits as any other terminated employee in that geographical location.

Equity Award Grant Date Policy

Our Compensation Committee has adopted specific policies regarding the grant dates of stock options, RSUs and other stock-based awards for our executive officers and employees. In each case, the exercise price of stock options equals the closing price of our common stock on the grant date.

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New Hire Grants: The grant date of all awards to newly hired executive officers and employees is the 15th day of the month after the date on which the individual commences employment with us (or the next succeeding business day that Nasdaq is open).

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Annual Grants: The grant date of all annual awards is the earlier to occur of (i) the scheduled date of the annual meeting of shareholders, or (ii) the first business day of April that Nasdaq is open. In connection with the harmonization of the compensation programs of Analog Devices and Linear Technology, in December 2017, the Board of Directors approved moving the grant date for the fiscal 2018 annual awards from March 14, 2018 to March 30, 2018, to align the grant date with the one-time shift in timing of the Company’s worldwide annual employee compensation review process.

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Other Grants: All other awards granted to existing executive officers and employees throughout the year (off-cycle awards) have a grant date of the 15th day of the month (or the next succeeding business day that Nasdaq is open) provided the award is approved on or prior to such grant date.

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Foreign Registrations: Any awards requiring registration or approval in a foreign jurisdiction will have a grant date of the 15th day of the month (or the next succeeding business day that Nasdaq is open) following the effective date of that registration or approval.

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Blackout Periods: Our Compensation Committee does not approve off-cycle awards to our executive officers during the quarterly and annual blackout periods under our insider trading policy. The quarterly and annual blackout periods begin three weeks before the end of each fiscal quarter and end at the beginning of the second full trading day after we announce our quarterly earnings.

We describe the equity award grant date policy for our non-employee directors above under “Corporate Governance — Director Compensation.”

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company’s chief executive officer and its three most-highly compensated executive officers (other than the chief executive officer and the chief financial officer) whose compensation is required to be disclosed to our shareholders under the Exchange Act. Pursuant to the 2017 Tax Cuts and Jobs Act, signed into law on December 22, 2017 (the “Tax Act”), for fiscal years beginning after December 31, 2017, the compensation of the chief financial officer is also subject to the deduction limitation. For fiscal years beginning on or before December 31, 2017, certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. Pursuant to the Tax Act, subject to certain transition rules, for fiscal years beginning after December 31, 2017, the performance-based compensation exception to the deduction limitations under Section 162(m) will no longer be available. As a result, for fiscal years beginning after December 31, 2017, all compensation in excess of $1 million paid to the specified executives will not be deductible. For fiscal 2018 (which began before the Tax Act changes to Section 162(m) became effective), the Compensation Committee intends to structure the annual bonus compensation program for its executives in a manner similar to the fiscal 2017 bonus program so that compensation will not be subject to the deduction limitation under Section 162(m), however, the Compensation Committee reserves the right for fiscal 2018 and for future fiscal years to use its business judgment to authorize compensation payments to the Company’s executives that may be subject to the Section 162(m) deduction limit when the Compensation Committee believes such payments are appropriate and in the best interests of ADI and our shareholders.

Mr. Roche has a change in control retention agreement that contain provisions regarding Section 280G of the Internal Revenue Code. Since 2009, any new executive compensation arrangements for new executives do not contain tax gross up provisions for excess parachute payments.

We expense in our financial statements the compensation that we pay to our executive officers, as required by U.S. generally accepted accounting principles. As one of many factors, the Compensation Committee considers the financial statement impact in determining the amount of, and allocation among the elements of, compensation. We account for stock-based compensation under our 2006 Stock Incentive Plan and the 2005 Plan and 2010 Plan (the latter two of which we assumed in the Linear Technology acquisition), as well as all predecessor plans, in accordance with U.S. generally accepted accounting principles.

Risk Considerations in Our Compensation Program

In fiscal 2017, our Compensation Committee reviewed our incentive compensation programs, discussed the concept of risk as it relates to our compensation program, considered various mitigating factors and reviewed these items with its independent consultant, Pearl Meyer. In addition, our Compensation Committee asked Pearl Meyer to conduct an independent risk assessment of our executive compensation program. Based on these reviews and discussions, the Compensation Committee does not believe our compensation program encourages excessive or inappropriate risk taking for the following reasons:

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We structure our pay to consist of both fixed and variable compensation with short- and long-term horizons. The fixed (salary) portion of compensation is designed to provide a steady income regardless of ADI’s stock price performance. The variable (cash bonus, stock option, time-based RSU and performance-based RSU) portions of compensation are designed to reward both short- and long-term corporate performance. For short-term performance, our cash bonus is awarded based on OPBT margin and year-over-year revenue growth targets. For long-term performance, our employee stock option awards generally vest in equal installments over five years and our time-based RSUs generally vest in full on the third anniversary of the grant date. For our fiscal 2017 annual equity award cycle, our active NEOs, excluding Messrs. Mahendra-Rajah and Pietkiewicz, received approximately 33% of the value of their equity grants in the form of performance-based RSUs, which will vest based on our TSR over a three-year period as compared to a selected group of peer companies. The value of all of their equity grants is exclusively dependent on our stock price performance. In fiscal 2017, the Compensation Committee also granted Linear Integration PRSUs to our active NEOs other than our Chief Executive Officer, which will vest only if the Company achieves specified performance targets. The value of this equity grant is exclusively dependent on company performance. For more information on the Linear Integration PRSUs please see “Components of Executive Compensation — Equity Compensation —Linear Integration Performance-Based Restricted Stock Units.” We feel that these variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce superior short- and long-term corporate results and to achieve Company goals, while the fixed element is also sufficiently high that the executives are not encouraged to take unnecessary or excessive risks in doing so.

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Because OPBT margin and year-over-year revenue growth are the performance measures for determining our variable cash incentive payments, we believe our executives are encouraged to take a balanced approach that focuses on profitable growth. If we do not achieve positive year-over-year revenue growth, bonus payments for that element of the executive performance incentive are not paid, and no payments are made under the program in fiscal 2017 if we achieve OPBT margin of 20% or less.

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We believe that our focus on both OPBT margin and year-over-year revenue growth through our executive performance incentive plan, and stock price performance through our equity compensation program provides a check on excessive risk taking. That is, even if our executives could inappropriately increase OPBT margin or revenue by excessively reducing expenses or adding new revenue sources that are inconsistent with our business model, this would be detrimental to ADI in the long run and could ultimately harm our stock price and the value of their equity awards. Conversely, if our executives were to add revenue sources at low margins in order to generate a higher growth multiple and increased stock prices, it could decrease OPBT margin and the value of their cash bonus payments. As a result, we believe our compensation program has appropriate balance and incentives to produce superior short- and long-term corporate results.

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Our OPBT margin and year-over-year revenue targets are applicable to our legacy ADI executives and employees alike across the organization. We believe this encourages consistent behavior across the organization. Commencing in the second half of fiscal 2018, in connection with the integration of Linear Technology and the harmonization of our compensation programs, the targets set by the Compensation Committee and Board of Directors will be applicable to all of our executives and employees across the organization.

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We cap our bonus payout factors at 300% of target and for fiscal 2017, our bonus payouts are also subject to the 162(m) plan limitations for participants in that plan. To achieve a 300% bonus payout in a quarter, we would have to achieve both OPBT margin at or above 40% and year-to-year revenue growth at or above 28%, which were determined by the Compensation Committee to be very challenging. Even if we dramatically exceed our OPBT margin or year-over-year revenue growth targets, bonus payments are limited. Conversely, we have a floor on the OPBT margin target so that profitability below a certain level will result in no bonus payments, regardless of revenue growth levels. We believe this avoids incentivizing management to drive revenue levels without regard to profitability.

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We have strict accounting policies and internal controls over the measurement and calculation of OPBT margin and revenue. For example, we do not recognize product revenue until our distributors sell those products to their customers. As a result, our product revenue fully reflects end customer purchases and is not impacted by distributor inventory levels.

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Our stock ownership guidelines provide an incentive for management to consider ADI’s long-term interests because a portion of their personal investment portfolio consists of ADI stock. In addition, we prohibit all hedging transactions involving our stock so our directors, executives and employees cannot insulate themselves from the effects of ADI stock price performance.

•	Our directors and executive officers are prohibited from holding any Company securities in a margin account, and, since 2013, from pledging their Company securities as collateral for a loan.

•	We have equity award grant date guidelines that prohibit the timing or coordination of grants with the release of material information.

Summary Compensation

The following table contains certain information about the compensation that our named executive officers earned in fiscal 2017, fiscal 2016 and the fiscal year ended October 31, 2015, or fiscal 2015.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3a)	Option Awards ($)(3b)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)(6)	Total ($)

Vincent Roche	2017	878,000	—	4,316,355	1,978,473	3,268,693	70,240	10,511,761
President and Chief	2016	827,692	—	3,572,511	1,633,514	1,050,092	66,215	7,150,024
Executive Officer	2015	785,192	—	3,405,368	1,696,291	1,803,254	124,081	7,814,186

Prashanth Mahendra-Rajah	2017	35,962	500,000	3,746,541	—	82,712	65,895	4,431,110
Senior Vice President,
Finance and Chief Financial Officer(7)

John Hassett Senior Vice President, Global Operations and Technology	2017	423,077	—	2,132,825	338,200	839,803	39,948	3,773,853

Steve Pietkiewicz Senior Vice President, Power Products(7)	2017	215,926	—	3,288,608	476,470	553,183	39,111	4,573,298

Peter Real	2017	420,119	—	2,280,463	405,847	833,910	98,224	4,038,563
Senior Vice President and Chief Technology Officer	2016	376,008	—	786,048	359,372	263,742	81,134	1,866,304
	2015	323,428	—	570,274	405,947	379,513	1,380,405	3,059,567

Rick D. Hess	2017	471,346	—	1,623,333	744,047	1,186,642	43,117	4,068,485
Non-Executive Strategic Advisor to the CEO and former	2016 2015	519,231 500,000	— —	1,429,070 681,291	653,406 339,237	443,452 763,269	46,875 40,739	3,092,034 2,324,536
Executive Vice President(7)

Eileen Wynne Vice President, Chief Accounting Officer and former Interim Chief Financial Officer(7)	2017	300,385	—	969,981	236,747	418,889	40,035	1,966,037

David A. Zinsner	2017	236,635	—	—	—	—	648,876	885,511
Former Senior Vice President, Finance and Chief Financial Officer(7)	2016 2015	526,238 504,423	— —	1,429,070 1,362,039	653,406 678,579	443,663 772,552	45,273 43,954	3,097,650 3,361,547

(1)	Mr. Real’s salary is denominated in euros. We calculate the U.S. dollar equivalent by using the average yearly exchange rate, or 0.8995 euro per U.S. dollar for fiscal 2017.

(2)	The amount reported for Mr. Mahendra-Rajah for fiscal 2017 represents a hiring bonus paid pursuant to his offer letter dated August 4, 2017.

(3) a.	Amounts represent the aggregate grant date fair value of time-based and performance-based RSUs granted in fiscal 2017, 2016 and 2015, respectively and Linear Integration PRSUs granted in fiscal 2017.

b.	Amounts represent the aggregate grant date fair value of stock options granted in fiscal 2017, 2016 and 2015, respectively.

These amounts do not represent the actual amounts paid to or realized by the NEO for these awards during the respective fiscal years. We recognize the value as of the grant date for stock options and time-based and performance-based RSUs over the number of days of service required for the grant to become vested.

The following table includes the assumptions, rounded to the nearest hundredth, that we used to calculate the grant date fair value reported for fiscal years 2017, 2016 and 2015 on a grant-by-grant basis, the grant date fair value of performance-based RSUs, assuming the achievement of the maximum level of performance conditions and the grant date fair value of the Linear Integration PRSUs granted at the service inception date, based upon the probable outcome of the performance conditions.

					Assumptions
Name	Grant Date	Options/ Restricted Stock Units Granted (#)		Exercise Price ($)	Volatility (%)	Expected Life (Years)	Risk-Free Interest Rate (%)	Dividend Yield (%)	Grant Date Fair Value ($) Per Share	Grant Date Fair Value at Maximum Achievement Level for Performance Based RSUs ($)

Vincent Roche	3/11/2015	31,315	*	—	—	—	1.09	2.79	52.57
	3/11/2015	31,315	**	—	19.97	—	1.09	2.75	56.18	3,518,553
	3/11/2015	162,410		57.29	25.87	5.3	1.65	2.79	10.44
	3/9/2016	32,796	*	—	—	—	1.07	3.06	49.98
	3/9/2016	32,796	**	—	25.11	—	1.07	3.01	58.95	3,866,648
	3/9/2016	127,305		54.93	34.36	5.1	1.41	3.06	12.83
	3/8/2017	25,026	*	—	—	—	1.65	2.16	78.22
	3/8/2017	25,026	**	—	25.97	—	1.64	3.00	94.25	4,717,401
	3/8/2017	114,356		83.48	26.42	5.0	2.08	2.16	17.30

Prashanth Mahendra-Rajah	10/16/2017	23,756	*	—	—	—	1.66	2.05	85.31
	10/16/2017	20,013	***	—	—	—	1.76	1.97	85.94	2,063,901

John Hassett	3/8/2017	4,278	*	—	—	—	1.65	2.16	78.22
	3/8/2017	4,278	**	—	25.97	—	1.64	3.00	94.25	806,403
	3/8/2017	19,548		83.48	26.42	5.0	2.08	2.16	17.30
	7/17/2017	16,232	***	—	—	—	1.76	1.97	85.94	1,673,974

Steve Pietkiewicz	6/15/2017	6,715	*	—	—	—	1.49	2.26	74.48
	6/15/2017	30,391		79.75	26.10	5.0	1.76	2.26	15.68
	7/17/2017	15,218	***	—	—	—	1.76	1.97	85.94	1,569,402
	10/16/2017	17,356	*	—	—	—	1.66	2.05	85.31

Peter Real	3/11/2015	3,130	*	—	—	—	1.09	2.79	52.57
	3/11/2015	3,130	**	—	19.97	—	1.09	2.75	56.18	351,687
	3/11/2015	16,240		57.29	25.87	5.3	1.65	2.79	10.44
	3/9/2016	7,216	*	—	—	—	1.07	3.06	49.98
	3/9/2016	7,216	**	—	25.11	—	1.07	3.01	58.95	850,766
	3/9/2016	28,007		54.93	34.36	5.1	1.41	3.06	12.83
	3/8/2017	5,134	*	—	—	—	1.65	2.16	78.22
	3/8/2017	5,134	**	—	25.97	—	1.64	3.00	94.25	967,759
	3/8/2017	23,458		83.48	26.42	5.0	2.08	2.16	17.30
	7/17/2017	16,232	***	—	—	—	1.76	1.97	85.94	1,673,974

Rick D. Hess	3/11/2015	6,265	*	—	—	—	1.09	2.79	52.57
	3/11/2015	6,265	**	—	19.97	—	1.09	2.75	56.18	703,935
	3/11/2015	32,480		57.29	25.87	5.3	1.65	2.79	10.44
	3/9/2016	13,119	*	—	—	—	1.07	3.06	49.98
	3/9/2016	13,119	**	—	25.11	—	1.07	3.01	58.95	1,546,730
	3/9/2016	50,922		54.93	34.36	5.1	1.41	3.06	12.83
	3/8/2017	9,412	*	—	—	—	1.65	2.16	78.22
	3/8/2017	9,412	**	—	25.97	—	1.64	3.00	94.25	1,774,162
	3/8/2017	43,006		83.48	26.42	5.0	2.08	2.16	17.30

Eileen Wynne	3/8/2017	2,995	*	—	—	—	1.65	2.16	78.22
	3/8/2017	2,995	**	—	25.97	—	1.64	3.00	94.25	564,558
	3/8/2017	13,684		83.48	26.42	5.0	2.08	2.16	17.30
	7/17/2017	5,276	***	—	—	—	1.76	1.97	85.94	544,103

					Assumptions
Name	Grant Date	Options/ Restricted Stock Units Granted (#)		Exercise Price ($)	Volatility (%)	Expected Life (Years)	Risk-Free Interest Rate (%)	Dividend Yield (%)	Grant Date Fair Value ($) Per Share	Grant Date Fair Value at Maximum Achievement Level for Performance Based RSUs ($)

David A. Zinsner	3/11/2015	12,525	*	—	—	—	1.09	2.79	52.57
	3/11/2015	12,525	**	—	19.97	—	1.09	2.75	56.18	1,407,309
	3/11/2015	64,970		57.29	25.87	5.3	1.65	2.79	10.44
	3/9/2016	13,119	*	—	—	—	1.07	3.06	49.98
	3/9/2016	13,119	**	—	25.11	—	1.07	3.01	58.95	1,546,730
	3/9/2016	50,922		54.93	34.36	5.1	1.41	3.06	12.83

Entries above with single asterisks (*) are time-based RSUs, entries with double asterisks (**) are performance-based RSUs, entries with triple asterisks (***) are Linear Integration PRSUs and entries without asterisks are stock options. The grant date fair value of time-based RSUs represents the value of our common stock on the date of grant, reduced by the present value of dividends expected to be paid on our common stock prior to vesting. The grant date fair value of the performance-based RSUs was calculated using the Monte Carlo simulation model which utilizes multiple input variables that determine the probability of satisfying the performance conditions stipulated in the award grant to calculate the fair market value. The Monte Carlo simulation model also uses stock price volatility and other variables to estimate the probability of satisfying the performance conditions, including the possibility that the market condition may not be satisfied, and the resulting fair value of the award. The grant date fair value of Linear Integration PRSUs represents the value of our common stock as of October 28, 2017, reduced by the present value of dividends expected to be paid on our common stock prior to vesting based upon the then-probable outcome of the performance conditions. The grant date fair value of stock options is computed using a Black-Scholes valuation methodology. For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 3 to the Consolidated Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Stock-Based Compensation,” included in our Annual Report on Form 10-K for the year ended October 28, 2017.

(4)	Reflects the amounts earned under our executive performance incentive plan in fiscal 2017, 2016 and 2015. For Mr. Pietkiewicz, reflects the amounts earned in fiscal 2017 after the closing of the Company’s acquisition of Linear Technology under the legacy Linear Technology profit sharing program and Linear Technology Corporation Executive Bonus Plan. See “Compensation Discussion and Analysis” above for a discussion of how these amounts were determined. Mr. Real’s amounts are denominated in euros. We calculate the U.S. dollars equivalent by using the monthly average exchange rate of the two quarters in which the bonus is earned.

(5)	In October 2015, the Company converted the benefits provided to active and deferred participants under the Company’s Irish defined benefits pension plan, or DB Plan, to benefits provided under the Company’s Irish defined contribution plan, or Irish DC Plan and terminated the DB Plan. These amounts include lump sum contributions from Analog Devices into individual accounts in the Irish DC Plan in fiscal 2015 for Messrs. Roche and Real in the amount of $61,266 and $1,339,723, respectively. These contributions were made in connection with the conversion of the benefits provided to active and deferred participants under the DB Plan to benefits provided under the Irish DC Plan. The actuarial calculations used to calculate the conversion payments for our participating executive officers were identical to the calculations used for all other active and deferred members. The contributions were made in euros. We calculated the U.S. dollar equivalent by using the average yearly exchange rate, or 0.8801 euro per U.S. dollar for fiscal 2015.

(6)	In addition to amounts detailed above in footnote 5, the amounts shown in the “All Other Compensation” column are comprised of the following:

Name	Fiscal Year	Company 401(k), DCP and Irish DC Plan Payments (a)	Employee Service Award (b)	Cash Award (c)	Executive Health Physical	Healthcare Savings Account	Relocation Expenses (d)	Company Owned Automobiles (e)	Separation Payment (f)	Vacation Payout (g)	Dividend Payments on RSAs (h)

Vincent Roche	2017	$70,240	$—	$—	$—	$—	$—	$—	$—	$—	$—
	2016	$66,215	$—	$—	$—	$—	$—	$—	$—	$—	$—
	2015	$62,815	$—	$—	$—	$—	$—	$—	$—	$—	$—

Prashanth Mahendra- Rajah	2017	$2,433	$—	$—	$—	$—	$63,462	$—	$—	$—	$—

John Hassett	2017	$33,846	$740	$—	$4,162	$1,200	$—	$—	$—	$—	$—

Steve Pietkiewicz	2017	$9,508	$—	$—	$—	$—	$—	$—	$—	$—	$31,502

Peter Real	2017	$53,964	$—	$—	$—	$—	$—	$44,260	$—	$—	$—
	2016	$39,177	$—	$—	$—	$—	$—	$41,957	$—	$—	$—
	2015	$4,137	$—	$—	$—	$—	$—	$36,545	$—	$—	$—

Rick D. Hess	2017	$37,708	$—	$—	$4,209	$1,200	$—	$—	$—	$—	$—
	2016	$41,538	$—	$—	$4,137	$1,200	$—	$—	$—	$—	$—
	2015	$37,692	$—	$—	$1,847	$1,200	$—	$—	$—	$—	$—

Eileen Wynne	2017	$24,031	$—	$14,804	$—	$1,200	$—	$—	$—	$—	$—

David A. Zinsner	2017	$10,700	$—	$—	$—	$1,200	$—	$—	$598,994	$37,982	$—
	2016	$42,123	$—	$—	$1,950	$1,200	$—	$—	$—	$—	$—
	2015	$40,354	$—	$—	$2,400	$1,200	$—	$—	$—	$—	$—

(a)	Amounts paid to Messrs. Roche, Mahendra-Rajah, Hassett, Pietkiewicz, Hess and Zinsner and Ms. Wynne consist of the Company contribution into 401(k) and DCP accounts up to the permissible IRS limit and the taxable Company contribution in excess of IRS limits described under “Retirement and Other Employee Benefits” above. The amount for Mr. Real consists of the Company’s contribution into the Irish DC Plan and the taxable payment in lieu of its contribution into the Irish DC Plan, as described more fully under “— Retirement and Other Employee Benefits” above.

(b)	Paid in connection with our Employee Service Award Program.

(c)	Performance award paid in connection with the acquisition of Linear Technology.

(d)	Amounts paid to Mr. Mahendra-Rajah in connection with his relocation from Belgium to the United States.

(e)	Amounts relate to repairs, gas, tax, insurance, and certain commuting expenses related to Mr. Real’s use of a Company-owned automobile.

(f)	In connection with Mr. Zinsner’s separation from the Company and in recognition of his service and contributions to the Company, effective April 18, 2017, we entered into a separation agreement with Mr. Zinsner pursuant to which, in exchange for a one-year non-competition and non-solicitation agreement, Mr. Zinsner received a payment in the amount of $598,994, which represents the payment that he would have received under the Company’s 2017 Executive Performance Incentive Plan for the first half of fiscal 2017 absent his departure.

(g)	Paid in connection with Mr. Zinsner’s termination of employment in April 2017.

(h)	Represents dividends paid on unvested restricted stock awards assumed as part of the Company’s acquisition of Linear Technology.

(7)	Mr. Zinsner resigned from the Company, effective April 1, 2017, to pursue a new role as president of a venture-backed technology company. Ms. Wynne, our Vice President and Chief Accounting Officer, served as Interim Chief Financial Officer from March 18, 2017 through September 27, 2017. Mr. Mahendra-Rajah joined the Company as Senior Vice President, Finance and Chief Financial Officer, effective September 28, 2017. Mr. Pietkiewicz was promoted to Senior Vice President, Power Products, effective June 15, 2017. Mr. Hess ceased serving as an executive officer and transitioned to non-executive Strategic Advisor to the Chief Executive Officer, effective June 15, 2017.

Grants of Plan-Based Awards in Fiscal 2017

The following table presents information on plan-based awards in fiscal 2017 to our NEOs:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise Price of Option Awards ($ Per Share)(5)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Vincent Roche	N/A	—	1,317,000	3,951,000	—	—	—	—	—	—	—
	3/8/2017	—	—	—	—	25,026	50,052	—	—	—	2,358,821	(6)
	3/8/2017	—	—	—	—	—	—	25,026	—	—	1,957,534	(7)
	3/8/2017	—	—	—	—	—	—	—	114,356	83.48	1,978,473	(8)
Prashanth Mahendra-Rajah	N/A	—	35,962	107,886	—	—	—	—	—	—	—
	10/16/2017	—	—	—	—	20,013	24,016	—	—	—	1,719,917	(6)
	10/16/2017	—	—	—	—	—	—	23,756	—	—	2,026,624	(7)
John Hassett	N/A	—	338,462	1,015,386	—	—	—	—	—	—	—
	3/8/2017	—	—	—	—	4,278	8,556	—	—	—	403,222	(6)
	7/17/2017	—	—	—	—	16,232	19,478	—	—	—	1,394,978	(6)
	3/8/2017	—	—	—	—	—	—	4,278	—	—	334,625	(7)
	3/8/2017	—	—	—	—	—	—	—	19,548	83.48	338,200	(8)
Steve Pietkiewicz	N/A	—	829,852	5,000,000	—	—	—	—	—	—	—
	7/17/2017	—	—	—	—	15,218	18,262	—	—	—	1,307,835	(6)
	6/15/2017	—	—	—	—	—	—	6,715	—	—	500,133	(7)
	10/16/2017	—	—	—	—	—	—	17,356	—	—	1,480,640	(7)
	6/15/2017	—	—	—	—	—	—	—	30,391	79.75	476,470	(8)
Peter Real	N/A	—	336,095	1,008,285	—	—	—	—	—	—	—
	3/8/2017	—	—	—	—	5,134	10,268	—	—	—	483,904	(6)
	7/17/2017	—	—	—	—	16,232	19,478	—	—	—	1,394,978	(6)
	3/8/2017	—	—	—	—	—	—	5,134	—	—	401,581	(7)
	3/8/2017	—	—	—	—	—	—	—	23,458	83.48	405,847	(8)
Rick D. Hess	N/A	—	471,346	1,414,038	—	—	—	—	—	—	—
	3/8/2017	—	—	—	—	9,412	18,824	—	—	—	887,126	(6)
	3/8/2017	—	—	—	—	—	—	9,412	—	—	736,207	(7)
	3/8/2017	—	—	—	—	—	—	—	43,006	83.48	744,047	(8)
Eileen Wynne	N/A	—	180,231	540,693	—	—	—	—	—	—	—
	3/8/2017	—	—	—	—	2,995	5,990	—	—	—	282,293	(6)
	7/17/2017	—	—	—	—	5,276	6,331	—	—	—	453,419	(6)
	3/8/2017	—	—	—	—	—	—	2,995	—	—	234,269	(7)
	3/8/2017	—	—	—	—	—	—	—	13,684	83.48	236,747	(8)
David A. Zinsner	N/A	—	236,635	709,905	—	—	—	—	—	—	—

(1)

The amounts shown for Messrs. Roche, Mahendra-Rajah, Hassett, Real, Hess and Zinsner and Ms. Wynne in the threshold, target and maximum columns reflect the minimum, target and maximum amounts payable under our executive performance incentive plan, respectively. Amounts in the maximum column above reflect 300% of the executive’s target bonus, which is the cap under the plan. Mr. Pietkiewicz did not participate in the Corporation’s 2017 Executive Performance Incentive Plan as he participated in the Linear Technology profit sharing program and Linear Technology Corporation Executive Bonus Plan. Amounts for Mr. Pietkiewicz represent the minimum, target and maximum amounts payable under the Linear

Technology profit sharing program and the Linear Technology Executive Bonus Plan. The actual amounts earned in fiscal 2017 are reflected in the Summary Compensation Table above and were as follows:

Name	Actual Payout under Non-Equity Incentive Plans for Fiscal 2017
Vincent Roche	$3,268,693
Prashanth Mahendra-Rajah	$82,712
John Hassett	$839,803
Steve Pietkiewicz	$553,183
Peter Real	$833,910
Rick D. Hess	$1,186,642
Eileen Wynne	$418,889
David A. Zinsner	$—

See “— Compensation Discussion and Analysis” above for a discussion of how these amounts were determined under our executive performance incentive plan. These amounts are included in the Summary Compensation Table.

(2)	Represents performance-based RSUs granted under our 2006 Stock Incentive Plan. Awards granted on March 8, 2017 are performance-based RSUs have both a market condition and a service condition and vest, so long as the executive continues to be employed with us, after the applicable three-year performance period. The number of shares of the Company’s common stock to be issued upon vesting of performance-based RSUs will range from 0% to 200% of the target amount, based on the comparison of the Company’s total shareholder return (TSR) to the median TSR of a specified peer group over a three-year period. Awards granted on July 17, 2017 and the award granted to Mr. Mahendra-Rajah on October 16, 2017 are Linear Integration PRSUs. The Linear Integration PRSUs are subject to the achievement of a pre-established performance conditions and a service condition and vest, so long as the executive continues to be employed with us, on July 17, 2020, so long as the Compensation Committee has certified the performance conditions have been achieved. The number of shares of the Company’s common stock to be issued upon vesting of the Linear Integration PRSUs will range from 0% to 120% of the target number, based on the attainment of the performance conditions. For more information about the performance-based RSUs and the Linear Integration PRSUs see “Components of Executive Compensation — Equity Awards” above.

(3)	Represents time-based RSUs granted under our 2006 Stock Incentive Plan. The time-based RSUs vest, so long as the executive continues to be employed with us, in one installment on the third anniversary of the grant date. Dividends are not payable on unvested RSUs.

(4)	Represents stock options granted under our 2006 Stock Incentive Plan. These options become exercisable, so long as the executive continues to be employed with us, in five equal annual installments on each of the first, second, third, fourth and fifth anniversaries of the grant date.

(5)	The exercise price per share is equal to the closing price per share of our common stock on the date of grant.

(6)	This amount does not represent the actual amount paid to or realized by the executives for these awards during the fiscal year. This amount represents the grant date fair value of the performance-based RSUs. The grant date fair value of the performance-based RSUs granted on March 8, 2017 was calculated using the Monte Carlo simulation model which utilizes multiple input variables that determine the probability of satisfying the performance conditions stipulated in the award grant to calculate the fair market value. The Monte Carlo simulation model also uses stock price volatility and other variables to estimate the probability of satisfying the performance conditions, including the possibility that the market condition may not be satisfied, and the resulting fair value of the award. The grant date fair value per share of the performance-based RSU awards granted to Messrs. Roche, Hassett, Real and Hess and Ms. Wynne on March 8, 2017 was $94.25. The grant date fair value per share of the Linear Integration PRSU awards granted to Messrs. Hassett, Real and Pietkiewicz and Ms. Wynne on July 17, 2017 and Mr. Mahendra-Rajah on October 16, 2017 was $85.94. The grant date fair value of the Linear Integration PRSUs represents the estimated value of the grant date expense as of October 28, 2017 and will be re-assessed at each reporting period based upon an evaluation of the performance conditions.

(7)	This amount does not represent the actual amount paid to or realized by the executives for these awards during the fiscal year. This amount represents the grant date fair value of the time-based RSUs. The grant date fair of the time-based RSUs is the value of our common stock on the date of grant, reduced by the present value of dividends expected to be paid on our common stock prior to vesting. The grant date fair value per share of the time-based RSU awards granted to Messrs. Roche, Hassett, Real and Hess and Ms. Wynne on March 8, 2017 was $78.22. The grant date fair value per share of the time-based RSU awards granted to Mr. Pietkiewicz on June 15, 2017 was $74.48. The grant date fair value per share of the time-based RSU awards granted to Messrs. Mahendra-Rajah and Pietkiewicz on October 16, 2017 was $85.31.

(8)	This amount does not represent the actual amount paid to or realized by the executives for these awards during the fiscal year. The grant date fair value of these stock options granted on March 8, 2017 was $17.30 per share and was computed using a Black-Scholes valuation methodology. We estimated the full grant date fair value of these stock options using the following assumptions: 2.08% risk free interest rate; 2.16% dividend yield; 26.42% expected volatility; and a 5-year expected life. The grant date fair value of these stock options granted on June 15, 2017 was $15.68 per share and was computed using a Black-Scholes valuation methodology. We estimated the full grant date fair value of these stock options using the following assumptions: 1.76% risk free interest rate; 2.26% dividend yield; 26.10% expected volatility; and a 5-year expected life. The grant date fair value is generally the amount that we would expense in our financial statements over the award’s service period, but does not include a reduction for forfeitures.

Outstanding Equity Awards at Fiscal Year-End 2017

The following table provides information with respect to outstanding stock options and unvested time-based and performance-based RSUs for each of our named executive officers as of October 28, 2017. Mr. Zinsner resigned from the Company effective April 1, 2017. As a result of Mr. Zinsner’s resignation, all of his outstanding and unvested RSUs, PRSUs and stock options were forfeited.

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price($)	Option Expiration Date(2)	Number of Shares or Units/Awards of Stock That Have Not Vested(#)(3)	Market Value of Shares or Units/ Awards of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Vincent Roche	3/15/2012		31,656	—	39.79	3/15/2022	—	—	—	—
	10/15/2012		144,000	—	38.56	10/15/2022	—	—	—	—
	6/17/2013		82,152	20,538	45.95	6/17/2023	—	—	—	—
	3/12/2014		88,140	58,760	51.73	3/12/2024	—	—	—	—
	3/11/2015		64,964	97,446	57.29	3/11/2025	31,315	2,856,241	31,315	2,856,241
	3/9/2016		25,461	101,844	54.93	3/9/2026	32,796	2,991,323	32,796	2,991,323
	3/8/2017		—	114,356	83.48	3/8/2027	25,026	2,282,621	25,026	2,282,621

Prashanth Mahendra-Rajah	10/16/2017		—	—	—	—	23,756	2,166,785	20,013	1,825,386

John Hassett	3/15/2012		18,400	—	39.79	3/15/2022	—	—	—	—
	3/12/2013		13,720	3,430	46.48	3/12/2023	—	—	—	—
	3/12/2014		13,224	8,816	51.73	3/12/2024	—	—	—	—
	3/11/15		8,772	13,158	57.29	3/11/2025	4,230	385,818	—	—
	3/9/2016		4,073	16,296	54.93	3/9/2026	5,248	478,670	5,248	478,670
	3/8/2017		—	19,548	83.48	3/8/2027	4,278	390,196	4,278	390,196
	7/17/2017		—	—	—	—	—	—	16,232	1,480,521

Steve Pietkiewicz	3/10/2017	(6)	—	—	—	—	31,160	2,842,104	—	—
	6/15/2017		—	30,391	79.75	6/15/2027	6,715	612,475	—	—
	7/17/2017		—	—	—	—	—	—	15,218	1,388,034
	10/16/2017		—	—	—	—	17,356	1,583,041	—	—

Peter Real	3/15/2012		18,380	—	39.79	3/15/2022	—	—	—	—
	3/12/2013		14,920	3,730	46.48	3/12/2023	—	—	—	—
	3/12/2014		11,370	7,580	51.73	3/12/2024	—	—	—	—
	11/17/2014		12,000	18,000	50.35	11/17/2024	5,000	456,050	—	—
	3/11/2015		6,496	9,744	57.29	3/11/2025	3,130	285,487	3,130	285,487
	3/9/2016		5,601	22,406	54.93	3/9/2026	7,216	658,171	7,216	658,171
	3/8/2017		—	23,458	83.48	3/8/2027	5,134	468,272	5,134	468,272
	7/17/2017		—	—	—	—	—	—	16,232	1,480,521

Rick D. Hess	7/25/2014		—	—	—	—	7,823	713,536	—	—
	3/11/2015		12,992	19,488	57.29	3/11/2025	6,265	571,431	6,265	571,431
	3/9/2016		10,184	40,738	54.93	3/9/2026	13,119	1,196,584	13,119	1,196,584
	3/8/2017		—	43,006	83.48	3/8/2027	9,412	858,469	9,412	858,469

Eileen Wynne	3/12/2013		—	1,166	46.48	3/12/2023	—	—	—	—
	3/12/2014		—	2,940	51.73	3/12/2024	—	—	—	—
	3/11/2015		—	3,900	57.29	3/11/2025	1,255	114,469	1,255	114,469
	3/9/2016		—	5,093	54.93	3/9/2026	1,640	149,584	1,640	149,584
	3/8/2017		—	13,684	83.48	3/8/2027	2,995	273,174	2,995	273,174
	7/17/2017		—	—	—	—	—	—	5,276	481,224

(1)	The unexercisable options held by these officers vest, subject to continued employment, as follows:

Grant Date	Vest Date	Vincent Roche	John Hassett	Steve Pietkiewicz	Peter Real	Rick D. Hess	Eileen Wynne
3/12/2013	3/12/2018	—	3,430	—	3,730	—	1,166

6/17/2013	6/17/2018	20,538	—	—	—	—	—

3/12/2014	3/12/2018	29,380	4,408	—	3,790	—	1,470
	3/12/2019	29,380	4,408	—	3,790	—	1,470

11/17/2014	11/17/2017	—	—	—	6,000	—	—
	11/17/2018	—	—	—	6,000	—	—
	11/17/2019	—	—	—	6,000	—	—

3/11/2015	3/11/2018	32,482	4,386	—	3,248	6,496	1,300
	3/11/2019	32,482	4,386	—	3,248	6,496	1,300
	3/11/2020	32,482	4,386	—	3,248	6,496	1,300

3/9/2016	3/9/2018	25,461	4,074	—	5,601	10,184	1,273
	3/9/2019	25,461	4,074	—	5,602	10,185	1,273
	3/9/2020	25,461	4,074	—	5,601	10,184	1,273
	3/9/2021	25,461	4,074	—	5,602	10,185	1,274

3/8/2017	3/8/2018	22,871	3,909	—	4,691	8,601	2,736
	3/8/2019	22,871	3,910	—	4,692	8,601	2,737
	3/8/2020	22,871	3,909	—	4,691	8,601	2,737
	3/8/2021	22,871	3,910	—	4,692	8,601	2,737
	3/8/2022	22,872	3,910	—	4,692	8,602	2,737
6/15/2017	6/15/2018	—	—	6,078	—	—	—
	6/15/2019	—	—	6,078	—	—	—
	6/15/2020	—	—	6,078	—	—	—
	6/15/2021	—	—	6,078	—	—	—
	6/15/2022	—	—	6,079	—	—	—

(2)	The expiration date of each stock option award is ten years after its grant date.

(3)	The time-based RSUs granted vest in one installment on the third anniversary of the grant date.

(4)	The market value was calculated based on $91.21, the closing price per share of our common stock on October 27, 2017, the last trading day of fiscal 2017.

(5)	For awards granted on March 8, 2017, the number of shares, if any, earned under the performance-based RSU award will vest in one installment fourteen days after the third anniversary of the grant date. For the Linear Integration PRSUs granted on July 17, 2017 and October 16, 2017, the number of shares, if any, earned will vest in one installment on July 17, 2020.

(6)	Represents equity awards granted in connection with the Linear Technology acquisition in replacement of outstanding Linear Technology equity awards. These awards vest, subject to continued employment as follows:

Grant Date	Vest Date	Shares
3/10/2017	1/21/2018	1,787
	1/21/2019	1,323
	4/21/2018	1,392
	4/21/2019	1,393
	4/21/2020	1,392
	7/21/2018	5,968
	7/21/2019	5,969
	7/21/2020	5,968
	7/21/2021	5,968

Option Exercises and Stock Vested During Fiscal 2017

The following table provides information on the aggregate value realized by each named executive officer upon the exercise of stock options and the vesting of restricted stock units/awards, time-based RSUs and performance-based RSU awards during fiscal 2017:

	Option Awards		Stock Awards
Officer Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(2)
Vincent Roche	74,084	3,413,136	56,806	4,662,224

Prashanth Mahendra-Rajah	—	—	—	—

John Hassett	20,910	930,880	4,215	348,833

Steve Pietkiewicz	—	—	8,220	655,625

Peter Real	35,520	1,707,610	3,625	300,005

Rick D. Hess	—	—	35,392	2,890,421

Eileen Wynne	8,715	202,563	2,840	233,087

David A. Zinsner	223,226	7,833,585	28,403	2,331,112

(1)	Value realized represents the difference between the closing price per share of our common stock on the date of exercise and the exercise price per share, multiplied by the number of shares acquired on exercise.

(2)	Value realized represents the closing price per share of our common stock on the vesting date, multiplied by the number of shares vested.

Non-Qualified Deferred Compensation Plan

Since 1995, our executive officers and directors, along with some of our management and engineering employees, have been eligible to participate in our Deferred Compensation Plan, or DCP. We established the DCP to provide participants with the opportunity to defer receiving all or a portion of their compensation, which includes salary, bonus, commissions and director fees. Under our DCP, we provide all participants (other than non-employee directors) with Company contributions equal to 8% of eligible deferred contributions. Before January 1, 2005, participants could also defer gains on stock options and restricted stock awards that were granted before July 23, 1997.

We credit each participant’s account with earnings on the deferred amounts. These earnings represent the amounts that the participant would have earned if the deferred amounts had been invested in one or more of the various investment options selected by the participant. Under the terms of the DCP, only the payment of the compensation earned is deferred; we do not defer the expense in our financial statements related to the participant’s deferred compensation and investment earnings. We charge the salary, bonuses, commissions, director fees and investment earnings on deferred balances to our income statement as an expense in the period in which the participant earned the compensation. Our balance sheet includes separate line items for Deferred Compensation Plan Investments and Deferred Compensation Plan Liabilities.

We hold DCP assets in a separate Rabbi trust segregated from other assets. We invest in the same investment alternatives that the DCP participants select for their DCP balances. Participants whose employment with us terminates due to retirement after reaching age 62 with ten years of service, disability or death will be paid their DCP balance in either a lump sum or in installments over ten or fewer years, based on the elections they have made. Participants (other than key employees, including our NEOs) who terminate their employment with us for any other reason will receive payment of their DCP balance in the form of a lump sum upon their termination of employment. Payments to our NEOs and key employees will be delayed six months and as otherwise required by relevant tax regulations.

Mr. Real was not eligible to participate in the DCP in fiscal 2017 because it is available only to U.S. taxpayers. Mr. Pietkiewicz did not participate in the DCP in fiscal 2017 because was is not available to legacy Linear Technology employees in fiscal 2017. The following table shows the non-qualified deferred compensation activity for the other named executive officers during fiscal 2017:

Non-Qualified Deferred Compensation for Fiscal 2017

Name	Executive Contributions in Last Fiscal Year ($)	Analog Devices Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
Vincent Roche	1,884,538	1,304	686,889	—	4,462,701
Prashanth Mahendra-Rajah	2,538	203	—	—	2,741
John Hassett	—	—	—	—	—
Rick D. Hess	135,678	1,900	34,246	—	282,907
Eileen Wynne	—	—	—	—	—
David A. Zinsner	—	—	12,582	(101,861)	—

(1)	These amounts are included in the Summary Compensation Table above in the “All Other Compensation” column.

(2)	These amounts are excluded from the Summary Compensation Table above in accordance with SEC regulations, as we did not pay above-market earnings on deferred compensation in fiscal 2017.

(3)	Of the amounts in this column, the following amounts have also been reported in the Summary Compensation Table for fiscal 2016 and 2015:

Name	Previously Reported for Fiscal 2016 ($)	Previously Reported for Fiscal 2015 ($)
Vincent Roche	72,776	1,092,730
Prashanth Mahendra-Rajah	—	—
John Hassett	—	—
Rick D. Hess	84,144	22,846
Eileen Wynne	—	—
David A. Zinsner	—	—

Change in Control Benefits

Change in Control Retention Agreements

We have entered into change in control retention agreements with each of our executive officers (other than Mr. Hess) and other key employees. These agreements provide for severance benefits if any of the following occurs:

•

within 24 months after a change in control (as defined in each agreement) that was approved by our Board of Directors, we terminate the employee’s employment with us for a reason other than “cause” (as defined in the agreement) or the employee’s death or disability;

•	within 24 months after a change in control that was approved by our Board of Directors, the employee terminates his or her employment for “good reason” (as defined in the agreement); or

•

within 12 months after a change in control that was not approved by our Board of Directors, we or the employee terminate the employee’s employment with us for a reason other than “cause” (as defined in the agreement) or the employee’s death or disability.

For purposes of our change in control retention agreements, a “change in control” occurs when:

•	any person or entity becomes the beneficial owner of 30% or more of the combined voting power of our outstanding securities;

•	our shareholders approve specified mergers of ADI with another entity; or

•	our shareholders approve a plan of liquidation or sale of all, or substantially all, of ADI’s assets.

These agreements provide for the following severance benefits in the event of termination following a change in control approved by the Board of Directors:

•

a lump-sum payment equal to 200% (299% in the case of certain employees who are parties to the agreements, including each of our NEOs) of the sum of the employee’s annual base salary (as of the date of termination or the date of the change in control, whichever is higher) plus 200% (299% in the case of certain employees who are parties to the agreements, including each of our NEOs) of the total cash bonuses paid or awarded to him or her in the four fiscal quarters preceding his or her termination;

•

payment of all legal fees and expenses incurred by the employee as a result of such termination (including all such fees and expenses, if any, incurred in disputing such termination or in seeking to obtain or enforce any right or benefit provided by the agreement or in connection with tax audit or proceeding to the extent attributable to the application of Section 4999 of the Internal Revenue Code to any payment or benefit provided under the agreement); and

•	the continuation of life, disability, dental, accident and group health insurance benefits for a period of 24 months.

If payments to the employee under his or her agreement (together with any other payments or benefits, including the accelerated vesting of stock options or restricted stock awards that the employee receives in connection with a change in control) would trigger the provisions of Sections 280G and 4999 of the Internal Revenue Code, the change in control employee retention agreements provide for the payment of an additional amount so that the employee receives, net of excise taxes, the amount he or she would have been entitled to receive in the absence of the excise tax imposed by Section 4999 of the Internal Revenue Code. In September 2009, our Compensation Committee eliminated this provision from any new employee retention agreements.

Each agreement provides that, in the event of a potential change in control (as defined in each agreement), the employee will not voluntarily resign as an employee, subject to certain conditions, for at least six months after the change in control occurs. The Compensation Committee reviews these agreements each year, and the agreements automatically renew each year unless we give the employee three months’ notice that his or her agreement will not be extended.

Mr. Pietkiewicz’s Analog Devices Change in Control Retention Agreement also provides that if a termination of his employment occurs under circumstances that would entitle him to receive severance benefits under such agreement as well as severance benefits under his Linear Technology Corporation Change of Control Severance Agreement (described below), then he is entitled to receive the greater of the severance benefits provided for in the Analog Devices Change in Control Retention Agreement and any similar severance benefits (accrued compensation, base salary, cash bonuses and insurance benefits) of the Linear Technology Corporation Change in Control Severance Agreement, as applicable.

Mr. Pietkiewicz’s Linear Technology Corporation Change in Control Severance Agreement.

Mr. Pietkiewicz is also party to a Linear Technology Change in Control Agreement, which provides that, if the Company terminates his employment without “cause” (as defined in the agreement) or he terminates his employment for “good reason” (also as defined in the agreement) and, in either case, such termination occurs on or before March 10, 2019 (the second anniversary of Linear Technology’s change in control), then, subject to

Mr. Pietkiewicz signing and not revoking a separation agreement and mutual release of claims and his continued compliance with the terms of his confidential information and invention assignment agreement, he will receive:

•

A lump sum payment (less applicable withholding taxes) equal to 100% of Mr. Pietkiewicz’s annual base salary as in effect immediately prior to his termination date or, if greater, at the level in effect immediately prior to the change of control of Linear Technology;

•

A lump sum payment (less applicable withholding taxes) equal to 100% of Mr. Pietkiewicz’s bonus amount, which is generally defined as the annualized average of the bonuses paid to Mr. Pietkiewicz over two years of completed bonus periods prior to his termination (or prior to the Linear Technology change of control, if a higher average), or if Mr. Pietkiewicz has held his current position for less than the duration of those bonus periods, then the annualized average of the bonuses paid to Mr. Pietkiewicz for those bonus periods during which he held that position actually completed prior to his termination (or prior to the Linear Technology change of control, if a higher average);

•	Accelerated vesting of 75% of Mr. Pietkiewicz’s then-unvested equity awards that were assumed by the Company in connection with the acquisition of Linear Technology; and

•	Reimbursement of Mr. Pietkiewicz’s COBRA premiums for himself and his eligible dependents for a maximum period of 12 months, if he elects continuation coverage pursuant to COBRA.

Mr. Hess’ Employment Agreement

In connection with our acquisition of Hittite, we entered into an employment agreement with Mr. Hess that provides for severance benefits if any of the following occurs:

•

within 24 months after a change in control (as defined in the agreement), we terminate Mr. Hess’ employment for any reason other than “misconduct” (as defined in the agreement) or Mr. Hess’ death or disability; or

•	within 24 months after a change in control, Mr. Hess terminates his employment for “good reason” (as defined in the agreement).

For purposes of Mr. Hess’ employment agreement, a “change in control” occurs:

•	when any person or entity becomes the beneficial owner of 50% or more of the combined voting power of our outstanding securities;

•	upon the closing of specified mergers of ADI with another entity;

•	when our shareholders approve a plan of liquidation; or

•	upon the closing of the sale of all, or substantially all, of ADI’s assets.

Certain transactions described above may not be treated as a change in control where necessary for compliance with Section 409A of the Internal Revenue Code.

Mr. Hess’ employment agreement provides for the following severance benefits in the event of termination following a change in control (in addition, except as noted, to those due under his general severance benefits described below), conditioned on his execution and delivery of a release of all potential claims against us:

•

a lump sum payment in an amount equal to the excess, if any, of 299% of Mr. Hess’ annual base salary (as of the date of termination or the date of the change of control, whichever is higher) over the amount equal to the salary component of Mr. Hess’ severance benefit outside of a change in control (i.e., the higher of his annual base salary or $650,000);

•

a lump sum payment of the excess, if any, of (x) 299% of the aggregate cash bonuses paid or awarded to Mr. Hess for the four fiscal quarters preceding the effective date of termination (or $650,000, whichever is higher), over (y) the amount equal to the product of Mr. Hess’ target cash incentive bonus for the year in which termination occurs (or $650,000, whichever is higher), multiplied by the sum of 1.0 plus a fraction equal to the quotient of the number of days during such year in which he was employed by us, divided by 365;

•

payment of all legal fees (excluding taxes) incurred by Mr. Hess as a result of such termination (including all such fees and expenses, if any, incurred in disputing such termination or seeking to obtain or enforce any right or benefit provided by the employment agreement or in connection with tax audit or proceeding to the extent attributable to the application of Section 4999 of the Internal Revenue Code to any payment or benefit provided under the agreement); and

•

in lieu of the COBRA benefits under the general severance benefits, the continuation of life, disability, dental, accident and group health insurance benefits for a period of 24 months, except where continued coverage may result in penalties.

Severance Benefits

Mr. Hess’ Employment Agreement

Pursuant to Mr. Hess’ employment agreement and in addition to the change in control severance benefits that Mr. Hess may be entitled to as described above under “Change in Control Benefits — Mr. Hess’ Employment Agreement”:

•	if we terminate Mr. Hess’ employment for a reason other than “misconduct” (as defined in the agreement) or his death or disability;

•	if Mr. Hess terminates his employment for “good reason” (as defined in the agreement); or

•	if Mr. Hess resigns voluntarily at any time after the second anniversary of the closing date of our acquisition of Hittite,

then, conditioned on his execution and delivery of a release of all potential claims against us, Mr. Hess will be entitled to receive a payment equal to:

•	Mr. Hess’ annual base salary (or $650,000, whichever is higher), plus

•

the product of Mr. Hess’ target cash incentive bonus for the year in which termination of employment occurs (or $650,000, whichever is higher), multiplied by the sum of 1.0 plus a fraction equal to the quotient of the number of days during such year in which he was employed by us, divided by 365, plus

•

the difference between the cost of COBRA continuation coverage for Mr. Hess and any dependent who received health insurance coverage prior to such termination for one year and any premium contribution amount applicable to him as of such termination.

In addition, in the event of Mr. Hess’ involuntary termination (other than for misconduct) or Mr. Hess’ resignation with good reason, the remaining unvested portion of the equity awards we granted in replacement of Hittite awards in connection with our acquisition of Hittite will be accelerated such that all such awards are fully vested.

Mr. Zinsner’s Separation Agreement

On March 6, 2017, we announced that David Zinsner, our former Senior Vice President, Finance and Chief Financial Officer was resigning to pursue a new role as president of a venture-backed technology company. Mr. Zinsner’s resignation was not a result of any dispute or disagreement with the Company. In connection with Mr. Zinsner’s separation from the Company and in recognition of his service and contributions to the Company, effective April 18, 2017, we entered into a separation agreement with Mr. Zinsner pursuant to which, in exchange for a one-year non-competition and non-solicitation agreement, Mr. Zinsner received a payment in the amount of

$598,994, which represents the payment that he would have received under the Company’s 2017 Executive Performance Incentive Plan for the first half of fiscal 2017 absent his departure. See the Summary Compensation Table for more information regarding the fiscal 2017 compensation for Mr. Zinsner.

Potential Payments Upon Termination or Change in Control

Payments upon a change in control for our NEOs (other than Mr. Hess) are calculated based upon the change-in-control retention agreements described above under “Change in Control Benefits — Change in Control Retention Agreements” or “Change in Control Benefits — Mr. Pietkiewicz’s Linear Technology Change in Control Severance Agreement” and, in the case of Mr. Hess, his employment agreement described above under “Change in Control Benefits —Mr. Hess’ Employment Agreement.” Under our 2006 Stock Incentive Plan, in the event of a change in control, employees who have outstanding and unvested awards under our 2006 Stock Incentive Plan, including our NEOs, if they remain employed by ADI, would have one-half of the shares of common stock subject to their then-outstanding unvested options accelerate and become immediately exercisable and one-half of their unvested RSUs would vest. The remaining one-half of the unvested options or RSUs would continue to vest in accordance with the original vesting schedules, and any remaining unvested options or RSUs would vest if, on or prior to the first anniversary of the change in control, his or her employment is terminated without cause or for good reason (as defined in the plan).

Upon a change in control approved by the Board of Directors (for all executive officers other than Mr. Hess) or a change in control in the case of Mr. Hess, if we terminate an executive officer’s employment for cause (or “misconduct” in the case of Mr. Hess) or if the executive officer terminates his or her employment other than for good reason (other than Mr. Hess), then the executive officer will receive his or her full base salary and all other compensation through the date of termination at the rate in effect at the time that the termination notice is given and we will have no further obligations to the executive officer. When the employment of an executive officer (other than Mr. Hess) terminates in a situation that does not involve a change in control, the officer is entitled to receive the same benefits as any other terminating employee. This applies regardless of the reason for termination. Mr. Hess is entitled to severance benefits in specified circumstances following the termination of his employment that does not involve a change in control, as described above in “— Severance Benefits —Mr. Hess’ Employment Agreement.”

On March 6, 2017, we announced that David Zinsner, our former Senior Vice President, Finance and Chief Financial Officer, was resigning to pursue a new role as president of a venture-backed technology company. See “Severance Benefits — Mr. Zinsner’s Separation Agreement” for a description of the severance benefits he received.

The following tables quantify the amounts that would be payable to the NEOs named in the Summary Compensation Table upon termination of their employment. The amounts shown assume that the terminations were effective on the last day of our fiscal year, or October 28, 2017. Mr. Zinsner is not included in the table below as he was not employed by the Company on October 28, 2017. The tables do not include the accumulated benefit under our DCP that would be paid to our NEOs described above under “Non-Qualified Deferred Compensation Plan,” or any other employee benefits, except to the extent that the officer is entitled to an additional benefit as a result of the termination. In addition, the tables do not include the value of vested but unexercised stock options held by each executive as of October 28, 2017. The actual amounts that would be paid out would depend on which options were exercised and, therefore, can only be determined at the time of the executive officer’s termination of employment.

	Termination by us without Cause or by the Named Executive Officer with Good Reason Following a Change in Control							Termination by us for any reason other than Misconduct or by the Named Executive Officer for any Reason	Termination by us without Cause or by the Named Executive Officer with Good Reason Before March 10, 2019
	Vincent Roche (1)(2)(3)(4) (5)(6)	Prashanth Mahendra- Rajah (1)(2)(3)(4)	John Hassett (1)(2)(3)(4)	Steve Pietkiewicz (1)(2)(3)(4) (5)	Peter Real (1)(2)(3)(4) (5)	Rick D. Hess (1)(2)(3)(4) (5)	Eileen Wynne (1)(2)(3)(4) (5)	Rick D. Hess (3)(7)	Steve Pietkiewicz (8)
Cash Severance	$2,691,000	$1,644,500	$1,315,600	$1,121,250	$1,315,600	$650,000	$986,700	$650,000	$375,000
Cash Bonus	$8,921,135	$—	$2,155,247	$1,682,446	$2,229,657	$3,839,189	$1,070,112	$1,300,000	$562,691
Value of Accelerated Vesting of Stock Awards	$27,394,007	$3,992,170	$5,294,196	$6,063,408	$7,286,750	$8,437,946	$2,146,744	$713,536	$2,131,578
Value of Accelerated Vesting of Cash Awards	$—	$—	$—	$1,083,300	$—	$—	$—	$—	$1,083,300
Value of Medical and Other Benefits	$28,860	$43,456	$42,208	$26,872	$7,140	$29,932	$31,116	$14,207	$13,436
Excise Tax Gross Up	$7,655,878	—	—	—	$—	—	—	—	—

Total	$46,690,880	$5,680,126	$8,807,251	$9,977,276	$10,839,147	$12,957,067	$4,234,672	$2,677,743	$4,166,005

(1)	Cash severance based upon a multiplier of 299% of the executive officer’s base salary (other than Mr. Hess). For Mr. Hess the amount is equal to his annual base salary plus a lump sum payment in an amount equal to the excess of 299% of his annual base salary over the amount equal to the salary component of Mr. Hess’ severance benefits outside of a change in control (i.e., the higher of his annual base salary or $650,000).

(2)	Cash bonus based upon a multiplier of 299% of the sum of the executive officer’s total cash bonuses awarded to him in the four fiscal quarters preceding termination (other than Mr. Hess). For Mr. Hess, the amount is equal to the excess, if any, over the amount equal to bonus component of Mr. Hess’ severance benefits outside of a change in control of (x) 299% of the aggregate cash bonuses paid or awarded to Mr. Hess for the four fiscal quarters preceding the effective date of termination (or $650,000, whichever is higher), over (y) the amount equal to the product of Mr. Hess’ target cash incentive bonus for the year in which termination occurs (or $650,000, whichever is higher), multiplied by the sum of 1.0 plus a fraction equal to the quotient of the number of days during such year in which he was employed by us, divided by 365.

(3)	The value of accelerated unvested options as of October 28, 2017 is calculated by taking the difference between the closing price of our common stock on Nasdaq on the last trading day of the fiscal year ($91.21 on October 27, 2017) and the option exercise price and multiplying it by the number of accelerated options. For time- and performance-based RSUs/RSAs the value represents the closing price of our common stock on the last trading day of the fiscal year multiplied by the number of accelerated units. For performance-based RSUs, the number of accelerated units assumes vesting at the target level. Accelerated cash awards are equal to 100% of the award.

(4)	As of October 28, 2017, upon termination by us without cause or by the NEO for good reason after a change in control event, the officer would be entitled to acceleration of vesting of all outstanding unvested stock options or time-based and performance-based RSUs granted under the Company’s 2006 Stock Incentive Plan. RSAs assumed by the Company in connection with the acquisition of Linear Technology for Mr. Pietkiewicz were granted under the Linear 2010 Equity Plan and 75% would accelerate upon a change in control. The number of accelerated units/awards would be as follows:

Name	Number of Unvested Cash Awards that Accelerate upon Termination After a Change in Control	Number of Unvested Option Awards that Accelerate upon Termination After a Change in Control	Number of Unvested Time- Based RSUs/ RSAs that Accelerate upon Termination After a Change in Control	Number of Unvested Performance- Based RSUs that Accelerate upon Termination After a Change in Control at Target Achievement
Vincent Roche	—	392,944	89,137	89,137
Prashanth Mahendra-Rajah	—	—	23,756	20,013
John Hassett	—	61,248	13,756	25,758
Steve Pietkiewicz	1,083,100	30,391	47,441	15,218
Peter Real	—	84,918	20,480	31,712
Rick D. Hess	—	103,232	36,619	28,796
Eileen Wynne	—	26,783	5,890	11,166

(5)	Amounts include life, disability, dental, accident and group health insurance benefit continuation for 24 months after a termination in connection with a change in control. The annual benefit costs for each executive are: $14,430 for Mr. Roche, $21,728 for Mr. Mahendra-Rajah, $21,104 for Mr. Hassett, $13,436 for Mr. Pietkiewicz, $3,570 for Mr. Real, $14,966 for Mr. Hess, and $15,558 for Ms. Wynne.

(6)	In calculating the excise tax gross-up amounts, we take into account Mr. Roche’s earnings from ADI for the prior five years. We include the change-in-control cash severance and bonus, valuations of unvested stock options that become vested upon a change-in-control (using the fiscal 2017 year-end closing stock price), valuations of time-based and performance-based RSUs that become vested upon a change-in-control (using the fiscal 2017 year-end closing stock price), and our estimated cost of medical and other benefits. Whether Mr. Roche will receive a gross-up amount will depend primarily on his earnings in the previous five years, which will vary depending on stock option exercise activity and amounts of salary and incentives deferred under the DCP. Since 2009, our executive compensation arrangements for new executives do not contain tax gross up provisions for excess parachute payments.

(7)	Under the terms of his employment agreement, if Mr. Hess is terminated by us for any reason other than misconduct, or Mr. Hess resigns for any reason, Mr. Hess will be entitled cash severance equal the higher of his annual base salary or $650,000; a cash bonus equal to the product of Mr. Hess’ target cash incentive bonus for the year in which termination of employment occurs (or 650,000, whichever is higher), plus 650,000 multiplied by the sum of 1.0 plus a fraction equal to the quotient of the number of days during such year in which he was employed by us. ; acceleration of the vesting of 7,823 unvested time-based RSUs that were granted to him in connection with our acquisition of Hittite in replacement of Hittite equity awards; and the reimbursement for the difference between the cost of COBRA coverage and Mr. Hess’s annual premium for one year.

(8)	Under the terms of the Linear Technology Change in Control Agreement, if the Company terminates Mr. Pietkiewicz’s employment without cause or he terminates his employment for good reason on or before March 10, 2019 (the second anniversary of Linear Technology’s change in control), then he will receive: a lump sum payment equal to 100% of his annual base salary as in effect immediately prior to his termination date; a lump sum payment equal to 100% of his bonus amount; accelerated vesting of 75% of his unvested equity awards assumed by the Company in connection with the acquisition of Linear Technology; and life, disability, dental, accident and group health insurance benefit continuation for 12 months after a termination in connection with a change in control.

Equity Award Program Description

Our equity award program is a broad-based, long-term employee retention program that is intended to attract, retain and motivate our employees, officers and directors and to align their interests with those of our shareholders. Under our 2006 Stock Incentive Plan, we may grant options to purchase shares of our common stock, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to all employees, officers, directors, consultants and advisors of ADI. All stock options have a term of ten years, and for employees, generally vest in five equal installments on each of the first, second, third, fourth and fifth anniversaries of the date of grant, subject to full or partial acceleration upon death, disability or a change in control. The 2006 Stock Incentive Plan does not permit us to grant options at exercise prices that are below the fair market value of our common stock on the date of grant. Generally, our employee time-based RSUs vest in full on the third anniversary of the grant date (or five-year graded vesting for Mr. Pietkiewicz and other legacy Linear Technology employees). Our performance-based RSUs have three year performance periods under which the number of shares of ADI common stock received following vesting, if any, will be based on ADI’s TSR performance measured against the median TSR of a comparator group of companies over the three-year period. Our RSUs are subject to full or partial acceleration upon death, disability or a change in control.

We can make equity award grants to executive officers and directors only from shareholder-approved plans after the Compensation Committee reviews and approves the grants. All members of the Compensation Committee are independent directors, as defined by the Nasdaq Rules.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of October 28, 2017 about the securities which are either already issued, or authorized for future issuance, under our 2006 Stock Incentive Plan, as well as our 2005 Plan and our 2010 Plan, which were both assumed in connection with the Linear Technology acquisition.

Equity Compensation Plan Information

	(a)		(b)		(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders	12,006,628	(1)	$52.27	(2)	12,595,602	(3)
Equity compensation plans not approved by shareholders(4)	3,021,034	(4)	$—		2,051,605

Total	15,027,662		$44.43	(2)	14,647,207

(1)	Includes 2,467,316 RSUs under our 2006 Stock Incentive Plan that were outstanding on October 28, 2017.

(2)	The weighted average exercise price of outstanding options, warrants and rights excludes RSUs, which do not have an exercise price.

(3)	Our 2006 Stock Incentive Plan, which was approved by shareholders in March 2014, allows for the issuance of 34 million shares of our common stock, plus any shares that were subject to outstanding options under our 1998 Stock Option Plan and our 2001 Broad-Based Stock Option Plan as of January 23, 2006 that are subsequently terminated or expire without being exercised. Shares not issued as a result of a net settlement, used to pay withholding tax on options or stock appreciation rights, or surrendered but not issued as new awards under a shareholder approved option exchange program are not available for use under the plan.

(4)	In connection with the acquisition of Linear Technology in March 2017, we assumed the 2005 Plan and the 2010 Plan and issued 2.8 million RSU and RSA awards, in the aggregate, in replacement of outstanding and unvested Linear Technology equity awards under such plans. The 2010 Plan allows for the future issuance of up to 2.9 million additional shares of our common stock.

Employee Service Award Program

Our Employee Service Award Program is designed to recognize and thank employees for their long-term working relationship with ADI. All regular employees other than executive officers are eligible to receive these awards in the form of shares of our common stock. Our executive officers receive these awards in cash instead of stock. We grant these awards to employees starting with the employee’s tenth anniversary of employment with us, and after the tenth anniversary, we grant the awards at the end of each subsequent five-year period of employment with us. The value of the award at the employee’s tenth anniversary with us is $1,000 and the value of the award increases by $500 at each subsequent five-year service milestone. The number of shares awarded to an eligible employee is equal to the dollar value of the award divided by the closing per share price of our common stock as reported on Nasdaq on a specified date. The shares awarded are issued under our 2006 Stock Incentive Plan. Our Board of Directors may terminate, amend or suspend the program at any time at its discretion.

Compensation Committee Interlocks and Insider Participation

During fiscal 2017, Messrs. Novich and Beyer and Drs. Frank and Su served as members of our Compensation Committee. No member of our Compensation Committee was at any time during fiscal 2017, or formerly, an officer or employee of ADI or any subsidiary of ADI. No member of our Compensation Committee had any relationship with us during fiscal 2017 requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

During fiscal 2017, none of our executive officers served as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Neil Novich, Chairman

Edward H. Frank

Lisa T. Su

PROPOSAL 3 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. To execute this responsibility, the Audit Committee engages in an annual evaluation of the independent registered public accounting firm’s qualifications, performance and independence and whether the retention of the independent public accounting firm is in the best interest of the Company and our shareholders.

Our Audit Committee has selected the firm of Ernst & Young LLP, independent registered public accounting firm, as our auditors for the 2018 fiscal year. Ernst & Young LLP, or its predecessor firms, has served as our independent registered public accounting firm continuously since 1965. Through Ernst & Young’s years of experience with ADI, Ernst & Young has gained institutional knowledge of and deep expertise regarding ADI’s global operations, accounting policies and practices, and internal control over financial reporting, which enables efficiency with the annual audit and benefits the Company. In accordance with SEC rules and Ernst & Young LLP policies, the firm’s lead engagement partner rotates every five years. Our Audit Committee and its Chairman are directly involved in the selection of Ernst & Young LLP’s lead engagement partner. The Audit Committee also has the sole authority to approve all engagement fees paid to our independent registered public accounting firm.

The Audit Committee and the Board of Directors believe that the continued retention of Ernst & Young LLP as our independent registered public accounting firm is in the best interest of the Company and our shareholders, and we are asking our shareholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the 2018 fiscal year. Although shareholder approval of the selection of Ernst & Young LLP is not required by law, our Board of Directors believes that it is advisable to give shareholders an opportunity to ratify this selection. If this proposal is not approved by our shareholders at the Annual Meeting, our Audit Committee will reconsider its selection of Ernst & Young LLP. Even if the selection is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interest of the Company and our shareholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from shareholders.

Our Board of Directors recommends that you vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the 2018 fiscal year.

OTHER MATTERS

Our Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies to vote, or otherwise act, in accordance with their judgment on such matters.

ELECTRONIC VOTING

If you own your shares of common stock of record, you may vote your shares over the Internet at www.proxyvote.com or telephonically by calling 1-800-690-6903 and by following the instructions on the Notice or proxy card. Proxies submitted over the Internet or by telephone must be received by 11:59 p.m. Eastern Time on March 13, 2018.

If the shares you own are held in “street name” by a bank, broker or other nominee, your bank, broker or other nominee will provide a voting instruction form to you with this proxy statement, which you may use to direct how your shares will be voted. You must instruct your bank, broker or other nominee how to vote with respect to the election of directors, the “say on pay” advisory vote and the approval of the Analog Devices, Inc. Amended & Restated Executive Section 162(m) Plan; your bank, broker or other nominee cannot exercise its discretion to vote on these matters on your behalf. Many banks and brokers also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or broker on your voting instruction form.

We hope that shareholders will attend the Annual Meeting. Whether or not you plan to attend, we urge you to vote your shares over the Internet or by telephone, or complete, date, sign and return the proxy card in the accompanying postage-prepaid envelope if you received a printed proxy card. A prompt response will greatly facilitate arrangements for the Annual Meeting and your cooperation will be appreciated. Shareholders who attend the Annual Meeting may vote their shares personally even though they have previously sent in their proxies.

APPENDIX A

Reconciliation from GAAP to Non-GAAP Revenue and Earnings Measures

(In thousands, except per-share amounts)

(Unaudited)

	Twelve Months Ended
	FY 17	FY 16
	Oct. 28, 2017	Oct. 29, 2016
GAAP Revenue	$5,107,503	$3,421,409
Y/Y Revenue growth %	49.3%	—%
Acquisition-Related Deferred Revenues	85,334	—

Non-GAAP Revenue	$5,192,837	$3,421,409

Y/Y Revenue growth %	51.8%	—%
GAAP Gross Margin	$3,061,596	$2,227,173
Gross Margin Percentage	59.9%	65.1%
Acquisition-Related Deferred Revenues	66,261	—
Acquisition-Related Expenses	480,438	6,849

Non-GAAP Gross Margin	$3,608,295	$2,234,022

Gross Margin Percentage	69.5%	65.3%
GAAP Operating Income/Margin	$1,055,134	$1,028,112
Percent of Revenue	20.7%	30.0%
Acquisition-Related Deferred Revenues	66,261	—
Acquisition-Related Expenses	808,497	77,404
Acquisition-Related Transaction Costs	70,401	13,519
Restructuring-Related Expenses	49,463	13,684

Non-GAAP Operating Income/Margin	$2,049,756	$1,132,719

Percent of Revenue	39.5%	33.1%

GAAP Diluted EPS	$2.07	$2.76
Impact of Loss on Extinguishment of Debt	—	0.01
Acquisition-Related Deferred Revenue	0.19	—
Acquisition-Related Expenses	2.31	0.25
Acquisition-Related Transaction Costs	0.20	0.04
Amortization of Deferred Financing Costs	0.02	0.04
Restructuring-Related Expenses	0.14	0.04
Income Tax Effect of Above Items	(0.33)	(0.06)
Impact of State Tax Valuation Release	(0.04)	—
Impact of Adjustments to Prior Period Tax Liabilities	(0.11)	—
Impact of the Reinstatement of the R&D Tax Credit	—	(0.02)
Impact of Tax Remittance for Linear Integration	0.28	—

Non-GAAP Diluted EPS(1)	$4.72	$3.07

(1)	The sum of the individual per share amounts may not equal the total due to rounding.

Non-GAAP financial measures included in this Proxy Statement are financial measures that are not in accordance with, nor an alternative to, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

Management uses non-GAAP measures internally to evaluate the Company’s operating performance from continuing operations against past periods and to budget and allocate resources in future periods. These non-GAAP measures also assist management in evaluating the Company’s core business and trends across different reporting periods on a consistent basis. Management also uses these non-GAAP measures as the primary performance measurement when communicating with analysts and investors regarding the Company’s earnings results and believes that the presentation of these non-GAAP measures is useful to investors because it provides investors with the operating results that management uses to manage the Company and enables investors and analysts to evaluate the Company’s core business.

The following items are included in our Non-GAAP revenue, non-GAAP gross margin, non-GAAP operating income, non-GAAP operating margin, and non-GAAP diluted earnings per share:

Acquisition-Related Deferred Revenue: Deferred revenue related to shipments of Linear Technology products by distributors to end customers that were received by the distributors prior to the Company’s acquisition of Linear Technology. Business combination accounting principles require the write down of deferred revenue in conjunction with the acquisition. We included these revenues in our non-GAAP measures because they relate to a specific transaction and are reflective of our ongoing financial performance.

The following items are excluded from our non-GAAP gross margin, non-GAAP operating income, non-GAAP operating margin, and non-GAAP diluted earnings per share:

Acquisition-Related Expenses: Expenses incurred as a result of current and prior period acquisitions and primarily include expenses associated with the fair value adjustments to inventory, property, plant and equipment and amortization of acquisition related intangibles, which include acquired intangibles such as purchased technology and customer relationships. Expenses also include severance payments, equity award accelerations and the fair value adjustment associated with the replacement of share-based awards related to the Linear Technology acquisition. We excluded these costs from our non-GAAP measures because they relate to specific transactions and are not reflective of our ongoing financial performance.

The following items are excluded from our non-GAAP operating income, non-GAAP operating margin, and non-GAAP diluted earnings per share:

Acquisition-Related Transaction Costs: Costs directly related to the Linear Technology acquisition, including legal, accounting and other professional fees, as well as integration-related costs. We excluded these costs from our non-GAAP measures because they relate to a specific transaction and are not reflective of our ongoing financial performance.

Restructuring-Related Expenses: These expenses are incurred in connection with facility closures, consolidation of manufacturing facilities, severance, and other cost reduction efforts. We excluded these expenses from our non-GAAP measures because apart from ongoing expense savings as a result of such items, these expenses and the related tax effects have no direct correlation to the operation of our business in the future.

The following items are excluded from our non-GAAP diluted earnings per share:

Loss on Extinguishment of Debt: In the first quarter of fiscal 2016, the Company redeemed its outstanding 3.0% senior unsecured notes due April 15, 2016. The Company recognized a net loss on debt extinguishment of approximately $3.3 million, which was comprised of a make-whole premium and the write off of unamortized debt issuance and discount costs. We excluded these costs from our non-GAAP measures because they are not reflective of our ongoing financial performance.

Amortization of Deferred Financing Costs: In the third quarter of fiscal 2016, in connection with the Linear Technology acquisition, the Company obtained bridge financing commitments and incurred financing fees which will be amortized into interest expense over the term of the bridge financing commitments. In the first quarter of fiscal 2017, the Company replaced a portion of the bridge financing commitments with proceeds from the issuance of $2.1 billion of senior unsecured notes. As a result, the Company accelerated $7.2 million of the unamortized bridge financing commitment fees into interest expense. In the fourth quarter of 2016, the Company replaced a portion of the bridge financing commitments with a 3-year and 5-year unsecured term loan facility. As a result, the Company accelerated $13.7 million of the unamortized bridge financing commitment fees into interest expense. We excluded these costs from our non-GAAP measures because they are not reflective of our ongoing financial performance.

Tax-Related Items: Tax adjustments associated with the non-GAAP items discussed above. In the fourth quarter of 2017, the Company recorded a $10 million tax expense associated with a prior period tax liability. In addition, in the third quarter of fiscal 2017, the Company released $50 million of reserves associated with a favorable ruling on its petition with the U.S. Tax Court regarding the beneficial treatment of dividends paid from foreign owned companies under The American Jobs Creation Act. Also, in the third quarter of fiscal 2017, the Company recorded $98 million of tax expense associated with the remittance of cash held outside of the United States related to the post-acquisition integration of Linear Technology. In the second quarter of 2017, the Company also recorded a discrete tax item related to the release of a state tax credit valuation allowance resulting from the Company’s acquisition of Linear Technology. Finally, in the first quarter of 2016, the Company recorded a $7.5 million tax benefit related to the reinstatement of the R&D tax credit in December 2015, retroactive to January 1, 2015. We excluded these tax-related items from our non-GAAP measures because they are not associated with the tax expense on our current operating results.

Analog Devices believes that non-GAAP measures have material limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. In addition, our non-GAAP measures may not be comparable to the non-GAAP measures reported by other companies. The Company’s use of non-GAAP measures, and the underlying methodology when excluding certain items, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, record such items in future periods. Investors should consider our non-GAAP financial measures in conjunction with the corresponding GAAP measures.

ANALOG DEVICES, INC.

P.O. BOX 9106

ATTN: INVESTOR RELATIONS DEPT.

ONE TECHNOLOGY WAY

NORWOOD, MA 02062-9106

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E35390-P00542                    KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ANALOG DEVICES, INC.

The shares represented by this proxy when properly executed will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of each of the nominees for Director and FOR Proposals 2 and 3.

The Board of Directors recommends a vote FOR each of the Director nominees.
1)	To elect the following nine nominees to our Board of Directors, each for a term expiring at the next Annual Meeting of Shareholders.

Nominees		For	Against	Abstain

1a.	Ray Stata	☐	☐	☐

1b.	Vincent Roche	☐	☐	☐

1c.	James A. Champy	☐	☐	☐

1d.	Bruce R. Evans	☐	☐	☐

1e.	Edward H. Frank	☐	☐	☐

1f.	Mark M. Little	☐	☐	☐

1g.	Neil Novich	☐	☐	☐

1h.	Kenton J. Sicchitano	☐	☐	☐

1i.	Lisa T. Su	☐	☐	☐

The Board of Directors recommends a vote FOR Proposals 2 and 3.		For	Against	Abstain

2)	To approve, by non-binding "say-on-pay" vote, the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in our proxy statement.	☐	☐	☐

3)	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the 2018 fiscal year.	☐	☐	☐

NOTE: To transact such other business as may properly come before the meeting and at any adjournments or postponement at the meeting.

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

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E35391-P00542

ANALOG DEVICES, INC.
Annual Meeting of Shareholders - March 14, 2018 9:00 AM
This Proxy is solicited on behalf of the Board of Directors

The undersigned revokes all previous proxies and hereby appoints Ray Stata, Vincent Roche and Margaret K. Seif, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of ANALOG DEVICES, INC. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, Eastern Time on March 14, 2018, at Analog Devices, Inc., 125 Summer St., Boston, MA 02110, and any adjournment, postponement, continuation or rescheduling thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment, postponement, continuation or rescheduling thereof.

Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed, dated and returned your proxy card. If you vote the shares over the Internet or by telephone, please do not return your proxy card.

Unless voting the shares over the Internet or by telephone, please fill in, date, sign and mail this proxy card promptly using the enclosed envelope.
Continued and to be signed on reverse side